           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  MAY 18, 2001
                                                      REGISTRATION NO. 333-60130


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                Amendment NO. 1

                                       TO

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             THE UNIMARK GROUP, INC.
             (Exact name of registrant as specified in its charter)

                            TEXAS                                   0532                             75-2436543
         (State or other jurisdiction of incorporation   (Primary Standard Industrial    (I.R.S. Employer Identification No.)
                       or organization)                      Classification Code)

                     EMILIO CASTILLO OLEA                                                         DAVID E. ZIEGLER
                       124 MCMAKIN ROAD                                                           124 MCMAKIN ROAD
                   BARTONVILLE, TEXAS 76226                                                    BARTONVILLE, TEXAS 76226
                       (817) 491-2992                                                              (817) 491-2992

     (Address, including zip code, and telephone number,                         (Address, including zip code, and telephone number,
including area code, registrant's principal executive offices)                        including area code, of agent for service)

                                   COPIES TO:

                               Jakes Jordaan, Esq.
                              Jordaan & Riley, PLLC
                         300 Crescent Court, Suite 1660
                               Dallas, Texas 75201
                                 (214) 756-6220

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement.


     If any of the securities being registered on this Form are to be offered on a delayed or continual basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED
                                                                   MAXIMUM           PROPOSED
                                                 AMOUNT            OFFERING           MAXIMUM            AMOUNT OF
           TITLE OF EACH CLASS                   TO BE              PRICE            AGGREGATE         REGISTRATION
      OF SECURITIES TO BE REGISTERED           REGISTERED         PER SHARE        OFFERING PRICE           FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share(2)  10,273,972 shares  $.73 per share(1)    $7,500,000(1)      $1,875(1)(4)
-------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Rights (3)                                     N/A                N/A                 N/A
-------------------------------------------------------------------------------------------------------------------


1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

2) The shares of common stock offered hereby will be sold upon the exercise of non-transferable subscription rights.

3) The Registrant will distribute at no charge to holders of its common stock one non-transferable subscription right for each 1.3567 shares of common stock held by such holder on the record date. No separate consideration will be received for the non-transferable subscription rights.


4)   Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE AND ALL CONSENTS HAVE BEEN OBTAINED FROM THE RELEVANT STATE SECURITIES COMMISSIONS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED MAY 18, 2001


PROSPECTUS

                             THE UNIMARK GROUP, INC.

                        10,273,972 SHARES OF COMMON STOCK

                                 $ .73 PER SHARE

     We are distributing, together with this prospectus, at no charge, non-transferable subscription rights to purchase shares of our common stock to persons who own our common stock as of the close of business on May 22, 2001, the record date. You will receive one (1) subscription right for every 1.3567 shares of our common stock that you own on the record date. Each subscription right will entitle you to purchase one share of our common stock at the subscription price of $ .73 per share. The shares are being offered directly by us without the services of an underwriter or selling agent.


     The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., New York City time, on June 25, 2001.


     If you timely exercise all of your subscription rights, you will be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price.


     We are undertaking this rights offering to raise proceeds from the offering, which will be used for repayment of indebtedness, capital expenditures for further development of our Lemon Project and for working capital.



     Our largest shareholder, M & M Nominee L.L.C. ("M & M Nominee"), has indicated its intention, but is under no binding obligation, to purchase up to 6,849,315 shares through the exercise of its basic subscription privilege and its over-subscription privilege. M & M Nominee reserves the right to change its intent with respect to participation in this rights offering. M & M Nominee may purchase 4,643,714 shares through the exercise of its basic subscription privilege and up to 2,205,601 shares of our common stock through the exercise of its over-subscription privilege, depending upon the number of other shareholders who exercise their basic subscription privileges and their over-subscription privileges. Accordingly, if M & M Nominee exercises its intent as described above, we expect to receive gross proceeds from the offering of at least $5,000,000 million and up to $7,500,000 million, before deducting expenses payable by us and to issue at least 6,849,315 and up to 10,273,972 shares of common stock in the offering.


     We will terminate this offering in its entirety if shareholder approval to increase our authorized shares of common stock is not obtained or if M & M Nominee does not exercise its subscription rights to purchase at least 6,849,315 shares of our common stock.

     The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange or on the Over-the-Counter Electronic Bulletin Board ("OTC Bulletin Board").


     Shares of our common stock are currently listed for quotation on the OTC Bulletin Board under the symbol "UNMG.OB". On May 15, 2001, the closing price of a share of our common stock on the OTC Bulletin Board was $ .60.


     See "Risk Factors" beginning on page 6 of this prospectus to read about factors you should consider before buying additional shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May   , 2001.

No person has been authorized by us to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by us. This prospectus does not constitute an offer or a solicitation of an offer to buy any securities other than the shares of our common stock to which it relates issuable upon exercise of the subscription rights or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any distribution of the securities offered hereby shall, under any circumstances, imply or create any implication that there have not been any changes in our affairs or in the information set forth subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----

Cautionary Note Regarding Forward-Looking Statements .....................................   ii
Questions and Answers About The Rights Offering ..........................................  iii
Summary ..................................................................................    1
Summary Consolidated Financial Data ......................................................    5
Risk Factors
        Risk Factors Related to Our Financial Condition ..................................    6
        Risk Factors Related to Our Mexican Operations ...................................    7
        General Business Risks ...........................................................    8
        Risk Factors Related to Our Common Stock .........................................   10
        Risk Factors Related to The Rights Offering ......................................   10
Use of Proceeds ..........................................................................   12
Determination of Offering Price ..........................................................   12
Dividend Policy ..........................................................................   12
Price Range of Common Stock ..............................................................   13
Capitalization ...........................................................................   14
Dilution .................................................................................   15
Selected Consolidated Financial Information ..............................................   16
Management's Discussion and Analysis of Financial Condition and Results of Operations ....   16
Business and Properties ..................................................................   23
Legal Proceedings ........................................................................   33
Directors and Executive Officers .........................................................   33
Security Ownership of Principal Shareholders, Directors, and Management ..................   38
Certain Relationships and Related Transactions ...........................................   39
Future Transactions ......................................................................   40
The Rights Offering ......................................................................   40
Description of Capital Stock .............................................................   46
Federal Income Tax Considerations ........................................................   48
Plan of Distribution .....................................................................   49
Legal Matters ............................................................................   49
Experts ..................................................................................   49
Where You Can Find More Information ......................................................   49
Index to Consolidated Financial Statements ...............................................  F-1

     UniMark has not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy our common stock after the prospectus date.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors," that could cause actual results to differ materially from those contemplated in such forward-looking statements. You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

     A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price of $ .73 per share and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership in UniMark. In addition, each right carries with it an over-subscription privilege.

What is a subscription right?

     We are distributing to you, at no charge, one (1) subscription right for every 1.3567 shares of common stock that you owned on May 22, 2001, the record date. Each subscription right entitles you to purchase one share of our common stock for $ .73. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. Each right carries with it a basic subscription privilege and an over-subscription privilege. You cannot give or sell your subscription rights to anybody else; only you can exercise them.

What is the basic subscription privilege?

     The basic subscription privilege of each subscription right entitles you to purchase one (1) share of our common stock at a subscription price of $ .73.

What is the over-subscription privilege?

     We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you exercise your rights in full, to subscribe for additional shares of our common stock at the same price. The over-subscription privilege covers shares for which rights were not exercised. If there are more shares of our common stock available than the number of over-subscription requests, all over-subscription requests will be filled in full. If there are more over-subscription requests than available shares, the available shares will be allocated pro rata among those holders exercising the over-subscription privilege based upon the number of rights exercised by them. However, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

Why are we engaging in a rights offering?


     We are proceeding with the rights offering to raise capital to allow us to reduce our indebtedness, capital expenditures for further development of our Lemon Project (see page 29 of this prospectus for a further discussion of the Lemon Project) and for working capital. We have determined to use a rights offering in order to allow our existing shareholders to participate in this offering and therefore not have their interest in UniMark be diluted by the issuance of additional equity to a third party. In addition, since no underwriting or sales commission will be paid with respect to any shares purchased in the rights offering, we have determined that a rights offering would be a low-cost method for raising additional capital. Our largest shareholder, M & M Nominee, has indicated its intention to purchase up to 6,849,315 shares through the exercise of its basic subscription privilege; and, if available, its over-subscription privilege. M & M Nominee may purchase 4,643,714 shares through the exercise of its basic subscription privilege and up to 2,205,601 shares of our common stock through the exercise of its over-subscription privileges, depending upon the number of other shareholders who exercise their basic subscription privileges and their over-subscription privileges. If no shareholders other than M & M Nominee exercise their subscription privileges, M & M Nominee's ownership interest in UniMark will increase to approximately 63.26% from approximately 45.2%.


How many shares may I purchase?

     You will receive one (1) subscription right for every 1.3567 shares of common stock that you owned on May 22, 2001, the record date. Each subscription right entitles you to purchase one share of common stock for $ .73. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed subscription certificate, you may exercise your over-subscription privilege by indicating the number of additional shares that you wish to purchase for $ .73 per share. If there are more shares of our common stock available than the number of over-subscription requests, all over-subscription requests will be filled in full. If there are more over-subscription requests than available shares, the available shares will be allocated pro rata among those holders exercising the over-subscription privilege based upon the number of rights exercised by them. However, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

How did UniMark arrive at the $ .73 per share price?

     We sought and obtained a fairness opinion from an independent financial advisor in establishing the subscription price. In determining the price at which a share of common stock may be purchased in this rights offering, a Special Committee of our Board of Directors, who did not include affiliates of M & M Nominee, considered several factors, including the independent valuation of our company's stock, the historic and current market price of the common stock, our financial condition, challenges facing our company, our history of profits and losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the liquidity of our common stock, the level of risk to our investors and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock.

What is the recommendation of the UniMark Board of Directors regarding exercising the rights?

     Although our Board of Directors has obtained an opinion from an independent financial advisor in establishing the exercise price of the rights and encourages participation by all of our shareholders, you should make your own decision whether to exercise your rights and, if so how many rights to exercise, after reading this prospectus and consulting with your own financial advisors and based upon your own assessment of your best interests.

How do I exercise my subscription rights?


     You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5 p.m., New York City time, on June 25, 2001. The address for the Subscription Agent is on page 45 of this prospectus. Your subscription certificate must be accompanied by proper payment for each share of our common stock that you wish to purchase.


     What should I do if I want to participate in the rights offering but my shares are held in the name of my broker or a custodian bank?

     If you hold shares of UniMark common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, dealer or nominee with the other rights offering materials.

How long will the rights offering last?


     You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5 p.m., New York City time, on June 25, 2001, your subscription rights will expire. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended.


After I exercise my subscription rights, can I change my mind?

     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $ .73 per share.

Is exercising my subscription rights risky?

     The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 6 of this prospectus.

What happens if I choose not to exercise my subscription rights?


     You will retain your current number of shares of common stock in UniMark even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, your relative percentage ownership of UniMark will decrease, and your relative voting rights and economic interests will be diluted. Because M & M Nominee, who owns approximately 45.2% of our common stock, has indicated its intention to exercise its basic subscription and over-subscription privileges to purchase up to 6,849,315 shares of common stock, your percentage ownership in UniMark may be reduced and your economic interest may be diluted if you do not exercise your basic subscription privileges.


Can I sell or give away my subscription rights?

     No. Subscription rights are not transferable.

Must I exercise any subscription rights?

     No.

What are the federal income tax consequences of exercising my subscription rights?

     The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.

When will I receive my new shares?

     If you purchase shares of common stock through the rights offering, you will receive shares as soon as practicable after the expiration date of this rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

Can UniMark cancel the rights offering?

     Yes. Our Board of Directors may cancel the rights offering at any time before 5:00 p.m., New York City time, on the expiration date of this rights offering for any reason. If we cancel the rights offering, any money received from shareholders will be refunded promptly, without interest.

How much money will UniMark receive from the rights offering?

     Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all 10,273,972 shares, which may be purchased upon exercise of the subscription rights offered by this prospectus, then we will receive proceeds of $7.5 million, before deducting expenses payable by us, estimated to be $200,000. Since M & M Nominee, who currently owns approximately 45.2% of our outstanding common stock, has indicated its intention to purchase up to 6,849,315 shares through exercise of its basic subscription privileges and over-subscription privileges, we expect to receive gross proceeds of at least $5.0 million from this offering.

Are there conditions to our acceptance of rights that are exercised?


     Yes. We are presently seeking shareholder approval to increase our authorized shares of common stock from 20,000,000 to 40,000,000 and approve this rights offering. We will terminate this offering in its entirety if shareholder approval is not obtained. Also, we will terminate this offering in its entirety if M & M Nominee does not exercise its subscription rights to purchase at least 6,849,315 shares of common stock.

How will we use the proceeds from this offering?

     We will use the net proceeds to repay indebtedness, capital expenditures for further development of our Lemon Project and working capital. See "Use of Proceeds" on page 12 of this prospectus.

How many shares of common stock will be outstanding after the rights offering?


     The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. Since we expect to issue at least 6,849,315 shares offered by this prospectus at a minimum, we expect to have 20,787,641 shares of common stock outstanding immediately after the rights offering. If we sell all 10,273,972 shares, which may be purchased upon exercise of the rights offered by this prospectus, we would have 24,212,298 shares outstanding immediately after the rights offering.


What forms and payment are required to purchase shares?

     You received along with this prospectus a rights exercise agreement and instructions on how to purchase shares. You must properly fill out, execute and deliver the Subscription Certificate along with full payment to Computershare Trust Company of New York, the Subscription Agent, before the expiration date. You may also use an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the rights exercise agreement if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guarantee that the rights exercise agreement will be timely delivered. See "The Rights Offering - Guaranteed Delivery Procedures" on page 43 of this prospectus for further information regarding this procedure.

What should I do if I have more questions or need additional copies of the offering documents?

     If you need additional copies of the offering documents, or have any questions or need assistance concerning how to exercise your rights please call or write UniMark's Chief Financial Officer at:

                       The UniMark Group, Inc.
                       Attn: David E. Ziegler, Chief Financial Officer 124 McMakin Road
                       Bartonville, Texas 76226-8400
                       Telephone: (817) 491-2992
                       Facsimile: (817) 491-1272

     For a more complete description of the rights offering, see "The Rights Offering" beginning on page 40 of this prospectus. You will not pay any fees for your questions or requests.

If I decide to exercise my subscription rights, where should I deliver my executed documents and payment?

     For delivery of documents and payments to the Subscription Agent, send to:

By Mail:               Computershare Trust Company of New York
                       Wall Street Station
                       P.O. Box 1010
                       New York, NY 10268-1010

By Hand or Overnight
Delivery:              Computershare Trust Company of New York
                       Wall Street Plaza
                       88 Pine Street, 19th Floor
                       New York, NY 10005

     Payment should be by certified check or bank draft (cashier's check) drawn on a U.S. bank or money order, payable to Computershare Trust Company of New York, as Subscription Agent.

                                     SUMMARY

     This summary highlights certain information from this document and may not contain all of the information that is important to you. To understand the rights offering more fully and for a more complete description of the legal terms of the rights offering, you should read carefully this entire document and the Exhibits hereto, including the "Risk Factors" section. This summary does not contain a complete statement of all material information relating to the matters discussed in this document. For convenience, references in this prospectus to "we," "us," or "UniMark" mean The UniMark Group, Inc. and its consolidated subsidiaries unless we indicate otherwise or the context otherwise requires.

OUR COMPANY

     Our company, The UniMark Group, Inc., a Texas corporation, is a vertically integrated citrus and tropical fruit growing and processing company with substantially all of its operations in Mexico. We operate and compete in two distinct business segments: packaged fruit and juice and oil.

     Within the packaged fruit segment, we focus on niche citrus and tropical fruit products including chilled, frozen and canned cut fruits and other specialty food ingredients. The packaged fruit segment processes and packages our products at four plants in Mexico. Our Mexican plants are strategically located in major fruit growing regions. We also utilize independent food brokers to sell our food service and industrial products in the United States. Sales to our Japanese consumers are facilitated through Japanese trading companies.

     Within the juice and oil segment, we have our juice division and our agricultural development products division. Through one of our Mexican subsidiaries, we are a major Mexican producer of citrus concentrate, oils and juices. We produce and export citrus concentrates, oils and juices. While our primary product is frozen concentrate orange juice, we also produce single strength orange juice and grapefruit, tangerine, Persian lime and lemon juice products. The juice division currently operates two juice concentrate plants strategically located in the citrus growing region of Mexico, close to the United States and the Mexican ports of Tampico and Veracruz. Our plant locations offer cost-effective transportation and distribution particularly to the central and southwestern markets of the United States. Collectively, the two plants have the capacity to process 800 metric tons of fruit per day, with 15 juice extractors and approximately 89,000 square feet of plant space. Our citrus concentrates and single strength citrus juices are sold directly to juice importers and distributors in North America, Europe and the Pacific Rim. In addition, we are developing, pursuant to a long-term supply contract with an affiliate of The Coca-Cola Company, 8,650 acres of lemon groves. The planting program began in November 1996 and harvesting of the first crops commenced in late 2000 with commercial production scheduled for 2004. Presently, we have acquired substantially all of the land for the project and have planted approximately 6,000 acres.

     Our principal executive offices are located at:

          UniMark House
          124 McMakin Road
          Bartonville, Texas 76226

          Our telephone number is (817) 491-2992

     The UniMark Group, Inc. was organized in 1992 to combine the packaged fruit operations of a Mexican citrus and tropical fruit processor, which commenced operations in 1974, with UniMark Foods, a company that marketed and distributed products in the United States. On August 31, 2000, we sold to Del Monte Foods Company ("Del Monte") all of our interests in our worldwide rights to the Sunfresh(R), Fruits of Four Seasons(R) and Flavor Fresh(TM) brands ("Brands"), our McAllen Texas distribution facility, including certain inventory associated with our retail and wholesale club business, and other property and equipment. Separately, we entered into a long-term supply agreement with Del Monte under which we have been contracted to produce chilled and canned citrus products for Del Monte's retail and wholesale club markets. Under the terms of the agreement, Del Monte has agreed to purchase minimum quantities of our citrus products at agreed upon prices for sale in the United States. We retained the rights to our food service, industrial and Japanese business. Also, we were granted by Del Monte a long-term license for the rights to the Brands for specific areas, including Europe, Asia, the Pacific Rim and Mexico.

THE RIGHTS OFFERING


The Rights ..............................   UniMark will distribute to holders of its common stock as of the close of business on May 22, 2001, the record date, at no charge, one non-transferable subscription right for every 1.3567 shares of UniMark common stock owned by such shareholder. Each right entitles you to purchase one share of common stock for $ .73 per share. The aggregate number of rights distributed to each shareholder will be rounded down to the nearest whole number because fractional rights will not be issued. The rights will be evidenced by a non-transferable rights certificate.

Basic Subscription Privileges: ..........   Each right will entitle the holder to purchase one share of our common stock for $ .73, the per share subscription price.

Over-Subscription Privilege: ............   Each holder who elects to exercise his or her rights in full may also subscribe for additional shares at the same subscription price per share. The number of additional shares available for the
                                            over-subscription privilege will depend on how many holders exercise their rights. If there are not enough of our shares available to fully satisfy all of the over-subscription privilege requests, the available shares will be distributed pro rata among rights holders who exercised their over-subscription privilege based on the number of rights exercised by them. In the event you choose to exercise the over-subscription privilege but receive a prorated amount, you will receive a refund for the subscription price of any shares you do not receive promptly after the expiration of the rights offering.

Shareholders Receiving Rights............   Only shareholders who hold shares of our common stock on the record date will receive rights.

Record Date..............................   May 22, 2001

Expiration Date and Time.................   The rights expire at 5:00 p.m., New York City time, on June 25, 2001, unless properly exercised before that time. We may extend the expiration date upon notice to the exercise agent to a date not later than July 16, 2001. If you do not exercise your rights before the expiration date, as it may be extended, your rights will be void and you will not be able to exercise your rights in the future.

Use of Proceeds..........................   We will use the net proceeds for repayment of indebtedness, capital expenditures for further development of our Lemon Project and for working capital.

Recommendation to Rights Holders........    Although our Board of Directors has obtained a fairness opinion from an independent financial advisor in establishing the exercise price of the rights and encourages participation by all of our shareholders, you should make your own decision whether to exercise your rights and, if so how many rights to exercise, after reading this prospectus and consulting with your own financial advisors and based upon your own assessment of your best interests.

Non-Transferability of Rights...........    The rights are non-transferable. Only you may exercise your rights. We do not intend to list the rights on the OTC Bulletin Board or any other exchange.

No Revocation...........................    If you exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.

Conditions..............................    We are presently seeking shareholder approval to increase our authorized shares of common stock from 20,000,000 to 40,000,000 and approve this rights offering. We will terminate this offering in its entirety if shareholder approval is not obtained. Also, we will terminate this offering in it entirety if M & M Nominee does not exercise its subscription rights to purchase at least 6,849,315 shares of our common stock.

Subscription Agent .....................    Computershare Trust Company of New York

Procedure for Exercising Rights ........    To exercise rights, you must complete the Subscription Certificate and deliver it to Computershare Trust Company of New York with full payment for the stock you elect to purchase. Computershare Trust
                                            Company of New York must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If you use regular mail for this purpose, we recommend using insured, registered mail. You may use an alternative "Guaranteed Delivery Procedure" if you are unable to deliver the rights exercise agreement before the expiration date.
                                            There are, however, certain requirements of this procedure. Please see
                                            "The Rights Offering - under Guaranteed Delivery Procedures" on page
                                            43 of this prospectus for further information regarding this procedure.

Payment Adjustments ....................    If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the forms you return, Computershare Trust Company of New
                                            York will apply the payment received to exercise rights to the extent of the payment. If your payment exceeds the purchase price for the full exercise of rights, Computershare Trust Company of New York will refund that excess as soon as practicable. We will not pay any interest on any payments received in this offering.

Nominee Accounts .......................    If you wish to purchase shares in this offering and your common stock is held by a securities broker, bank, trust company or other nominee, you should promptly contact those record holders and request that they exercise rights on your behalf. You may also contact the nominee and request that the nominee send a separate Subscription Certificate to you.

                                            If you are a record holder who wishes an institution such as a broker or bank to exercise your rights for you, you should contact that institution promptly to arrange that method of exercise.

                                            You are responsible for the payment of any fees that brokers or other persons holding your common stock or preferred stock may charge.

Exercise by Foreign and Other
Shareholders............................    Computershare Trust Company of New York will hold rights exercise agreements for holders of our common stock having addresses outside the United States. In order to exercise rights, these holders must notify Computershare Trust

                                            Company of New York and timely follow the other procedures discussed in this prospectus on or before the expiration date.

Federal Income Tax Consequences .........   For United States federal income tax purposes, we believe that holders of our common stock will not recognize taxable income upon the receipt or exercise of the rights. If you sell the stock you acquire upon the exercise of your rights, you will recognize taxable income equal to the excess of the amount realized over your basis in the stock. You should consult your own tax advisor concerning the tax consequences of this offering under your own tax situation. For further information on tax consequences, please see "The Rights Offering - under Federal
                                            Income Tax Considerations" beginning on page 48 of this prospectus.

Stock Certificates.......................   We will deliver stock certificates representing shares of our common stock to those who purchase shares by exercising rights as soon as practicable after the expiration date.

Amendment, Extension and Termination ....   We will hold open our rights offering until the expiration date. We may extend the expiration date. We may amend, withdraw or terminate our rights offering at our discretion.

Risk Factors.............................   You should carefully consider the information set forth under "Risk
                                            Factors" beginning on page 6 of this prospectus and all of the information in this prospectus before deciding to exercise your rights.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                  (In thousands, except for per share amounts)


     The following table sets forth, for the periods and at the dates indicated, our selected consolidated financial data. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.


                                                                                                             THREE MONTHS ENDED
                                                                                                             ------------------
                                                                     YEARS ENDED DECEMBER 31,                     MARCH 31,
                                                     ------------------------------------------------------  ------------------
                                                      1996(1)     1997        1998       1999        2000       2000     2001
                                                     --------   --------    --------   --------    --------  ------------------
                                                                                                                 (unaudited)
STATEMENT OF OPERATIONS DATA
AND OTHER DATA:
   Net sales ....................................    $ 53,602   $ 65,427    $ 72,311   $ 66,223    $ 45,191   $14,457   $10,338
   Gross profit .................................      13,669     13,404      16,148      7,630       1,038     3,688       760
   Income (loss) from operations ................       1,295     (5,605)      1,758     (9,167)    (12,330)      680      (562)
   Operating results of certain operations
   Disposed of during 1999 (2):
      Operating income (loss) ...................        (510)      (479)        122       (127)         --        --        --
      Loss on disposal of operations ............          --         --          --     (1,517)         --        --        --
   Extraordinary gain ...........................         330        139          --         --          --        --        --
   Net income (loss) ............................         543     (9,680)     (2,965)   (12,996)    (11,363)       15    (1,283)
   Basic and diluted earnings (loss) per share:
      Income (loss) before extraordinary gain ...    $   0.03   $  (1.15)   $  (0.29)  $  (0.97)   $  (0.82)  $  0.00   $ (0.09)
      Extraordinary gain ........................        0.04       0.02          --         --          --        --        --
                                                     --------   --------    --------   --------    --------   --------  --------
      Net income (loss) .........................    $   0.07   $  (1.13)   $  (0.29)  $  (0.97)   $  (0.82)  $  0.00   $ (0.09)
                                                     ========   ========    ========   ========    ========   ========  ========



                                                                                                 AS OF MARCH 31, 2001
                                                                                                              AS ADJUSTED
                                                                                                         -----------------------
                                                                                            ACTUAL       MINIMUM        MAXIMUM
                                                                                           --------      --------      ---------
                                                                                                           (3)            (4)
BALANCE SHEET DATA (unaudited):
   Working capital (deficit) ...........................................................   $(10,647)     $ (7,747)    $  (5,247)
   Total assets ........................................................................     61,288        68,002        70,502
   Long-term debt ......................................................................      4,996         4,996         4,996
   Shareholders' equity ................................................................     28,045        32,845        35,345
   Net tangible book value per share ...................................................       1.81          1.44          1.34


----------

(1) Included are the results of operations of GISE and Simply Fresh since April 1, 1996, and Deli-Bon since January 3, 1996, the effective dates of these acquisitions.

(2) Included are the operating results of Simply Fresh and Deli-Bon, which were disposed of during 1999, which is fully discussed in Note 3 to the consolidated financial statements.

(3) Adjusted to reflect the minimum sale of 6,849,315 shares of common stock at the rights offering price of $ .73 and the application of the estimated net proceeds of $4.8 million.

(4) Adjusted to reflect the maximum sale of 10,273,972 shares of common stock at the rights offering price of $ .73 per share and the application of the estimated net proceeds of $7.3 million.

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

                    RISKS RELATING TO OUR FINANCIAL CONDITION

WE ARE EXPERIENCING LIQUIDITY PROBLEMS AND MAY HAVE INDICATIONS OF "GOING CONCERN" CONDITIONS.

     Our audited consolidated financial statements include a "going concern" explanatory paragraph (see Note 2 to our consolidated financial statements), which discuss certain conditions that could impact our ability to continue operations under the current business conditions given our recurring losses, negative cash flows and substantial difficulties in meeting our obligations. We cannot be sure that our cash and cash equivalents on hand and our cash availability will be sufficient to meet our anticipated working capital needs and capital expenditures.

     We have begun to address the "going concern" issue and the underlying liquidity problem through the Del Monte transaction and a fundamental change in our business strategy. To finance current and future expenditures, we are engaging in this rights offering. Also, we may have to issue additional equity securities and will need to incur additional debt or refinance existing debt. We may not be able to obtain additional required capital on satisfactory terms, if at all.

WE MAY CONTINUE TO SUSTAIN LOSSES AND ACCUMULATED DEFICITS IN THE FUTURE.


     We have sustained net losses over the last four fiscal years and in the first three months of 2001. As of March 31, 2001 our accumulated deficit was $35.9 million. Our ability to achieve profitability in the future will depend on many factors, including our ability to produce and market commercially acceptable products into foreign countries while reducing operating costs. Because we were not profitable in the last four years there can be no assurance that we will achieve a profitable level of operations in fiscal 2001 or, if profitability is achieved that it can be sustained.


WE ARE DEPENDENT UPON A LIMITED NUMBER OF CUSTOMERS.

     We have a limited number of customers. On August 31, 2000, we sold of our Sunfresh(R) brand to Del Monte and then entered into a long-term supply agreement to supply a minimum quantity of chilled and canned citrus products for distribution by Del Monte under the Sunfresh(R) brand into the United States retail and wholesale club markets. As such, more than half of our foreseeable future net sales will be dependent on Del Monte. We believe that our future success depends upon the future operating results of Del Monte with respect to the Sunfresh(R) brand and in their ability to broaden the customer base of the Sunfresh(R) brand products. Although the long-term supply agreement requires Del Monte to purchase minimum quantities of product, there can be no assurances that Del Monte will not reduce, delay or eliminate purchases from us, which could have a material adverse affect on our results of operations and financial condition. In addition, Del Monte has significant leverage and could attempt to change the terms, including pricing and volume, upon which we and Del Monte do business, thereby adversely affecting our results of operations and financial condition.

WE ARE SUBJECT TO COMMODITY PRICE RISKS.

     We are subject to market price fluctuations for processed citrus juice. The world market price of frozen concentrate orange juice ("FCOJ") is established by the FCOJ futures market which is very sensitive to the projected annual size of crop harvest and weather conditions, primarily in Florida and Brazil. The Mexican crop size has very little influence, if any, on the quoted FCOJ future prices. We do not use the FCOJ futures market to hedge fruit and FCOJ inventory to reduce price risk. As a result, our selling prices for FCOJ are generally determined by reference to the commodity futures market price, over which we have no control. If the FCOJ futures market prices continue to remain at current depressed levels, our operations and financial condition could be materially adversely affected.

WE ARE SUBJECT TO RISKS ASSOCIATED IN IMPLEMENTATION OF OUR BUSINESS
STRATEGY.

     We are subject to our ability to implement our business strategy and improve our operating results, which will depend in part on our ability to realize significant cost savings associated with our supply agreement with Del Monte through operating efficiencies, achieve additional sales penetration for products sold into foreign markets and develop new products in our juice and oil business segment. No assurance can be given that we will be able to achieve such goals or that, in implementing cost saving measures, it will not impair our ability to respond rapidly or efficiently to changes in the competitive environment. In such circumstances, our results of operations and financial condition could be materially adversely affected.

ADDITIONAL FINANCING MAY BE REQUIRED TO ACHIEVE OUR GROWTH.

     If we do not achieve or maintain significant revenues or profitability or have not accurately predicted our cash needs, or if we decide to change our business plans, we may need to raise additional funds in the future. There can be no assurance that we will be able to raise additional funds on favorable terms or at all, or that such funds, if raised, will be sufficient to permit us to manufacture and distribute our products. If we raise additional funds by issuing equity securities, shareholders may experience dilution in their ownership interest. If we raise additional funds by issuing debt securities, we may incur significant interest expense and become subject to covenants that could limit our ability to operate and fund our business. If additional funds are not available when required, we may be unable to effectively realize our current plans.

                    RISKS RELATING TO OUR MEXICAN OPERATIONS

WE ARE SUBJECT TO THE RISK OF FLUCTUATING FOREIGN CURRENCY EXCHANGE RATES AND INFLATION.

     We are subject to market risk associated with adverse changes in foreign currency exchange rates and inflation in our operations in Mexico. Our consolidated results of operations are affected by changes in the valuation of the Mexican peso to the extent that our Mexican subsidiaries have peso denominated net monetary assets or net monetary liabilities. In periods where the peso has been devalued in relation to the U.S. dollar, a gain will be recognized to the extent there are peso denominated net monetary liabilities while a loss will be recognized to the extent there are peso denominated net monetary assets. In periods where the peso has gained value, the converse would be recognized. Our consolidated results of operations are also subject to fluctuations in the value of the peso as they affect the translation to U.S. dollars of Mexican subsidiaries net deferred tax assets or net deferred tax liabilities. Since these assets and liabilities are peso denominated, a falling peso results in a translation loss to the extent there are net deferred tax assets or a translation gain to the extent there are net deferred tax liabilities. Pricing associated with the long-term supply agreement entered into with Del Monte is in U.S. dollars. Our exposure to foreign currency exchange rate risk is difficult to estimate due to factors such as balance sheet accounts, and the existing economic uncertainty and future economic conditions in the international marketplace.

     Significant fluctuations in the exchange rate of the Mexican peso compared to the U.S. dollar, as well as the Mexican inflation rate, could significantly impact our ability to fulfill our contractual obligations under the Del Monte supply agreement in a profitable manner, which could result in a material adverse effect upon results of operations and financial conditions.

WE ARE DEPENDENT UPON FRUIT GROWING CONDITIONS, ACCESS TO WATER AND AVAILABILITY AND PRICE OF FRESH FRUIT.

     We grow oranges, grapefruit and pineapples used in our packaged fruit operations and grow Italian lemons pursuant to the terms of a long-term supply agreement (the "Lemon Project") with an affiliate of Coca-Cola. Severe weather conditions, lack of water and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, may affect the supply of one or more of our products and could significantly impact the development of the Lemon Project. A substantial amount of our growing operations are irrigated and a lack of water has not had a material adverse effect on our growing operations for many years. There can be no assurances that future weather conditions and lack of irrigation water will not have a material adverse effect on results of operations and financial conditions. In addition, we also source a substantial amount of our raw materials from third-party suppliers throughout various growing regions in Mexico and Texas. A crop reduction or failure in any of these fruit growing regions resulting from factors such as weather, pestilence, disease or other natural disasters, could increase the cost of our raw materials or otherwise adversely affect our operations. Competitors may be affected differently depending upon their ability to obtain adequate supplies from sources in other geographic areas. If we are unable to pass along the increased raw material costs, the financial condition and results of operations could be materially adversely affected.

LABOR SHORTAGES AND UNION ACTIVITY CAN AFFECT OUR ABILITY TO HIRE AND WE ARE DEPENDENT ON THE MEXICAN LABOR MARKET.

     We are heavily dependent upon the availability of a large labor force to produce our products. The turnover rate among the labor force is high due to the strenuous work, long hours and relatively low pay. If it becomes necessary to pay more to attract labor to farm work, our labor costs will increase.

     The Mexican agricultural work force, whether seasonal or permanent, are generally affiliated with labor unions which are generally affiliated with a national confederation. If the unions attempt to disrupt production and are successful on a large scale, labor costs will likely increase and work stoppages may be encountered, which could be particularly damaging in our industry where the harvesting season for citrus crops occur at peak times and getting the fruit processed and packed on a timely basis is critical.

WE ARE SUBJECT TO STATUTORY EMPLOYEE PROFIT SHARING IN MEXICO.

     All Mexican companies are required to pay their employees, in addition to their agreed compensation benefits, profit sharing in an aggregate amount equal to 10% of net income, calculated for employee profit sharing purposes, of the individual corporation employing such employees. All of our Mexican employees are employed by our Mexican subsidiaries, each of which pays profit sharing in accordance with its respective net income for profit sharing purposes. Statutory employee profit sharing expense is reflected in our cost of goods sold and selling, general and administrative expenses, depending upon the function of the employees to whom profit sharing payments are made. Our net income on a consolidated basis as shown in the consolidated financial statements is not a meaningful indication of net income of our subsidiaries for profit sharing purposes or of the amount of employee profit sharing.

WE ARE SUBJECT TO VOLATILE INTEREST RATES IN MEXICO, WHICH COULD INCREASE OUR CAPITAL COSTS.

     We are subject to volatile interest rates in Mexico. Historically, interest rates in Mexico have been volatile, particularly in times of economic unrest and uncertainty. High interest rates restrict the availability and raise the cost of capital for our Mexican subsidiaries and for growers and other Mexican parties with whom we do business, both for borrowings denominated in pesos and for borrowings denominated in dollars. Costs of operations for our Mexican subsidiaries could be higher as a result.

TRADE DISPUTES BETWEEN THE UNITED STATES, MEXICO AND EUROPE CAN RESULT IN TARIFFS, QUOTAS AND BANS ON IMPORTS, INCLUDING OUR PRODUCTS, WHICH CAN IMPAIR OUR FINANCIAL CONDITION.

     We are subject to trade agreements between Mexico, the United States and Europe. Despite the enactment of the North American Free Trade Agreement, Mexico and the United States from time to time are involved in trade disputes. The United States has, on occasion, imposed tariffs, quotas, and importation limitations on products produced in Mexico. Because all of our products are currently produced by our subsidiaries in Mexico, which we sell in the United States and Europe, such actions, if taken, could adversely affect our business.

WE ARE SUBJECT TO GOVERNMENTAL LAWS THAT RELATE TO OWNERSHIP OF RURAL LANDS IN MEXICO.

     We own or lease, on a long-term basis, approximately 7,500 acres of rural land in Mexico, which is used for production of the Lemon Project. Historically, the ownership of rural land in Mexico has been subject to governmental regulations, which in some cases could lead to the owner being unable to sell his land to companies putting together significant land concentrations. Although we have not experienced any major legal disputes in obtaining the land for the Lemon Project, there can be no assurance that we will be able to obtain large blocks of land for future growing projects without incurring government resistance.

                             GENERAL BUSINESS RISKS

WE MAY BE SUBJECT TO PRODUCT LIABILITY AND PRODUCT RECALL.

     We produce a consumer product that is subject to product recall. The testing, marketing, distribution and sale of food and beverage products entail an inherent risk of product liability and product recall. There can be no assurance that product liability claims will not be asserted against us or that we will not be obligated to recall our products. Although we maintain product liability insurance coverage in the amount of $11,000,000 per occurrence, there can be no assurance that this level of coverage is adequate. A product recall or a partially or completely uninsured judgment against us could have a material adverse effect on results of operations and financial condition.

WE ARE SUBJECT TO GOVERNMENTAL AND ENVIRONMENTAL REGULATIONS.

     We are subject to numerous domestic and foreign governmental and environmental laws and regulations as a result of our agricultural, food and juice processing activities.

     The Food and Drug Administration ("FDA"), the United States Department of Agriculture ("USDA"), the Environmental Protection Agency, and other federal and state regulatory agencies in the United States extensively regulate our activities in the United States. The manufacturing, processing, packing, storage, distribution and labeling of food and juice products are subject to extensive regulations enforced by, among others, the FDA and to inspection by the USDA and other federal, state, local agencies. Applicable statutes and regulations governing food products include "standards of identity" for the content of specific types of foods, nutritional labeling and serving size requirements and under "Good Manufacturing Practices" with respect to production processes. We believe that our products satisfy, and any new products will satisfy, all applicable regulations and that all of the ingredients used in our products are "Generally Recognized as Safe" by the FDA for the intended purposes for which they will be used. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on results of operations and financial condition.

     The Secretaria de Agricultura, Ganaderia y Desarrollo Rural, the Secretaria de Salud, and other federal and state regulatory agencies in Mexico extensively regulate our Mexican operations. Many of these laws and regulations are becoming increasingly stringent and compliance with them is becoming increasingly expensive. On a daily basis, we test our products in our internal laboratories and, periodically, submit samples of our products to independent laboratories for analysis. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on results of operations and financial condition. Although we believe that our facilities are currently in compliance with all applicable environmental laws, failure to comply with any such laws could have a material adverse effect on results of operations and financial condition.

WE ARE DEPENDENT UPON OUR MANAGEMENT TEAM.

     We rely on the business, technical expertise and experience of our senior management and certain other key employees. The loss of the services of any of these individuals could have a material adverse effect on results of operations and financial condition. We believe that our future success is also dependent upon our ability to continue to attract and retain qualified personnel in all areas of our business. No senior members of our Mexican operations are bound by non-compete agreements, and if such members were to depart and subsequently compete with us, such competition could have a material adverse effect on results of operations and financial condition.

WE HAVE A SEASONAL BUSINESS.

     We are a seasonal business and, as with any agribusiness, demand for our citrus and tropical fruit products is strongest during the fall, winter and spring when many seasonal fresh products are not readily available for sale in supermarkets in North America. In addition, a substantial portion of our exports to Japan are processed and shipped during the first and fourth quarter each year. Management believes our quarterly net sales will continue to be impacted by this pattern of seasonality.

WE FACE STRONG COMPETITION.

     We operate in a highly competitive market. The food industry, including each of the markets in which we compete, is highly competitive with respect to price and quality, including taste, texture, healthfulness and nutritional value. We face direct competition from citrus processors with respect to our existing product lines and face potential competition from numerous, well established competitors possessing substantially greater financial, marketing, personnel and other resources than we do. Our fruit juice products compete broadly with all beverages available to consumers. In addition, the food industry is characterized by frequent introduction of new products, accompanied by substantial promotional campaigns. In recent years, numerous companies have introduced products positioned to capitalize on growing consumer preference for fresh fruit products. It can be expected that we will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. Additionally, the level of price competition in the frozen concentrate orange juice ("FCOJ") industry is primarily driven by the United States and Brazil. These two countries dominate the world production of FCOJ by annual harvesting large quantities of oranges specifically for the juice processing industry. In other countries, such as Mexico and Spain, the fruit processing industry is a residual market. This implies that while prices for fresh fruit in both the United States and Brazil are driven by the FCOJ industry and the size of the annual crops, in Mexico the prices for FCOJ are driven by the fresh fruit market prices.

WE ARE SUBJECT TO INTEREST RATE CHANGES.


     Our interest expense is most sensitive to changes in the general level of U.S. interest rates, Mexican interest rates and London Interbank Offered Rates ("LIBOR"). In this regard, changes in these interest rates affect the interest paid on our debt. At March 31, 2001, U.S. dollar denominated long-term debt amounted to $4.6 million as compared to Mexican peso denominated long-term debt of $5.6 million.

                       RISKS RELATING TO OUR COMMON STOCK

THE RECENT DELISTING FROM THE NASDAQ NATIONAL MARKET MAY REDUCE THE LIQUIDITY AND MARKETABILITY OF OUR STOCK AND MAY DEPRESS THE MARKET PRICE OF OUR STOCK.

     On March 15, 2001, Nasdaq delisted our common stock from The Nasdaq National Market and moved our stock to the Over-the Counter Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "UNMG.OB". Although our securities are included on the OTC Bulletin Board, there can be no assurance that a regular trading market for the securities will be sustained in the future. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain. The reduced liquidity of our stock and the reduced public access to quotations for our stock could depress the market price of our stock.

"PENNY STOCK" REGULATIONS MAY IMPOSE RESTRICTIONS ON MARKETABILITY OF OUR STOCK.

     The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our securities that are currently included on the OTC Bulletin Board are trading at less than $5.00 per share at any time, our stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally include investors that have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or, together with the investor's spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of stockholders to sell our securities in the secondary market.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE.

     The price of our common stock has been particularly volatile and will likely continue to fluctuate in the future. Announcements of chronological innovations, regulatory matters or new commercial products by us or our competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential product results relating to products under development by us or our competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of pharmaceutical or dietary supplement products, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of our common stock. In addition, from time to time, the stock market experiences significant price and volume fluctuations that may be unrelated to the operating performance of particular companies or industries. The market price of our common stock, like the stock prices of many publicly traded smaller companies, has been and may continue to be highly volatile.

WE HAVE NEVER PAID A DIVIDEND.

     We have never paid cash dividends on our common stock or any other securities. We anticipate that we will retain any future earnings for use in the expansion and operation of our business, and do not anticipate paying cash dividends in the foreseeable future. Additionally, the terms of our debt agreements limit the ability to pay dividends to holders of our common stock.

                      RISKS RELATED TO THE RIGHTS OFFERING

IF YOU DO NOT EXERCISE ALL OF YOUR SUBSCRIPTION RIGHTS, YOU MAY SUFFER SIGNIFICANT DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

     This rights offering is designed to enable UniMark to raise capital while allowing all shareholders on the record date to maintain their relative proportionate voting and economic interests. Our largest shareholder, M & M Nominee has indicated that it intends to exercise its basic subscription privileges and over-subscription privileges to purchase 6,849,315 shares of common stock. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted. If no shareholders other than M & M Nominee exercise their basic subscription privileges, M & M Nominee's ownership interest in UniMark will increase to approximately 63.26% from approximately 45.2% and the ownership interest of the remaining shareholders, who currently own in the aggregate 54.8% of our common stock, will decrease to approximately 36.74%.

WE HAVE A SIGNIFICANT SHAREHOLDER THAT CAN OBTAIN COMPLETE CONTROL OF OUR MANAGEMENT AND OPERATIONS.

     We have a significant shareholder, M & M Nominee, that owns approximately 45.2% of our outstanding common stock. By virtue of such ownership, M & M Nominee is able to have significant influence over the election of members of the Board of Directors and over the affairs and direction of operations. If no shareholders other than M & M Nominee exercise their subscription privileges, M & M Nominee's ownership interest in UniMark will increase to approximately 63.26% from 45.2%. As such, M & M Nominee could become our majority shareholder and would have the requisite voting power to significantly affect virtually all decisions made by us and our shareholders, including the power to elect all of our directors and to block corporate actions such as amendments to our articles of incorporation.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE SUBSCRIPTION RIGHTS EXPIRE.

     We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE
EXERCISE.

     Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

                                 USE OF PROCEEDS

     Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all 10,273,972 shares (maximum) which may be purchased upon exercise of the rights offered by this prospectus, we will then receive proceeds of $7.5 million, before deducting expenses payable by us, estimated to be $200,000. Since M & M Nominee who currently owns approximately 45.2% of our outstanding shares of common stock, has indicated its intention to exercise its basic subscription privileges and over-subscription privileges to purchase 6,849,315 shares of common stock, we expect to receive proceeds of at least $5.0 million from the rights offering, before deducting expenses, estimated to be $200,000.

     The approximate sources and uses of funds in connection with the minimum and maximum proceeds from the offering are presented in the table below (in thousands):

                                                        MINIMUM        MAXIMUM
                                                        -------        -------

Repayment of short-term indebtedness...............     $1,900(1)      $1,900(1)
Lemon Project Development .........................      2,500          2,500
Working capital and general corporate purposes.....        400          2,900
Offering expenses .................................        200            200
                                                        ------         ------
         Total uses ...............................     $5,000         $7,500
                                                        ======         ======

----------

(1) On February 15, 2001 we received $1.8 million of cash under the terms of a short-term promissory note with M & M Nominee, our largest shareholder. The principal and accrued interest on this note is be due and payable on the earlier of (a) July 31, 2001 or (b) the sale by UniMark of equity securities with net proceeds to UniMark in amount equal to $1.8 million. Borrowings under this note bear interest at 12% per annum. We will use the proceeds from the rights offering to pay all amounts due under this note, including accrued interest of approximately $100,000.

                       DETERMINATION OF SUBSCRIPTION PRICE

     The rights sale price of $ .73 was determined by a Special Committee of our Board of Directors based upon the advice of the independent financial advisory firm of ComStock Valuation Advisors, which has issued a fairness opinion supporting the fairness of the sales price. In addition, our Board of Directors considered the following factors including the independent valuation of our Company's stock, the historic and current market price of the common stock, our financial condition, challenges facing our Company, our history of profits and losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. On May 11, 2001, the last reported sales price of our common stock on the OTC Bulletin Board was $ .60 per share. We do not intend to list the rights on the OTC Bulletin Board or any other exchange.

                                 DIVIDEND POLICY

     We have not paid cash dividends on our common stock since our formation and do not anticipate paying cash dividends in the foreseeable future, since we intend to retain any future earnings to finance the expansion and continuing development of our business. In addition, our debt instruments with Cooperative Centrale Raiffeisen-Boerenleenbank B.A. prohibit the payment of dividends until the debt with them has been repaid. The declaration and payment in the future of any cash dividends will be at the discretion of our Board of Directors and will depend upon the earnings, capital requirements and financial position of UniMark, future loan covenants, general economic conditions and other pertinent factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                           PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "UNMG.OB". Until March 15, 2001, our Common Stock was quoted on the Nasdaq National Market under the symbol "UNMG." The following tables sets forth, for the periods indicated, the high and low sale prices as reported on the Nasdaq National Market and the Over-the-Counter Electronic Bulletin Board.


                                                      HIGH       LOW

Year ended December 31, 1999:
    First Quarter ..............................     $2.688     $2.188
    Second Quarter .............................      3.688      2.688
    Third Quarter ..............................      3.000      1.000
    Fourth Quarter .............................      1.875      1.188
Year ended December 31, 2000:
    First Quarter ..............................      1.406      1.000
    Second Quarter .............................      1.156      0.625
    Third Quarter ..............................      1.375      0.531
    Fourth Quarter .............................      0.813      0.313
2001:
    First Quarter ..............................      0.688      0.500
    Second Quarter (through May 15, 2001) ......      0.600      0.370

----------

     The quotations in the tables above reflect inter-dealer prices without retail markups, markdowns or commissions. Effective at the opening of business on March 15, 2001, our common stock began trading on the Over-the-Counter Bulletin Board under the symbol "UNMG.OB". Prior to March 15, 2001 our Common Stock was traded on the Nasdaq National Market under the symbol "UNMG". As of April 30, 2001 there were approximately 100 shareholders of record of our Common Stock and approximately 1,500 beneficial shareholders.


     The closing sales price of our common stock was $.60 on May 15, 2001, the last full trading day before the date of this prospectus. We urge you to obtain a current stock quote for our common stock.

                                 CAPITALIZATION


     The following table shows our indebtedness and capitalization as of March 31, 2001, and as adjusted for the issuance and sale of 6,849,315 (minimum) and 10,273,972 (maximum) shares of common stock under this rights offering, respectively, offered hereby at a purchase price of $ .73 per share and the application of the estimated net proceeds as shown under "Use of Proceeds" appearing on page 12 of this prospectus.



                                                                                  March 31, 2001
                                                                     (in thousands, except share and per share
                                                                                     amounts)
                                                                                          As Adjusted
                                                                                     ------------------------
                                                                         Actual      Minimum(1)    Maximum(2)
                                                                        --------     ----------    ----------
                                                                       (unaudited)
Short-term debt:

Short-term borrowings .............................................     $ 12,245      $ 10,445      $ 10,445
Current portion of long-term debt .................................        5,208         5,208         5,208
                                                                        --------      --------      --------

         Total short-term debt ....................................       17,453        15,653        15,653
                                                                        ========      ========      ========

Long-term debt, net of current portion ............................        4,996         4,996         4,996

Shareholders' equity:
   Common stock, $.01 par value; authorized 40,000,000 shares;
      13,938,326 issued and outstanding at March 31, 2001
      and 20,787,641 (minimum) and 24,212,298 (maximum)
      issued and outstanding after the rights offering(3) .........          139           208           242

   Additional paid-in capital .....................................       63,766        68,497        70,963
   Accumulated deficit ............................................      (35,860)      (35,860)      (35,860)
                                                                        --------      --------      --------

         Total shareholders' equity ...............................       28,045        32,845        35,345
                                                                        --------      --------      --------
         Total capitalization .....................................     $ 33,041      $ 37,841      $ 40,341
                                                                        ========      ========      ========


----------


(1) Adjusted to reflect the minimum sale of 6,849,315 shares of common stock at the rights offering price of $ .73 and the application of the estimated net proceeds of $4.8 million. See "Use of Proceeds."


(2) Adjusted to reflect the maximum sale of 10,273,972 shares of common stock at the rights offering price of $ .73 per share and the application of the estimated net proceeds of $7.3 million. See "Use of Proceeds."

(3) Assumes that the Company's shareholders approve an amendment to its Articles of Incorporation to increase the number of its authorized shares of common stock from 20,000,000 to 40,000,000. Does not include: (i) 133,000 shares of Common Stock which may be issued upon exercise of currently outstanding Common Stock options granted under the 1994 Employee Stock Option Plan; (ii) 25,000 shares of Common Stock issuable upon exercise of currently outstanding options granted under the Company's 1994 Stock Option Plan for Directors; and (iii) 95,000 shares of common stock issuable upon exercise of currently outstanding options granted under The UniMark Group, Inc. 1999 Stock Option Plan.

                                    DILUTION


     Our net tangible book value available for common stockholders as of March 31, 2001 was $25.2 million or $1.81 per share of common stock. "Net tangible book value" is defined as our total shareholders' equity less intangible assets. "Net tangible book value per common share" is determined by dividing our net tangible book value available for common shareholders by the number of outstanding shares of common stock. Accretion/dilution resulting from the rights offering will depend on the number of shares that are purchased. If we sell all 10,273,972 shares (maximum) which may be purchased upon exercise of the rights offered by this prospectus, then we will receive gross proceeds of $7.5 million, before deducting expenses payable by us, estimated to be $200,000. Since M & M Nominee, who currently owns approximately 45.2% of our outstanding shares of common stock, has indicated its intention to exercise its basic subscription privileges and over-subscription privileges, we expect to issue 6,849,315 shares (minimum) and to receive gross proceeds of at least $5.0 million from the rights offering, before deducting expenses, estimated to be $200,000.


MINIMUM


     After giving effect to the sale of 6,849,315 shares of common stock offered at a purchase price of $ .73 per share, the pro forma net tangible book value available for common shareholders as of March 31, 2001 would have been $30.0 million or $1.44 per share of common stock. This represents an immediate decrease in net tangible book value of $ .37 per share to the existing shareholders, and an immediate accretion of $ .71 per share to investors who purchase shares of common stock in the offering. "Accretion/dilution" is the difference between the offering price per share and the pro forma net tangible book value per share as adjusted for the offering.


     The following table illustrates this per share accretion as of March 31, 2001, which is determined by subtracting the net tangible book value per share after the offering from the price paid by an investor that purchases shares in the offering.

Offering price per share  (before offering expenses)...................................                    $  .73
Net tangible book value per share as of March 31, 2001.................................       $ 1.81
Decrease in net tangible book value per share attributable to
  payments by investors participating in the offering  (after offering expenses).......         (.37)
                                                                                              ------

Pro forma net tangible book value per share after offering.............................                      1.44
                                                                                                           ------
Accretion of net tangible book value per share to investors participating in
  the offering.........................................................................                    $  .71
                                                                                                           ======

MAXIMUM

     After giving effect to the sale of all 10,273,972 shares of common stock offered at a purchase price of $.73 per share, the pro forma net tangible book value available for common shareholders as of March 31, 2001 would have been $32.5 million or $1.34 per share of common stock. This represents an immediate decrease in net tangible book value of $ .47 per share to the existing shareholders, and an immediate accretion of $ .61 per share to investors who purchase shares of common stock in the offering.

     The following table illustrates this per share accretion as of March 31, 2001, which is determined by subtracting the net tangible book value per share after the offering from the price paid by an investor that purchases shares in the offering.

Offering price per share (before offering expenses)...................................                  $  .73
Net tangible book value per share as of March 31, 2001................................       $ 1.81
Decrease in net tangible book value per share attributable to
  payments by investors participating in the offering (after offering expenses).......         (.47)
                                                                                             ------

Pro forma net tangible book value per share after offering............................                    1.34
                                                                                                        ------
Accretion of net tangible book value per share to investors participating in
  the offering..............................................................................            $  .61
                                                                                                        ======

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (In thousands, except for per share accounts)



     The following table sets forth our selected consolidated financial data derived from our audited consolidated financial statements as of and for the three years ended December 31, 2000 and our unaudited consolidated financial statements as of and for the three months ended March 31, 2000 and 2001. In our opinion, all adjustments, which are normal and recurring in nature, considered necessary for a fair presentation have been included in our selected interim consolidated financial data. The results of operations for the three months ended March 31, 2000 and 2001 are not necessarily indicative of the results to be expected for the entire year or any other interim period. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," and the consolidated financial statements and notes thereto included elsewhere in this prospectus.



                                                                                                                    THREE MONTHS
                                                                    YEARS ENDED DECEMBER 31,                       ENDED MARCH 31,
                                                  ---------------------------------------------------------   ----------------------
                                                  1996(1)      1997         1998        1999         2000      2000          2001
                                                 --------    --------     --------    --------     --------   -------      ---------
                                                                                                                   (unaudited)

Net sales .....................................  $ 53,602    $ 65,427    $ 72,311    $ 66,223     $ 45,191    $ 14,457     $ 10,338
Gross profit ..................................    13,669      13,404      16,148       7,630        1,038      10,769        9,578
Income (loss) from operations .................     1,295      (5,605)      1,758      (9,167)     (12,330)        680         (562)
Operating results of certain operations
disposed of during 1999 (2):
   Operating income (loss) ....................      (510)       (479)        122        (127)          --          --           --
   Loss on disposal of operations .............        --          --          --      (1,517)          --          --           --
Extraordinary gain ............................       330         139          --          --           --          --           --
Net income (loss) .............................       543      (9,680)     (2,965)    (12,996)     (11,363)         15       (1,283)
Basic earnings (loss) per share:
  Income (loss) before extraordinary gain .....  $   0.03    $  (1.15)   $  (0.29)   $  (0.97)    $  (0.82)   $   0.00     $  (0.09)
  Extraordinary gain ..........................      0.04        0.02          --          --           --          --           --
                                                 --------    --------    --------    --------     --------    --------     --------
  Net income (loss) ...........................  $   0.07    $  (1.13)   $  (0.29)   $  (0.97)    $  (0.82)   $   0.00     $  (0.09)
                                                 ========    ========    ========    ========     ========    ========     ========
Diluted earnings (loss) per share:
  Income (loss) before extraordinary gain .....  $   0.03    $  (1.15)   $  (0.29)   $  (0.97)    $  (0.82)   $   0.00     $  (0.09)
  Extraordinary gain ..........................      0.04        0.02          --          --           --          --           --
                                                 --------    --------    --------    --------     --------    --------     --------
  Net income (loss) ...........................  $   0.07    $  (1.13)   $  (0.29)   $  (0.97)    $  (0.82)   $   0.00     $  (0.09)
                                                 ========    ========    ========    ========     ========    ========     ========
Shares used in per share calculations:
    Basic .....................................     7,450       8,590      10,131      13,462       13,938      13,938       13,938
    Diluted ...................................     7,796       8,590      10,131      13,462       13,938      13,938       13,938

Total assets ..................................  $ 76,683    $ 94,616    $ 93,513    $ 82,352     $ 63,202    $ 86,283     $ 61,288
Long-term debt ................................     4,332       8,626       7,833       6,207        5,005       9,384        4,996
Shareholders' equity ..........................    47,800      38,252      48,712      40,691       29,328      40,706       28,045


----------

(1) Included are the results of operations of GISE and Simply Fresh since April 1, 1996, and Deli-Bon since January 3, 1996, the effective dates of these acquisitions.

(2) Included are the operating results of Simply Fresh and Deli-Bon, which were disposed of during 1999, which is fully discussed in Note 3 to the consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto, the "Selected Financial Data" and the "Risk Factors" included herein.

CONVERSION TO U.S. GAAP

     We conduct substantially all of our operations through our wholly owned operating subsidiaries. ICMOSA is a Mexican corporation with its headquarters located in Montemorelos, Nuevo Leon, Mexico, whose principal activities consist of operating citrus processing plants and various citrus groves throughout Mexico. GISE is a Mexican corporation with our headquarters located in Victoria, Tamaulipas, Mexico, whose principal activities consist of operating three citrus juice and oil processing plants, as well as managing the Lemon Project. ICMOSA and GISE maintain their accounting records in Mexican pesos and in accordance with Mexican generally accepted accounting principles and are subject to Mexican income tax laws. Flavorfresh Limited maintains its accounting records in British pounds sterling and in accordance with United Kingdom generally accepted accounting principles and is subject to United Kingdom income tax laws. Our subsidiaries financial statements have been converted to United States generally accepted accounting principles ("U.S. GAAP") and U.S. dollars.

     Unless otherwise indicated, all dollar amounts included herein are set forth in U.S. dollars. The functional currency of UniMark and its subsidiaries is the U.S. dollar.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated financial data, after reflecting the disposition of certain operations disposed of during 1999 and 2000, expressed as a percentage of net sales for the periods indicated:


                                                                                                   THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,               MARCH 31,
                                                               -----------------------------       -------------------
                                                               1998        1999        2000         2000        2001
                                                               -----       -----       -----       ------      -------
Net sales ................................................     100.0%      100.0%      100.0%      100.0%      100.0%
Cost of products sold ....................................      77.7        88.5        97.7        74.5        92.6
                                                               -----       -----       -----       -----       -----
Gross profit .............................................      22.3        11.5         2.3        25.5         7.4
Selling, general and administrative expenses .............      19.9        25.4        29.6        20.8        12.8
                                                               -----       -----       -----       -----       -----
Income (loss) from operations ............................       2.4       (13.9)      (27.3)        4.7        (5.4)
Other income (expense):
  Interest expense .......................................      (5.7)       (4.5)       (6.0)       (5.4)       (4.1)
  Interest income ........................................       0.2         0.5         1.8         0.8         0.3
  Gain on sale of Sunfresh(R) brand and
       related assets ....................................        --          --         6.9          --          --
  Nonrecurring gain from VAT refund ......................        --          --         3.7          --          --
  Provision for losses on abandonment
       of leased facility ................................        --          --        (5.5)         --          --
  Foreign currency translation gain (loss)................      (0.1)       (1.4)       (1.0)        0.9        (5.5)
                                                               -----       -----       -----       -----       -----
Income (loss) before disposal of certain operations
  and income taxes .......................................      (3.2)      (19.3)      (27.4)        1.0       (14.7)
Operating results of certain operations disposed of
  during 1999:
        Operating income (loss) ..........................       0.2        (0.2)         --          --          --
        Loss on disposal of operations ...................        --        (2.3)         --          --          --
                                                               -----       -----       -----       -----       -----
Loss before income taxes .................................      (3.0)      (21.8)      (27.4)        1.0       (14.7)
Income tax expense (benefit) .............................       1.1        (2.2)       (2.3)        0.9        (2.3)
                                                               -----       -----       -----       -----       -----
Net income (loss) ........................................      (4.1)%     (19.6)%     (25.1)%       0.1%      (12.4)%
                                                               =====       =====       =====       =====       =====



Three Months Ended March 31, 2000 and 2001

    Net sales consist of packaged fruit and citrus juice and oil. Packaged fruit sales decreased $2.6 million from $11.6 million in 2000 to $9.0 million in 2001, or 22.4%. This sales decrease was primarily caused by a 36.5% decrease in our food service sales from $800,000 in 2000 to $500,000 in 2001, a decrease in our retail and wholesale club sales of 38.7% from $8.0 million in 2000 to $4.9 million in 2001. This decline was partially offset by an increase in our sales to Japan of 41.4%, from $2.2 million in 2000 to $3.1 million in 2001. Retail sales in the 2001 period consist primarily of sales to Del Monte, which includes both retail and wholesale club products. In connection with the Del Monte transaction in September 2000, which included the sale of substantially all of our Sunfresh(R) brand on hand inventory associated with both retail and wholesale club products, we entered into a long-term supply agreement with Del Monte under which we produce the chilled and canned citrus products for them at our existing facilities in Mexico. As a result, average selling prices under the Del Monte supply agreement are significantly lower than those previously charged to the national supermarket chains. In connection with the supply agreement, Del Monte committed to purchase minimum quantities during the agreements first year, which amounted to approximately $14.6 million. Subsequently, Del Monte revised their first year estimated quantity commitments and has increased them by approximately 33.0%, primarily in canned products. Accordingly, estimated sales to Del Monte during the first contract year (September 1, 2000 to August 31, 2001) could approach approximately $18.0 million. The Del Monte transaction also allowed us to retain the rights to our foodservice and Japanese sales and we were also granted a royalty free long-term license agreement for the rights to sell the Sunfresh(R) brand in specific areas, including Europe, Asia, the Pacific Rim and Mexico. During the fourth quarter of 2000, we started distributing our retail line of chilled citrus products into several major national food retailers in Mexico and have added a major wholesale club customer during the first quarter of 2001. In the fourth quarter of 2000, we received purchase commitments from our Japanese customers for the twelve months ending September 30, 2001 that are expected to total approximately $9.0 million. The increase in sales to Japan was caused by partial delivery of these orders in the first quarter of 2001.

    Citrus juice and oil sales decreased 53.1% from $2.9 million in 2000 to $1.3 million in 2001. This decrease was caused by unfavorable worldwide market prices of frozen concentrate orange juice in the 2001 period compared to the 2000 period, which resulted in reduced average selling prices. In addition, GISE processed and sold significantly lower volumes of frozen concentrate in the 2001 period as compared to the 2000 period.

    As a result of the foregoing, net sales decreased 28.5% from $14.5 million in 2000 to $10.3 million in 2001 due to reduced sales in both our packaged fruit and juice and oil segments.

    Gross profit, as a percentage, for packaged fruit sales decreased from 30.4% in 2000 to 7.2% in 2001. The 2001 gross profit was negatively impacted by the lower gross profit margins associated with the Del Monte sales, which were at wholesale price levels as compared with sales in the retail channel at higher prices in the 2000 period, and continued losses associated with our pineapple growing operations.

    Citrus juice and oil gross profit increased slightly from 5.6% in 2000 to 8.1% in 2001. This increase was caused primarily by favorable prices in raw material costs as well as the sale of higher margin products in the period such as oils and non-orange concentrates.

    Gross profit, overall, as a percentage, decreased as a percent of net sales from 25.5% in 2000 to 7.4% in 2001 due to the significant decrease in packaged fruit gross profit.

    A significant amount of our Mexican subsidiaries costs are peso based. These peso based costs include labor, energy and utilities and raw materials. As a result, changes in the exchange rates between the U.S. dollar and Mexican peso and changes in Mexico's inflation rates have an impact on these peso based costs. As a result of the first quarter 2001 strengthening of the Mexican peso relative to the U.S. dollar, as compared to the 2000 period, our cost of goods has been negatively impacted.

    Selling, general and administrative ("SG&A") expenses decreased from $3.0 million in 2000 to $1.3 million in 2001, or 55.7%. As a result of the Del Monte transaction, we have significantly reduced the costs of our United States operations. Because we no longer sell directly into the U.S. retail and wholesale club channels, SG&A costs associated with these lines of business have been substantially eliminated. Remaining U.S. SG&A expenses are those necessary to operate our United States food service and industrial products business, develop our Mexico and European markets and those associated with operating a publicly-held company.

    Interest expense decreased by 44.9%, or $348,000, from $775,000 in 2000 to $427,000 in 2001. This decrease in our interest expense was due to a $10.3 million reduction in our total outstanding debt from $32.7 million at March 31, 2000 to $22.4 million at March 31, 2001. This decrease in interest expense, which was offset by increases in our cost of debt in 2001, was primarily the result of interest expense reductions caused by the approximately $10.5 million of the net proceeds from the Del Monte transaction used to repay short and long-term debt at closing.

    Interest income decreased by $78,000 in 2001 as compared to 2000 and was primarily from the decrease in our cash balances available for investing from $3.3 million in 2000 to $2.5 million in 2001.

    Foreign currency translation gain (loss) increased from a net gain of $126,000 in 2000 to net loss of $(571,000) in 2001. This significant decrease resulted from the effect of the increased value of the Mexican peso on the conversion of our foreign subsidiaries financial statements to U.S. GAAP. These losses are primarily due to translation losses on U.S. dollar denominated net monetary assets in Mexico.

    Income tax expense (benefit) of $(242,000) in the 2001 period included a Mexican jobs tax credit of $(383,000) associated with the increased employment at one of our Mexican subsidiaries in 1999 over 1998. This credit was available to offset certain Mexican taxes and was utilized by us in the first quarter of 2001 to pay Mexican asset taxes recorded as liabilities in 2000.

    As a result of the foregoing, we reported a net loss of $1.3 million in 2001 as compared to net income of $15,000 in 2000.


Years Ended December 31, 1999 and 2000

     Net sales consist of packaged fruit and citrus juice and oils. Packaged fruit sales decreased 39.8% from $54.1 million in 1999 to $32.6 million in 2000. This sales decrease was primarily caused by a combined decrease in retail, Del Monte and wholesale club sales of 29.1% from $33.2 million in 1999 to $23.6 million in 2000, a 61.5% decrease in food service and industrial sales from $11.2 million in 1999 to $4.3 million in 2000, a decrease in sales to Japan of 51.3% from $9.6 million in 1999 to $4.7 million in 2000. Retail, Del Monte and wholesale club sales decreases were primarily impacted by reduced product line and product offerings as part of our previously announced cost cutting efforts in the second half of 1999, the discontinuation of certain products by several wholesale club customers in 2000 and as a result of the Del Monte transaction. The Del Monte transaction included the sale of substantially all of the Sunfresh(R) brand on hand inventory, which is not included in net sales. As part of the transaction, we entered into a long-term supply agreement with Del Monte under which we produce the chilled and canned citrus products for them at existing facilities in Mexico. Average selling prices under the Del Monte supply agreement are significantly less than those previously charged to the national supermarket chains. This is the result of our elimination of substantially all our United States costs from future periods that were associated with sales and marketing, distribution, accounting functions, interest expense and headcount. As a result of the Del Monte transaction, which included approximately $5.0 million of on hand inventories, sales under the supply agreement during 2000 were $4.4 million. In connection with the supply agreement, Del Monte committed to purchase minimum quantities during the agreements first year, which amounted to approximately $14.6 million. Subsequently, Del Monte revised their first year estimated quantity commitments and has increased them by approximately 33.0%, primarily in canned products. Accordingly, estimated sales to Del Monte during the first contract year could approach approximately $18.0 million. The decrease in sales to Japan was caused primarily by reduced demand for these products in 2000 compared to the same period in 1999. In the fourth quarter of 2000, we received purchase commitments from our Japanese customers for the twelve months ending September 30, 2001 that are expected to be approximately $9.0 million. During September 2000, we started distributing our retail line of chilled citrus products into several major national food retailers in Mexico. Food service and industrial sales decreases were impacted by reduced product line and product offerings in 2000.

     Citrus juice and oil sales increased slightly by 3.9% from $12.2 million in 1999 to $12.6 million in 2000.

     As a result of the foregoing, net sales decreased 31.8% from $66.2 million in 1999 to $45.2 million in 2000 due to the decrease in packaged fruit sales.

     Gross profit on packaged fruit sales decreased from 14.7% in 1999 to 6.9% in 2000. Gross profits in both 1999 and 2000 were negatively impacted by inventory write-downs related to continued agricultural problems associated with our pineapple growing operations, which resulted in write-offs of deferred growing costs of approximately $1.8 million and $1.9 million, respectively. In addition, 2000 gross margins were negatively impacted by lower gross profit margins associated with the Del Monte sales since September 1, 2000, reduced production volumes at our Mexico production facilities due to the significant decreases in package fruit sales previously discussed and inventory write-offs associated with discontinued products. As a result of the increased commitments under the Del Monte supply agreement, as well as the projected increases in our Japanese business and anticipated future retail business in Mexico, we expect future gross margins to improve.

     Citrus juice and oil gross profit decreased from (2.5)% 1999 to (9.5)% in 2000. This segment's 2000 results were negatively impacted by unfavorable worldwide market prices for frozen concentrate orange juice.

     Overall, gross profit as a percentage of net sales decreased from 11.5% in 1999 to 2.3% in 2000 primarily due to the impact of the reduced production volumes, lower gross margins on the sales to Del Monte and negative gross margins on juice and oil sales.


     Selling, general and administrative ("SG&A") expenses as a percentage of net sales increased from 25.4% in 1999 to 29.6% in 2000. Actual SG&A expenses decreased 20.4% from $16.8 million in 1999 to $13.4 million in 2000. This decrease was primarily due to the significantly lower sales volumes, as well as improved expense controls and reduced selling expenses associated with the decrease in packaged fruit sales. As a result of the Del Monte transaction, we have significantly reduced the costs of our United States operations. Costs associated with the United States retail and wholesale club business, including distribution, selling and marketing, accounting functions and interest costs, along with approximately 50 executive, warehouse, administrative and sales employees, have been eliminated from future periods. Remaining United States selling and administrative expenses are those needed to operate our United States food service and industrial products business, develop our Mexico and European markets and those associated with a publicly held company.


     Interest expense increased from 4.5% of net sales in 1999 to 6.0% in 2000. Actual interest expense decreased from $3.0 million in 1999 to $2.7 million in 2000. This decrease, which was offset by increases in our cost of debt in 2000, was primarily the result of interest expense reductions caused by the approximately $10.5 million of the net proceeds from the Del Monte sale used to repay short and long-term debt at closing.

     Interest income increased from $0.3 million in 1999 to $0.8 million in 2000 primarily from the temporary cash investment of excess cash balances.

     Gain on sale of assets of $3.1 million in 2000 represents the gain realized on the August 31, 2000 sale of our Sunfresh(R) brand to Del Monte. See Note 3 to the consolidated financial statements for further discussion of this sale.

     Nonrecurring gain from VAT refund of $1.7 million in 2000 represents the value added tax refund received by one of our Mexico subsidiaries. See Note 4 to the consolidated financial statements for further discussion of this refund.

     Provision for losses on abandonment of leased facility of $2.5 million in 2000 represents a non-cash loss associated with the write-off of a non-refundable deposit and the recording of a contractual penalty in connection with management's decision not to exercise its option to purchase a certain juice processing facility.

     Foreign currency translation losses, which result from the conversion of our foreign subsidiaries financial statements to U.S. GAAP, decreased from a loss of $0.9 million in 1999 to a loss of $0.5 million in 1999, or an decrease of $0.5 million. This decrease was due to lower translation losses on local currency denominated net monetary assets in Mexico.

     Operating results and loss on disposal of certain operations in 1999 present separately the operating results applicable to the disposed operations and transaction losses on the disposals. In 1999, these disposed operations generated operating losses of $0.13 million and a one-time charge of $1.5 million from disposal.

     Income tax benefits of $1.5 million and $1.0 million were recorded in 1999 and 2000, respectively, on losses before income taxes of $14.5 million in 1999 and $12.4 million in 2000 and are due primarily to permanent differences between book income, or loss, reported in Mexico (as stated in U.S. dollars and U.S. generally accepted accounting principles) and Mexican taxable income, or loss, calculated in Mexican pesos according to Mexican income tax laws. In addition, we have provided valuation allowances for net operating losses generated in Mexico and in the U.S.

     As a result of the foregoing, we reported net losses of $13.0 million in 1999 and $11.4 million in 2000.

Years Ended December 31, 1998 and 1999

     Net sales consist of packaged fruit and citrus juice and oils. Packaged fruit sales increased 8.0% from $50.1 million in 1998 to $54.1 million in 1999. This increase was primarily due to a 132.5% increase in sales to Japan from $4.1 million in 1998 to $9.6 million in 1999. Packaged fruit retail sales decreased 2.2% from $26.2 million in 1998 to $25.6 million in 1999 and food service sales decreased by 12.5% from $8.5 million in 1998 to $7.4 million in 1999. Both of these decreases were impacted by reduced product line and product offerings in 1999. Industrial and other sales decreased 25.2% from $5.1 million in 1998 to $3.8 million in 1999. This decrease was caused by reduced demand for fresh pineapple in 1999.

     Citrus juice and oil sales decreased 45.0% from $22.2 million in 1998 to $12.2 million in 1999. This decrease in juice and oil sales resulted principally from lower juice processing volume due to unfavorable raw material costs and a general decline in the market prices of frozen concentrate orange juice. This market decline was brought on by a decline in futures related pricing for concentrate orange juice caused by worldwide inventory levels and the anticipation of larger crops in Brazil and Florida during the 1999/2000 season.

     As a result of the foregoing, net sales decreased 8.4% from $72.3 million in 1998 to $66.2 million in 1999 due to the increase in packaged fruit sales being more than offset by the decline in citrus juice and oil sales.

     Gross profit on packaged fruit sales decreased from 22.3% in 1998 to 14.7% in 1999. This decrease was primarily the result of increased business to Japan, which had to be processed towards the end of the orange season at substantially higher costs than anticipated, inventory write downs associated with discontinued products and continued agricultural problems associated with the Company's pineapple growing operations, which resulted in 1999 write-offs of deferred growing costs of approximately $1.8 million and current year Mexican inflation and a peso revaluation which significantly increased raw material and production costs in United States dollar terms.

     Citrus juice and oil gross profit decreased from 22.8% in 1998 to (2.5)% in 1999. This segments 1999 results were negatively impacted by increased production costs at GISE's three processing plants and unfavorable raw material costs as a result of a smaller orange crop in Mexico in the 1999 growing season compounded by the decline in market prices for frozen concentrate orange juice.

     Selling, general and administrative expense ("SG&A") increased from $14.4 million in 1998 to $16.8 million in 1999, or $2.4 million. This increase in SG&A was primarily due to costs associated with management's efforts to improve its business processes and internal controls, which increased professional and outside consulting fees, the write-off of deferred costs associated with a trade name that became of limited value and the write-off of fixed assets no longer used in the Company's manufacturing processes, primarily those associated with the Company's Fruit Jelite product line which was discontinued in 1999.

     Interest expense decreased from 5.7% of net sales in 1998 to 4.5% in 1999. Actual interest expense decreased from $4.1 million in 1998 to $3.0 million in 1999. This decrease was primarily the result of decreased levels of debt during 1999 and the capitalization of interest costs associated with the Company's lemon project of $0.6 million.

     Interest income increased from $0.1 million in 1998 to $0.3 million in 1999 primarily from the temporary cash investment of excess cash balances.

     Foreign currency translation losses, which result from the conversion of the Company's foreign subsidiaries financial statements to U.S. GAAP, increased from a loss of $0.1 million in 1998 to a loss of $0.9 million in 1999, or an increase of $0.8 million. This increase was due to translation losses on local currency denominated net monetary assets in Mexico.

     Operating results and loss on disposal of certain operations in 1999 present separately the operating results applicable to the disposed operations and transaction losses on the disposals. In 1999, these disposed operations generated operating losses of $0.13 million and a one time charge of $1.5 million from disposal, as compared to 1998 when operations resulted in operating income of $0.1 million.

     Income tax benefit of $1.5 million was recorded in 1999 on a loss before income taxes of $14.5 million. This tax benefit is less than the expected benefit at statutory rates due primarily to permanent differences between book income or loss reported in Mexico (as stated in U.S. dollars and U.S. generally accepted accounting principles) and Mexican taxable income, or loss, calculated in Mexican pesos according to Mexican income tax laws. In addition, the Company has provided a valuation allowance for net operating losses generated in the U.S., and accordingly, no income tax benefits from U.S. operating losses are recognized.

     As a result of the foregoing, the Company reported net losses of $3.0 million in 1998 and $13.0 million in 1999.

LIQUIDITY AND CAPITAL RESOURCES





     At March 31, 2001, our cash and cash equivalents totaled $2.5 million, an increase of $1.4 million from year-end 2000. During 2001, our operating activities generated cash of $1.6 million primarily from a reduction in our year-end 2000 receivables of $2.6 million, offset by our net loss of $1.3 million.


     Prior to the Del Monte transaction in which we sold our Sunfresh(R) brand, we had loan agreements with Cooperative Centrale Raiffeisen-Boerenleenbank B.A. ("Rabobank Nederland"), our primary lender, that provided short-term dollar denominated debt of up to $15.9 million at December 31, 1999 and $4.3 million at December 31, 2000. These agreements were as follows: (i) a revolving credit agreement to provide up to $8.0 million of committed funds collateralized by finished goods inventories in the U.S. and accounts receivable from U.S. customers (the "U.S. Facility") and (ii) revolving credit agreements to provide discretionary uncommitted lines up to $7.9 million collateralized by finished goods inventories in Mexico and accounts receivable from export sales by our Mexican subsidiaries (the "Mexican Facilities"). In connection with the sale, we repaid $6.0 million of the U.S. Facility and $2.6 million of the Mexican

Facilities that related to our ICMOSA subsidiary. In addition, the Rabobank Nederland loan agreements were amended as of September 1, 2000 to eliminate $8.0 million of committed funds and $3.6 million of discretionary uncommitted funds and to modify the loan agreements consolidated covenants. At December 31, 2000, $2.8 million was outstanding under the GISE portion of the Mexican Facilities, which matured on January 1, 2001.



    At December 31, 2000, $2.8 million was outstanding under the GISE portion of the Mexican Facilities, which matured on January 1, 2001. The agreement covering the GISE Mexican Facility is cross-collateralized and guaranteed by the Company and its subsidiaries and requires the Company to maintain certain consolidated financial performance levels relative to tangible net worth and maximum leverage. In addition, the agreements contain restrictions on the issuance of additional shares of stock and the payment of dividends, among other things, without prior written consent from the bank. Effective January 1, 2001, the Company entered into the Sixth Amendment to the GISE Mexican Facility, which amended the maturity date to April 30, 2001 and modified slightly certain other conditions. As of March 31, 2001, the Company was in noncompliance with the consolidated tangible net worth and maximum leverage covenants. Rabobank Nederland has agreed to issue waivers for the noncompliance and amend the loan agreements. As of March 31, 2001, the outstanding amount under the GISE Mexican Facility had been reduced to $2.4 million. The Company is currently in negotiations with Rabobank Nederland to extend and restructure the GISE Mexican Facility to expire on January 1, 2002. No assurances can be given that such negotiations will be successful. As such, the Company may not be able to extend, restructure or refinance its $2.4 million Rabobank Nederland debt. In such event, Rabobank Nederland may declare an event of default under the GISE Mexican Facility loan agreement and demand immediate payment of the $2.4 million debt. Such action may significantly impact the Company's ability to implement its business strategy, including its ability to complete the Lemon Project.






     In recent years, we have relied upon bank financing, principally short term, to finance our working capital and certain of our capital expenditure needs. On February 15, 2001, we received $1.8 million of cash under the terms of a short-term promissory note with our largest shareholder. In addition, one of our Mexican subsidiaries currently has availability of approximately $1.1 million under one of its pre-export lines of credit. Presently, we are in discussions with other financial institutions to replace existing working capital facilities and to establish a permanent long-term debt facility. Our failure to obtain additional financing beyond current levels to meet our working capital and capital expenditure requirements could have a material adverse effect on us and our ability to continue as a going concern.



     Our audited consolidated financial statements include a "going concern" explanatory paragraph (see Note 2 to our consolidated financial statements) which discusses certain conditions that could impact our ability to continue operations under the current business conditions given our recurring losses, negative cash flows and substantial difficulties in meeting our obligations. We cannot be sure that our cash and cash equivalents on hand and our cash availability will be sufficient to meet our anticipated working capital needs and capital expenditures. We have begun to address our "going concern" issue and the underlying liquidity problem through the Del Monte transaction during 2000 this rights offering and a fundamental change in our business strategy. To finance our current working capital deficiency and our current and future expenditures, we will need to issue additional equity securities and or incur additional debt. We may not be able to obtain additional required capital on satisfactory terms, if at all.



     In January 2001, our Board of Directors appointed an independent committee of our Board to explore financing alternatives that could maximize long-term shareholder value, including equity transactions. To raise capital with low associated transaction cost, while allowing all shareholders on the record date to maintain their relative proportional voting and economic interest, our Board of Directors decided on filing this rights offering which will allow our existing shareholders to purchase additional shares of our common stock. In this regard, the independent committee of our Board engaged an independent financial advisor to advise it as to the structure and pricing of such offering.


     In April, 1998, GISE and The Coca-Cola Export Corporation ("Coca-Cola"), an affiliate of The Coca-Cola Company, entered into a new twenty year Supply Contract (the "Lemon Project"), with a ten year renewal option, for the production of Italian lemons. Pursuant to the terms of the Supply Contract, GISE will plant and grow 3,500 hectares (approximately 8,650 acres) of Italian lemons within the next three years for sale to Coca-Cola at pre-determined prices. The Supply Contract requires Coca-Cola to provide, free of charge, up to 875,000 lemon trees, enough to plant approximately 2,800 hectares. In addition, the Supply Contract requires Coca-Cola to purchase all the production from the project. The planting program began in November 1996 and harvesting of the first crops began in late 2000 with commercial production scheduled for 2004. The status of the Lemon Project as of March 31, 2001 is as follows:

                                                         Hectares         Acres
                                                      --------------      -----

Land (net) -
    Acquired                                           3,100              7,661
    Unpurchased or subcontracted                         400                989
Preparation and Planting -
    Prepared and planted                               2,458              6,075
    Prepared but not planted                             642              1,587

Expenditures -
    Total projected expenditures                      $ 18.5 million
    Incurred since inception                            16.0 million
    Projected for year 2001 and beyond                   2.5 million



     Effective January 1, 1995, we entered into a five year operating agreement with Industrias Horticolas de Montemorelos, S.A. de C.V. ("IHMSA") to operate a freezing plant located in Montemorelos, Nuevo Leon, Mexico. Pursuant to the terms of the operating agreement, we are obligated to pay IHMSA an operating fee sufficient to cover the interest payments on IHMSA's existing outstanding debt. During the term of the operating agreement, which has been extended to January 1, 2002, we have the option to buy the IHMSA facility for $4.5 million. Since, under the terms of the operating agreement, we would benefit from the reduction of IHMSA's debt, we elected to advance funds to IHMSA to retire certain of its outstanding debt. At December 31, 2000, amounts due from IHMSA of $1,590,000 includes $1,481,000 that was a cash advance used to reduce IHMSA's outstanding debt. This amount will be applied to the purchase price when we elect to purchase the facility pursuant to our purchase option, which is expected to occur during 2001. The failure or inability to exercise our purchase option could have a material adverse affect on us.

     In June 2000, a suit was filed in the State Court, Monterrey, Nuevo Leon, Mexico against the Company's subsidiary, ICMOSA and three guarantor employees (two of which were directors of the Company), by Bancrecer, S.A., Institucion de Banca Multiple ("Bancrecer"). The suit claims, among other things, that ICMOSA failed to make a scheduled payment of $.8 million, including interest at the default rate from the due date of September 1999, on a term note that expires in March 2002. In October 2000, an additional suit was filed by Bancrecer claiming that the remaining $3.2 million owing under the term note was also in default. ICMOSA has filed responses to these suits, along with requests for dismissal, claiming the suits contains material errors, including the official recording of the loans with the Official Bank of Mexico. The court has not ruled on ICMOSA's responses, and consequently, it cannot be determined at this time whether ICMOSA's responses will ultimately lead to dismissals of these actions. In early March 2001, ICMOSA submitted a formal settlement offer to resolve their claims. ICMOSA and our Company believe that this litigation and settlement offer will be resolved without a material effect on our consolidated financial condition, results of operations or cash flow. As a result of the suits, the $4.0 million owing to Bancrecer has been included in the current portion of long-term debt in the consolidated balance sheet at December 31, 2000 and March 31, 2001.

     As of December 31, 2000 and March 31, 2001, we had a working capital deficiencies of $9.3 million and $10.6 million, respectively. Our cash requirements for the remainder of 2001 and beyond will depend primarily upon the level of our sales and gross margins, expenditures for capital equipment and improvements, investments in agricultural projects, the timing of inventory purchases, increased acceptance of recently introduced products and necessary reductions of debt. Presently, we are in discussions with other financial institutions regarding further extending or replacing our existing debt facilities. Our failure to obtain additional financing beyond current levels could have a material adverse effect on our results of operations and financial condition. We believe that anticipated revenue from operations, existing and future debt facilities, along with the net proceeds from the rights offering, will be adequate for working capital requirements for at least the next twelve months.


     Quantitative and qualitative disclosure about market risks. We are exposed to market risk from changes in our outstanding bank debt and interest rates. The following table presents principal cash flows and related weighted-average interest rates by expected maturity dates for our debt obligations.

                            INTEREST RATE SENSITIVITY
                      Principal Amount by Expected Maturity
                              Average Interest Rate
                      (In thousands, except interest rates)


                                                                                                        Estimated
                                                                                                           Fair
                                                                                   There-                  Value
                                   2001      2002     2003      2004       2005    after        Total    3/31/01
                                  ------     ----     ----      ----       ----    ------      ------   ---------
Long-term debt, including
   current portion
     Fixed rate                   $  844     $ 26     $ 28      $ 15       $ --    $   --      $  913     $  913
     Average interest rate          16.0%     7.3%     6.9%      6.9%

     Variable rate                $4,355     $ --     $ --      $ --       $ --    $4,936      $9,291     $9,291
     Average interest rate          10.5%                                             6.6%



     At March 31, 2001, U.S. dollar denominated long-term debt amounted to $4.6 million as compared to Mexican peso denominated long-term debt of $5.6 million.


     New accounting pronouncements. In June 1998, Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133") was issued, and was amended by FAS 137 and FAS 138 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. We have reviewed the impact of this statement and do not believe that its adoption will have a significant impact on our consolidated financial position, results of operations or cash flows.

                             BUSINESS AND PROPERTIES

GENERAL

     Our company, The UniMark Group, Inc., a Texas corporation, is a vertically integrated citrus and tropical fruit growing and processing company with substantially all of its operations in Mexico. We operate and compete in two distinct business segments: packaged fruit and juice and oil.

     Within the packaged fruit segment, we focus on niche citrus and tropical fruit products including chilled, frozen and canned cut fruits and other specialty food ingredients. The packaged fruit segment processes and packages our products at four plants in Mexico. Our Mexican plants are strategically located in major fruit growing regions. We also utilize independent food brokers to sell our food service and industrial products in the United States. Sales to our Japanese consumers are facilitated through Japanese trading companies.

     Within the juice and oil segment, we have our juice division and our agricultural development products division. Through one of our Mexican subsidiaries, we are a major Mexican producer of citrus concentrate, oils and juices. We produce and export citrus concentrates, oils and juices. While our primary product is frozen concentrate orange juice, we also produce single strength orange juice and grapefruit, tangerine, Persian lime and lemon juice products. The juice division currently operates two juice concentrate plants strategically located in the citrus growing region of Mexico, close to the United States and the Mexican ports of Tampico and Veracruz. Our plant locations offer cost-effective transportation and distribution, particularly to the central and southwestern markets of the United States. Collectively the two plants have the capacity to process 800 metric tons of fruit per day, with 15 juice extractors and approximately 89,000 square feet of plant space. Our citrus concentrates and single strength citrus juices are sold directly to juice importers and distributors in North America, Europe and the Pacific Rim. In addition, we are developing, pursuant to a long-term supply contract with an affiliate of The Coca-Cola Company, 8,650 acres of lemon groves. The planting program began in November 1996 and harvesting of the first crops commenced in late 2000 with commercial production scheduled for 2004. Presently, we have acquired substantially all of the land for the project and have planted approximately 6,000 acres.

     The UniMark Group, Inc. was organized in 1992 to combine the packaged fruit operations of a Mexican citrus and tropical fruit processor, which commenced operations in 1974, with UniMark Foods, a company that marketed and distributed products in the United States. On August 31, 2000, we sold to Del Monte Foods Company ("Del Monte") all of our interests in our worldwide rights to the Sunfresh(R), Fruits of Four Seasons(R) and Flavor Fresh(TM) brands ("Brands"), our McAllen Texas distribution facility, including certain inventory associated with our retail and wholesale club business, and other property and equipment. Separately, we entered into a long-term supply agreement with Del Monte under which we have been contracted to produce chilled and canned citrus products for Del Monte's retail and wholesale club markets. Under the terms of the agreement, Del Monte has agreed to purchase minimum quantities of our citrus products at agreed upon prices for sale in the United States. We retained the rights to our food service, industrial and Japanese business. Also, we were granted by Del Monte a long-term license for the rights to the Brands for specific areas, including Europe, Asia, the Pacific Rim and Mexico.

     We conduct substantially all of our operations through our wholly owned operating subsidiaries. In Mexico, our subsidiaries include: Industrias Citricolas de Montemorelos, S.A. de C.V. ("ICMOSA"), Grupo Industrial Santa Engracia, S.A. de C.V. ("GISE") and AgroMark, S.A. de C.V. ("AgroMark"). In the United States, our subsidiaries include: UniMark Foods, Inc. ("UniMark Foods"), and UniMark International, Inc. ("UniMark International"). In the United Kingdom our subsidiary is Flavorfresh, Limited. ("Flavorfresh").

PACKAGED FRUIT SEGMENT

     General. In our packaged fruit segment, we focus on niche citrus and tropical fruit products including chilled, frozen and canned cut fruits and other specialty food ingredients. Our packed fruit operations produce an array of products that includes refrigerated cut fruits for retail as well as food service sales, individually quick frozen fruits ("IQF") primarily for industrial sales in the United States as well as Japan, and pasteurized canned fruits. These products are typically sold through brokers or distributors. We process and package our products in four plants, which are strategically located in major fruit growing regions in Mexico. We believe that we are the single largest exporter of processed fruit products in Mexico.

     Our relationship with Del Monte. On August 31, 2000, we sold to Del Monte all of our interests in the Sunfresh(R), Fruits of Four Seasons(R) and Flavor Fresh(TM) brands, as well as related inventory in the United States and our warehouse facility in McAllen, Texas. In connection with this sale, we agreed not to sell any of our products in the United States retail markets. Separately, we entered into a 5-year supply agreement in which, Del Monte agreed to purchase minimum quantities of products at agreed upon prices for sale in the United States retail markets.

     Strategy. Our strategic objective in our packaged fruit segment is to be a leading supplier of premium processed cut fruit products to major branded food companies. To achieve this objective, the key elements of our growth and operating strategies are as follows:

o Strategic partnering with leading branded food manufacturers. We intend to leverage our production capacity and operating expertise by entering into strategic partnering agreements with leading branded food companies.

o Focus on premium quality products. Our premium product positioning requires that we implement and monitor strict quality control standards in the growing and production of our products.

o Penetrate new markets. We plan to expand our business to other regions of the world, specifically Europe, the Pacific Rim and Mexico.

o Joint new product development. We intend to work closely with our strategic partners to develop and introduce new and innovative premium products.

o Strict cost control. Under our new strategy, cost control is imperative. We plan to continue our focus on cost control by leveraging our fruit procurement purchasing power, increasing operating efficiencies, and reducing general and administrative costs.

     Current Products. Our principal products are derived from citrus and tropical fruits. We have focused on applying our knowledge and expertise of fruit growing and processing capabilities to develop two key product categories: cut fruits and specialty food ingredients.

Cut Fruits. Presently, our cut fruit product offerings include:

     Chilled fruit. The chilled fruit line includes mango slices, grapefruit segments, orange segments, pineapple chunks and a variety of fruit salads. These products are packed for retail, wholesale club and food service customers in a variety of presentations. As of September 1, 2000, the retail and wholesale club items are marketed and sold by Del Monte in the United States under the Sunfresh(R) and Fruits of Four Seasons(R) brands. We sell this product line in Mexico under the Sunfresh(R) brand, under a five-year royalty free license from Del Monte.

     Canned fruit. The canned fruit line includes orange segments and grapefruit segments, as well as citrus and tropical salads packed for retail and food service customers. These products are marketed and sold by Del Monte in the United States under the Sunfresh(R) and Fruits of Four Seasons(R) brands.

     IQF fruit. The frozen line of fruit includes melon, mango, orange, grapefruit, papaya, pineapple and various combinations of products packed for food service and industrial customers.

Specialty Food Ingredients. Presently, our specialty food ingredients include:

     Citrus segments. We market citrus sections packaged in industrial sizes to food and soft drink producers in Japan to enhance the flavor and texture of fruit juices and desserts.

     Citrus cell-sacs. We have developed and utilize a unique processing method that separates cold-peeled citrus fruit into individual juice-containing cell-sacs. These cell-sac products are sold to food and soft drink producers in Japan to enhance the flavor and texture of fruit juices and desserts.

SALES AND DISTRIBUTION

     Our sales and distribution activities are conducted as follows:


     United States Sales. As of September 1, 2000, we discontinued selling and distributing our retail and wholesale club line of products in the United States. These product lines are now marketed, distributed and sold exclusively by Del Monte in the United States. Under the terms of the long-term supply agreement with Del Monte, we have agreed to produce these canned and chilled citrus products for Del Monte, who has agreed to purchase a minimum volume of these products at predetermined prices. The long-term supply agreement has an initial five-year term. At the expiration of the initial term both parties can agree to renew the agreement. Presently the Sunfresh(R) brand products are sold in over 18,000 retail outlets in the United States. We believe that Del Monte should be able to increase the overall sales volume of these products in the United States through the use of its extensive marketing resources. As a result of the Del Monte transaction, substantially all of our direct sales force, as well as our marketing and distribution organization, were eliminated.


     Food Service and Industrial Sales. Food service and industrial sales, which were channels excluded from the Del Monte transaction, are managed by a sales team based in Bartonville, Texas. Sales to fast food chains, restaurants, hospitals and other food service customers are made either directly to end users, or through food service distributors by our food service sales force. Presently, we are represented by more than 30 food service brokers. Industrial sales consist primarily of IQF sales to industrial users in the United States for re-packing or further processing. We utilize independent food brokers to sell our products to industrial users in the United States.

     Japanese Sales. We export a line of pasteurized citrus products to Japan for use in the food and beverage industries. We believe that because of our focus on premium quality products we have been recently successful in regaining lost Japanese business from prior years. Although sales to industrial customers in Japan are facilitated through Japanese trading companies, we maintain direct relationships with our major industrial customers. An export sales manager located in Mexico City, who deals primarily with Japanese trading companies, conducts our Japanese exports.

     European Sales. Currently, we conduct a limited amount of business in Europe. We intend to expand our European business in all three of our major packaged food retail lines. No assurances can be given that these efforts will be successful.

     Mexican Sales. Beginning in August of 2000, we began selling our products in Mexico. Sales are conducted through a non-exclusive distributor, who has experience distributing refrigerated products. Initially, we targeted distribution to large Mexican retail chains.

     The following table shows the amount and percentage of net sales contributed by the various distribution channels for our packaged fruit products during the previous three years:


                                           YEAR ENDED DECEMBER 31,                     THREE MONTHS ENDED MARCH 31,
                            ----------------------------------------------------    --------------------------------
                                  1998              1999              2000                2000            2001
                            ----------------  ----------------  ----------------    ----------------  ---------------
                              NET               NET               NET               NET                NET
                             SALES   PERCENT   SALES   PERCENT   SALES   PERCENT   SALES    PERCENT   SALES   PERCENT
                            -------  -------  -------  -------  -------  -------   -----   ---------  ------  -------
                                                              (Dollars in thousands)

Packaged Fruit:
  Retail .................  $26,181    52.2%   $25,606   47.4%  $16,348    50.2%   $ 6,570   56.8%    $  146    1.6%
  Del Monte ..............       --      --         --     --     4,392    13.5         --     --      4,758   52.9
  Japan ..................    4,144     8.3      9,633   17.8     4,695    14.4      2,198   19.0      3,107   34.5
  Wholesale club .........    6,235    12.4      7,609   14.1     2,810     8.6      1,433   12.4         --     --
  Food service ...........    8,496    17.0      7,431   13.7     2,667     8.2        794    6.9        504    5.6
  Industrial and other ...    5,084    10.1      3,791    7.0     1,650     5.1        567    4.9        481    5.4
                            -------   -----    -------  -----   -------   -----    -------  -----     ------  -----
          Total ..........  $50,140   100.0%   $54,070  100.0%  $32,562   100.0%   $11,562  100.0%    $8,996  100.0%
                            =======   =====    =======  =====   =======   =====    =======  =====     ======  =====


     Retail sales. Prior to the Del Monte transaction, we marketed our products to more than 200 regional and national supermarket chains and wholesalers throughout the United States. In conjunction with our own national sales force, we utilized over 50 independent food brokers and distributors to sell our products.

     Effective September 1, 2000, as part of the Del Monte transaction, we entered into a long-term supply agreement under which we produce and sell to Del Monte, for the retail and wholesale club markets, chilled and canned citrus products. Average selling prices under the Del Monte supply agreement are significantly less than those previously charged to the national supermarket chains. This is the result of our elimination of substantially all our United States costs from future periods that were associated with sales and marketing, distribution, accounting functions, interest expense and headcount.

     Japanese sales. We export a line of pasteurized citrus products and juice-containing citrus cell-sac products to Japan for use in the food and beverage industries. Although sales to industrial customers in Japan are facilitated through Japanese trading companies, we maintain direct relationships with our industrial customers.

     Wholesale club sales. Prior to the Del Monte transaction, we sold our products directly to wholesale clubs throughout the United States. Presently, sales for the wholesale club channel are made to Del Monte pursuant to the long-term supply agreement.

     Food service sales. Our sales to fast food chains, restaurants, hospitals and other food service customers are made either directly to or through food service distributors by our food service sales force. We are represented by more than 30 food service brokers.

     Industrial and other sales. Industrial and other sales consist primarily of IQF sales to industrial users in the United States for re-packing or further processing. We utilize independent food brokers to sell our products to industrial users in the United States.

     Distribution. We operate our own trucking fleet to transport finished packaged fruit products from our Mexican processing facilities to Del Monte's distribution center in McAllen, Texas. Products exported to Europe and Japan are shipped directly from Mexico.

PROCUREMENT

     Currently, a substantial quantity of the fruit we process is purchased from third parties. However, our Mexico grapefruit growing operations supply a significant amount of our grapefruit requirements. In addition, we purchase grapefruit from growers in the Texas Rio Grande Valley for processing at our ICMOSA plant. Substantially all of the mangos, oranges and melons used in our operations are purchased from third-party growers throughout Mexico.

PROCESSING

     Upon arrival at our Mexico processing plants, fruit is inspected and washed. On the production line, the fruit is peeled and cut into various presentations (slices, sections, chunks, and balls). Following this process, some fruits are further processed into juice-containing cell-sacs. In addition, some processed fruits are frozen utilizing our IQF process. Other processed fruits are transferred directly into bulk storage or final product packaging (jars and cans). After further processing, the juice-containing cell-sacs are canned while the frozen products are packaged into plastic bags or trays. The ICMOSA plant is our main plant and serves as the hub for our other Mexican processing plants, which primarily produce semi-processed products. At our ICMOSA plant, products are labeled and packaged for final shipment. We also can fruit at our Montemorelos and Puebla plants.

JUICE AND OIL SEGMENT

     Our juice and oil segment consists of our juice division and our agricultural developments projects division.

JUICE DIVISION

     General. Our juice division operates two juice concentrate plants strategically located in the citrus growing region of Mexico, close to the United States and the Mexican ports of Tampico and Veracruz. The plant locations offer cost-effective transportation and distribution. Collectively, the plants have the capacity to process 800 metric tons of fruit per day, with 15 juice extractors and approximately 89,000 square feet of plant space. Our citrus concentrates and single strength citrus juices are sold directly to juice importers and distributors in North America, Europe and the Pacific Rim.

     Citrus season in Mexico extends from September to mid July of the following year. The following table lays out the fruit availability for our juice division throughout the year. Generally, fruit prices at the extremes of each season are significantly higher and the quality (as measured by acidity, sugar content and color) is less than desirable. Our juice division's typical processing schedule is as follows:

                     Jan.   Feb.   Mar.   Apr.   May    Jun.   Jul.   Aug    Sep.   Oct.   Nov.   Dec.
                     ----   ----   ----   ----   ---    ----   ----   ---    ----   ----   ----   ----
Persian Lime          X      X      X      X      X      X      X      X      X      X      X      X
Orange                X      X      X      X      X      X      X                           X      X
Grapefruit            X      X                                                              X      X
Tangerine             X                                                                            X
Lemon                                                                         X      X      X

     Strategy. Our strategy in this business segment is to become the preferred contract supplier for juice and oil products to food and other industrial companies. The primary components of this strategy are as follows:

o Optimize facility utilization. Our cost structure requires significant volume processing to cover fixed costs. We intend to continue our focus of lowering operational costs and increasing plant utilization throughout the processing season.

o Manage agricultural risk. Our juice division plans to continue our focus of procuring an adequate supply of citrus products at reasonable prices through diversification of supply sources and development of long-term contracts with growers.

o Obtain additional long-term contracts. We intend to increase the allocation percentage of our plants' production volume to long-term contracts, which we believe should reduce capital needs and commodity price risk.

o Diversify and manage market risk. We intend to progress our product mix towards higher value added products, which are less sensitive to commodity pricing, in particular single strength orange juice.

o Market diversification. As a result of the recent Free Trade Agreement signed with Europe and the resulting lowering of tariffs, we intend to substantially increase the volume of our European sales.

     Current Products. Our juice division markets directly to major industrial users a full line of citrus juice products including citrus concentrates and single strength juices:

     Citrus concentrate. Our citrus juice concentrates are produced from oranges, grapefruits, tangerines, Persian limes and lemons. The product is squeezed, filtered and concentrated through evaporation and then packed in drums.

     Single strength juices. Our citrus juices are produced from oranges that are pasteurized and shipped directly to the United States border in stainless steel containers for direct delivery to customers.

     Citrus oils. Our citrus oils are extracted from oranges, grapefruits, tangerines, Persian limes and lemons. Primarily, our customers use these oils in beverages, perfumes and other scented products.

     Cattle feed. As a by-product of the juice production, we produce cattle feed by cooking the citrus peel, which is sold to local farmers.

     Procurement. We purchase citrus products from growers throughout Mexico. Most of our orange supply is procured from local suppliers under various arrangements, including pre-harvest contracts, operating agreements, individual fixed price contracts to purchase a grower's entire production, and cash on delivery. Our juice division's two juice plants are located in Victoria, Tamaulipas and Poza Rica, Veracruz. The principal fruit supply areas are the following states: San Luis Potosi (flat and mountain region), Veracruz (central and south state region) and Tamaulipas (hilly northeastern region). The state of Veracruz, located along the gulf coast of Mexico, is Mexico's largest orange producing region.

     We believe that the geographic diversification provided from our citrus sourcing reduces our juice division's risk of raw material interruptions, as states such as historically Veracruz, have very low risk of damage by frost or hurricane and allows our juice division to enjoy an extended harvesting season of up to 10 months. Normally, the harvesting season commences in September with the processing of Italian lemons until November when the processing of grapefruit, tangerines, Persian lemon and oranges begins and continues until the end of the regular season in May (8 months). Because of our juice division's access to fruit from the North of Veracruz and San Luis Potosi, our harvesting season generally lasts two additional months. Our Victoria plant processes fruit grown primarily in the northeastern region of Mexico. The fruit is transported by common carrier to our two Mexican plants.

     Processing. Our juice division's operations are substantially automated. Once the fruit arrives at the plant, it is unloaded onto rollers and temporarily stored in silos. When released to production, the fruit is then washed and inspected. Bruised and damaged fruit is removed by hand with the remaining fruit routed to rollers with short needles, which extract the oil from the peel. Once the oil is removed, the fruit is sorted by size and sent to the slicing and squeezing machines. These machines slice the fruit and completely squeeze the juice and pulp from the peel. The juice is then separated from the pulp and the water is extracted from the juice through evaporation. The juice concentrate and essence oils are then stored on site until shipped to the customers.

     Sales and Distribution. Most of our juice division's production is sold to industrial users and bottlers of juice products. Because Mexican juice has desirable taste and color properties, it is frequently used to enhance the flavor and color of the final product and is often used for blending with orange juice from other countries, particularly Brazil. Our juice division transports finished product in tankers or drums by common carrier to North American customers. Products to overseas customers are shipped in ocean freight containers.

     As outlined below, our juice division processes, produces and sells a diverse array of citrus products under different arrangements as follows:

     Long-term contracts. Our juice division has a long-term processing agreement with an affiliate of the Coca-Cola Company with respect to the Lemon Project. See "Agricultural Development Projects." Under the terms of this agreement, our juice division processes all the lemons purchased by Coca-Cola in Mexico for an agreed-upon fee. Given that the season for lemons has very limited overlap with oranges and grapefruit, it provides increased utilization for our Victoria plant.

     Season contract orders. Additionally, our juice division receives "season orders". These orders are placed for the duration of the season. Most of these customers are involved in the soft drink industry, which utilize juice concentrate and oils to enhance the flavor and texture of soft drinks. We also produce and sell limited volume of single strength orange juice. In both cases, a delivery schedule and prices are negotiated at the season's onset.

     Spot market. Our juice division produces a significant amount of concentrate, primarily orange juice, based on annual sales estimates. As a result, our juice division has to invest significant working capital to build up the inventory during the processing season to sell in the future at market prices.

AGRICULTURAL DEVELOPMENT PROJECTS DIVISION

     General. Our juice division, through its agricultural subsidiary, AGROGISE, is developing, pursuant to a long-term supply contract with The Coca-Cola Export Corporation, an affiliate of The Coca-Cola Company ("Coca-Cola"), 3,500 hectares (8,650 acres) of lemon groves for the Lemon Project. The planting program began in November 1996. During 2000, the first crops were harvested and processed, with commercial production scheduled for 2004. Presently, we have acquired 3,096 hectares (7,650 acres) of the land for the project and have planted approximately 2,450 hectares (6,054 acres).

     Strategy. Our objective in this business segment is to be the leader in executing large-scale citrus projects for long-term strategic partners. To achieve this objective, we have set the following as the key elements of our operating strategy:

o Leverage our development expertise. We believe that we have demonstrated the ability to acquire, prepare, plant, grow and harvest large-scale citrus projects in Mexico. As such, we intend to leverage our agricultural development expertise by developing similar projects.

o Obtain long-term contract. We intend to minimize commodity price risk through entering into long-term contracts with leading companies.

o Manage agricultural risk. Through geographical diversification, staggered planting, preventive maintenance including fumigation and fertilization and a highly developed technical staff we intend to reduce the agricultural risk.

     Lemon Project. As of December 31, 2000, we have acquired 3,096 hectares (7,650 acres) required for the Lemon Project. This land is situated in the northern states of Tamaulipas and San Luis Potosi. We have prepared and planted 2,450 hectares (6,054 acres), consisting of 4 separate groves with different maturity profiles.

                                                                                              PROPERTY
          NAME                   LOCATION           HECTARES     ACREAGE         CROP         INTEREST
--------------------------- ---------------------   --------     -------     --------------   --------

Laborcitas Grove........... Cd. Victoria,                97          240     Oranges and         Owned
                            Tamaulipas, Mexico                               Italian lemons
Paraiso Grove ............. Cd. Victoria,               137          339     Italian lemons      Owned
                            Tamaulipas, Mexico
El Cielo Grove ............ Gomez Farias,               716        1,769     Italian lemons      Owned
                            Tamaulipas, Mexico
Flor De Maria Grove........ Cd. Valles, San Luis      2,146        5,302     Italian lemons      Owned
                            Potosi, Mexico
                                            TOTAL     3,096        7,650

     Pursuant to the terms of the long-term supply agreement, an affiliate of the Coca-Cola Company agreed to provide, free of charge, 875,000 lemon seedlings to us for this project. To date, Coca-Cola has provided 700,393 seedlings, with the balance to be provided in the next 12 months. The estimated total number of trees to be planted is estimated to be approximately 1.1 million. We also operate our own nursery where young seedlings are prepared for planting. These groves will provide the balance of the remaining trees as well as acting as a source of replacement for damaged trees.

     We estimate that our lemon trees will start producing lemons in commercially viable quantities when they reach four to five years in age. Although no assurances can be given that our estimates will be met, we estimate our current planting profile and estimated yields from the project to be as follows:

                                                                                   ANNUAL AVERAGE
                                                                                 ESTIMATED YIELD PER
            CURRENT LAND PROFILE                                                     METRIC TON
                                                                  TREE
LAND STATUS                       HECTARES(A)      ACRES          AGE         HECTARE(B)         ACRE(B)
-----------                       -----------      -----          -----       ----------         -------

Age of planted trees -
        Recently planted              671          1,657
        1-2 years                     770          1,903              1           0.0(C)           0.0(C)
        2-3 years                     926          2,288              2           0.0(C)           0.0(C)
        4 years                        47            116              3           0.8(C)           0.3(C)
        6 years(D)                     36             90              4           7.5              3.0
                                    -----          -----
        Total planted               2,450          6,054              5          13.5              5.5
Land to be planted                    607          1,501              6          18.8              7.6
                                    -----          -----
Total net land acquired(E)          3,057          7,555              7          25.6             10.4
Total gross land acquired           3,096          7,650           8-13          35.0             14.2
Total contract land                 3,500          8,650          14-20          43.0             17.4

(A)  One hectare equals approximately 2.47 acres.

(B)  One hectare consists, on the average, of 313 lemon trees (127 per acre)

(C) In most cases, during the first two to three years of the tree growth, the yield is not sufficient to justify harvesting costs.

(D)  Trees were already planted when the grove was acquired from a third party.

(E) The principal differences between gross and net land are access roads into the groves.

     Our mature groves have already yielded significant levels of production over the past season. The more recent groves, comprising one to three year old trees, are expected to start yielding significant levels in one to three years. Of the total remaining area to be planted, management expects that during 2001 and 2002 the outstanding 607 hectares (1,501 acres) will be planted. During the 2000 season, our groves yielded approximately 1,500 tons of Italian lemons.

     The supply agreement defines a series of prices based on the oil content of the fruit. The contract stipulates certain minimum oil content. Presently, we have no reason to believe those minimum oil contents cannot be met. Additionally, the contract stipulates a price that increases with U.S. inflation until 2007. During the 2000 season, the average prices received were approximately $135 per metric ton.

     We continue to work closely with Coca-Cola in the development of the project. Additionally, our juice division has served as Coca-Cola's unique processor of lemon in Mexico for the past few years.

EMPLOYEES

     As of March 1, 2001, we employed approximately 1,800 employees in our packaged fruit operations and approximately 500 in our juice and oil operations, all of which were located in Mexico. In Mexico labor relations are governed by separate collective labor agreements between the employers and the unions representing the particular group of employees. Most of our employees in Mexico, whether seasonal or permanent, are affiliated with labor unions which are generally affiliated with a national confederation. Consistent with other labor practices in Mexico, wages are negotiated every year while additional benefits are negotiated every two years. Our corporate office is located in Bartonville, Texas and consists of 4 full time employees.

GROWING OPERATIONS

     To ensure the availability of the highest quality raw materials, we intend to expand our fruit growing operations in Mexico, utilizing advanced agricultural practices. We believe that Mexico's favorable climate and soil conditions, coupled with competitive labor and land costs, offer significant opportunities to grow high quality fruits in a cost-effective manner. Presently, a large portion of our raw materials are provided by growers under various arrangements, including operating agreements and individual fixed price contracts. The following table sets forth our various agricultural projects:

                                                                                           PROPERTY
          NAME                      LOCATION           ACREAGE              CROP           INTEREST
-----------------------       -------------------     ---------      -----------------     --------

PACKAGED FRUIT GROVES
Loma Bonita Grove...........  Loma Bonita,            190 acres      White grapefruit      Leased
                              Oaxaca, Mexico
Las Varas Grove(1)..........  Loma Bonita, Oaxaca,    642 acres      Pink grapefruit,      Leased
                              Mexico                                 pineapple, hearts
                                                                     of palm
Villa Azueta I Grove(2).....  Villa Azueta,           84 acres       Pineapple growing     Leased
                              Veracruz, Mexico                       and packing
Villa Azueta II Grove.......  Villa Azueta,           610 acres      Pineapple             Owned
                              Veracruz, Mexico
Azteca Grove(3).............  Montemorelos, Nuevo     144 acres      White and Rio Red     Leased
                              Leon, Mexico                           Grapefruit
Las Tunas Grove.............  Isla,                   120 acres      White and pink        Leased
                              Veracruz, Mexico                       Grapefruit

JUICE AND OIL GROVES
Laborcitas Grove............  Cd. Victoria,           240 acres      Oranges and           Owned
                              Tamaulipas, Mexico                     Italian lemons
Paraiso Grove ..............  Cd. Victoria,           339 acres      Italian lemons        Owned
                              Tamaulipas, Mexico
El Cielo Grove .............  Gomez Farias,           1,769 acres    Italian lemons        Owned
                              Tamaulipas, Mexico
Flor De Maria Grove.........  Cd. Valles, San Luis    5,302 acres    Italian lemons        Owned
                              Potosi, Mexico

----------

(1) Presently, this grove consists of approximately 240 acres of pink grapefruit, 300 acres of pineapple and 60 acres of hearts of palm.

(2) Villa Azueta is the southern headquarters of our agricultural operations. The agricultural headquarters is used for the development of pineapple seedlings, as well as other agricultural crops, and the packing of fresh pineapple. In 1995, we entered into a 10-year lease for this facility and have an option to purchase the facility for fair market value determined at the time such option is exercised.

(3) In 1994, ICMOSA entered into a 10-year operating agreement with the owners of this grove, which is located near the ICMOSA plant in Montemorelos. Pursuant to the agreement, ICMOSA operates the grove and purchases all the grapefruit at a formula price tied to the price of grapefruit purchased from unrelated third parties. The grove consists of approximately 13,000 grapefruit trees and incorporates advanced agricultural technology. Each tree has a watering and feeding system that can also be used as an anti-freeze system utilizing mist generated by three 500 horsepower boilers.

FACILITIES

     Our principal processing facilities are described below:

                                                                                   APPROXIMATE
                                                                                    NUMBER OF
                                                                   APPROXIMATE      EMPLOYEES
                                                                     SQUARE       (AS OF MARCH 1,
          NAME                            LOCATION                   FOOTAGE           2001)       INTEREST
-----------------------------   --------------------------------   -----------    ---------------  --------

PACKAGED FRUIT OPERATIONS
ICMOSA Plant(1)..............   Montemorelos, Nuevo Leon, Mexico      80,000            856        Owned
IHMSA Plant(2)...............   Montemorelos, Nuevo Leon, Mexico      40,000            354        Leased
Azteca Plant(3)..............   Montemorelos, Nuevo Leon, Mexico      50,000            402        Leased
Puebla Plant.................   Tlatlauquipec, Puebla, Mexico         50,000            399        Owned
Isla Plant(4)................   Isla, Veracruz, Mexico                32,000            195        Leased
Flavor Fresh Plant(5)........   Lawrence, Massachusetts               60,000             --        Leased

JUICE AND OIL OPERATIONS
Victoria Juice Plant(1)......   Cd. Victoria, Tamaulipas, Mexico      65,700            170        Owned
Veracruz Juice Plant.........   Poza Rica, Veracruz, Mexico           22,900             90        Owned

----------

(1) This property is subject to individual mortgages with the real estate pledged as collateral.

(2) The agreement, pursuant to which this facility is leased, grants us the option to purchase the facility prior to the expiration of such agreement at a purchase price of $4.5 million.

(3) The agreement, pursuant to which this facility is leased, grants us the option to purchase the facility prior to the expiration of such agreement at its then fair market value.

(4) This facility was temporarily closed during 2000. We anticipate re-opening this facility in later part of the 2001 third quarter.

(5)  This plant is idle and is being sub-leased.

     Our other supporting facilities are described below:

     In addition to the properties described above, we maintain our corporate headquarters in Bartonville, Texas and a lodging/conference facility in Cd. Victoria, Tamaulipas, Mexico.

     Corporate headquarters: We lease approximately 13,000 square feet of office space for our corporate headquarters in Bartonville, Texas (located 20 miles from the Dallas/Fort Worth International Airport). As a result of the Del Monte transaction, effective September 1, 2000, we have this facility listed with a realtor for subleasing.

     The GISE conference facility: We own a "hacienda" which has been declared a historic landmark. This lodging facility is located near GISE's plant in Cd. Victoria, Tamaulipas, Mexico, and occupies approximately 90,000 square feet situated on approximately 10 acres. We utilize this facility, in part, as a conference center.

INTELLECTUAL PROPERTY RIGHTS

     In connection with the Del Monte transaction in 2000, we sold the worldwide rights to our Sunfresh(R), Fruits of Four Seasons(R) and Flavor Fresh(TM) brands ("Brands"). Del Monte granted us a five-year royalty free license for the rights to the Brands for specific areas, including Europe, Asia, the Pacific Rim and Mexico.

                                LEGAL PROCEEDINGS

     From time to time we are involved in litigation relating to claims arising from our operations in the normal course of business, the outcome of which is not expected to have a materially adverse affect on our result of operations or financial condition.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our directors, executive officers and key employees.

Name                        Age     Position
----                        ---     --------

Soren Bjorn(1)              32      President, Chief Executive Officer, Secretary and
                                    Director
Emilio Castillo Olea        33      President, Chief Executive Officer and Director
Charles A. Horne(2)         56      Chief Financial Officer
David E. Ziegler            56      Chief Financial Officer and Director
Kathrine D. Adams           43      Corporate Controller and Secretary
Jakes Jordaan               39      Director (Chairman of the Board)
Federico Chavez Peon        34      Director
Luis A. Chico Pardo         60      Director
Arturo Herrera Barre        48      Director
Jerry W. Johnson            61      Director

(1) Mr. Bjorn resigned as an officer and a director effective September 30, 2000.

(2)  Mr. Horne resigned as an officer effective September 1, 2000.

     Soren Bjorn has served as a Director of the Company since September 1998 and as the President and Chief Executive Officer of the Company and of UniMark Foods, Inc. from August 1998 until September 2000. Mr. Bjorn has served as Secretary of the Company since December 1998. In addition, he served as Vice President of Flavorfresh Limited., and as President of Simply Fresh Fruit, Inc., and UniMark International. From May 1996 to August 1998, Mr. Bjorn served as Vice President of Operations of the Company. From January 1997 to August of 1998, Mr. Bjorn served as Executive Vice President and Chief Operating Officer of UniMark Foods, Inc. From January 1995 to May 1996, Mr. Bjorn served as Director of Operations for UniMark Foods, Inc., and from January 1993 to January 1995, he served as Product Manager for UniMark Foods, Inc.'s Sunfresh(R) brand product line. Mr. Bjorn received a master's degree in Business Administration from Texas Christian University in 1997, and a Business Administration degree in Marketing from Baylor University in 1992.

     Emilio Castillo Olea joined the Company as a Director and as its President and Chief Executive Officer since October 2000. Mr. Castillo is also a Director of Promecap, S.C., a financial advisory services firm for Mexico Strategic Investment Fund Ltd. Prior to joining Promecap, Mr. Castillo worked for 4 years as a consultant in the Mexico City and Monterrey offices of The Boston Consulting Group, a global management-consulting group and for two years in the Mexico City office of McKinsey & Co., another consulting firm. Mr. Castillo has a bachelor's degree in chemical engineering from the Universidad Iberoamericana in Mexico City and a master of business administration degree from Northwestern University's Kellogg School of Business.

     Charles A. Horne joined the Company in March 1999 and served as Chief Financial Officer until September 2000. From 1994 to 1998, Mr. Horne was a Partner in Horne-Alexander consulting, a consulting firm providing financial and operational services to clients. From 1986 to 1994, Mr. Horne served as a consulting Partner with Ernst & Young LLP, and served in a variety of capacities including Regional Director of Quality Assurance for the Southern Region of the United States. From 1991 to 1993, Mr. Horne was Ernst & Young LLP's Country Managing Partner of Consulting for Spain. From 1968 to 1986, Mr. Horne was with Arthur Anderson & Co. where he was a Partner. Mr. Horne has a bachelor's of science degree in Industrial Administration from the University of Kentucky.

     David E. Ziegler joined the Company in October 2000 as a Director and as its Chief Financial Officer. Prior to October 2000, Mr. Ziegler was a Financial Consultant to the Company since April 1999 and assisted the former CFO in SEC and financial reporting and special projects. From 1997 to 1999 Mr. Ziegler was Chief Financial Officer of Global Wireless Holdings Inc., a company formed in 1996 to acquire and integrate rapidly growing wireless communications companies, products, services and technologies. From 1996 to 1997 served as Chief Financial Officer, Treasurer and Secretary of Styling Technology Corporation, a publicly held company which is a leading developer, producer and marketer of a wide array of branded consumer products sold primarily through professional salon distribution channels. Mr. Ziegler served as Chief Financial Officer of Cellular World Corporation, a retail chain of wireless communications products stores from 1994 to 1996. In 1993 Mr. Ziegler served as Vice President and Chief Financial Officer of F&C International, Inc., a publicly held international developer and manufacturer of flavors and fragrances used primarily by branded consumer product producers in the food, beverage and personal care industries. Mr. Ziegler, a certified public accountant since 1971, was an audit partner at Arthur Andersen LLP from 1978 to 1986. Mr. Ziegler received his bachelor's degree in accounting and finance from Michigan State University in 1966.

     Kathrine D. Adams joined the Company in June 1998 and has served as its Corporate Controller and Secretary since October 2000. From January 2000 until October 2000 Ms. Adams was UniMark's Group Controller and prior to then served as the Company's Information Systems Project Manager. Prior to joining UniMark, she spent nine years as the corporate controller for Active Organics, Inc., a manufacturer of health and beauty consumer products. Ms. Adams received her bachelor's degree in marketing from the University of North Texas in 1981.

     Jakes Jordaan has served as a director of the Company since 1994. Since 1994, Mr. Jordaan has engaged in the private practice of corporate finance and securities law and he is presently a member of Jordaan & Riley, PLLC, Dallas, Texas, a law firm specializing in corporate finance, securities and complex business litigation. Mr. Jordaan is the past Chairman of the Securities Section of the Dallas Bar Association and is a member of the Texas Bar Association and the American Bar Association.

     Federico Chavez Peon has served as a Director of the Company since October 1998. Mr. Chavez is a Director of Promecap, S.C., a financial advisory services firm for MSIF. From 1996 until 1997, Mr. Chavez served as Risk Chief Director of Banco Santander Mexicano, S.A., an affiliate of Banco Santander, S.A., one of the most important financial institutions worldwide. From 1991 until 1996, Mr. Chavez served as Corporate Banking Director of Banco Mexicano, S.A. an affiliate of Grupo Financiero InverMexico, S.A. de C.V., a leading financial institution in Mexico at that time. From 1987 until 1991, Mr. Chavez served in various positions in the Corporate Banking Area of Casa de Bolsa Inverlat, one of the leading brokerage firms in Mexico at that time. Mr. Chavez obtained a degree in Industrial Engineering at the National University of Mexico. Mr. Chavez has been appointed and elected as a Director of the Company pursuant to the Mexico Strategic Advisors Transaction.

     Luis A. Chico Pardo has served as a Director of the Company since October 1998. Mr. Chico is a Director of Promecap, S. C., a financial advisory services firm for Mexico Strategic Investment Fund Ltd. Mr. Chico served as Vice President of the Mexican Banking Association and as a member of the National Securities Commission. From 1982 until 1988, Mr. Chico served as Chief Executive Officer of Banco BCH, a Mexican credit corporation. From 1977 until 1978, Mr. Chico served as Director of Public Sector Credit at Mexico's Secretariat of Finance and Public Credit. From 1964 until 1977, Mr. Chico acted as Deputy Manager of the International Division of Banco de Mexico (the nation's central bank) and was a member of the Technical Committee of FOMEX, which was a public institution responsible for promoting exports of manufactured products. Mr. Chico obtained a degree in Law and Economics at the National University of Mexico, from which he graduated with honors in 1963. Mr. Chico obtained a master's degree in Economics from the London School of Economics and Political Science. Mr. Chico has been appointed and elected as a Director of the Company pursuant to the Mexico Strategic Advisors Transaction.

     Arturo Herrera Barre has served as a Director of the Company since October 2000. Mr. Herrera is Managing Director of Nova Capital S.C., a financial advisory-consulting firm located in Mexico City from 1996 to the present. From 1992 to 1996, Mr. Herrera served as Managing Director and Chief Executive Officer of Multicapitales & Fondo Reto, two private equity firms operating in Mexico. From 1982 to 1992 served as Vice President of Citibank, N.A. in Mexico City. Mr. Herrera worked as a consultant from 1978 to 1980 with Wharton Applied Research Center, from 1975 to 1978, with McKinsey & Co and from 1974 to 1975 with PricewaterhouseCoopers (formerly Price Waterhouse). Mr. Herrera has a bachelor's degree in mechanical electrical engineering from Universidad Iberoamericana and a master of business administration degree from The Wharton School, University of Pennsylvania.

     Jerry W. Johnson has served as a Director of the Company since October 1998. Mr. Johnson is a Professor in the Marketing Department of the Hankamer School of Business, Baylor University, Waco, Texas, from 1974 to the present. Mr. Johnson also has served as Chairperson of the Department of Marketing of the Hankamer School of Business from 1992 to the present. Mr. Johnson is a partner at Johnson, Moore, Kelly and Associates, a consulting firm primarily focused on economic revitalization of downtown areas, bank marketing programs and business location feasibility studies. From 1970 to 1974, Mr. Johnson served as Associate Vice President for Business Affairs for the University of Arkansas System. From 1969 to 1970, Mr. Johnson served as Director of Economic Analysis for the Planning Consultants firm James A. Vizzier in Fayetteville, Arkansas. Mr. Johnson has authored a number of publications focused on business, marketing and management, and has presented similar topics at various seminars.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation for the years ended December 31, 1999 and 2000 paid by the Company to its chief executive officers and to two other executive officer of the Company who received compensation in excess of $100,000 for the year ended December 31, 1999 and 2000 (the "named executive officers"). No other executive officers received compensation exceeding $100,000 during the last fiscal year.


                                                 SUMMARY COMPENSATION TABLE
                                                 --------------------------

                                                    ANNUAL COMPENSATION                  LONG-TERM COMPENSATION AWARDS
                                            -------------------------------------   --------------------------------------
                                                                                    RESTRICTED   SECURITIES
                                                                     OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
                                     YEAR    SALARY     BONUS        COMPENSATION    AWARD(S)      OPTIONS    COMPENSATION
                                     ----   --------   -------       ------------   ---------    ----------   ------------

Soren Bjorn......................
Former President and                 1999   $132,940   $26,957            (1)          -0-           -0-            -0-
Chief Executive Officer              2000   $120,000       -0-            (1)          -0-           -0-       $ 46,733(2)

Emilio Castillo Olea.............
President and Chief
Executive Officer(3)                 2000                                                                      $ 50,000

Charles A. Horne.................    1999   $134,465   $35,213            (1)          -0-           -0-            -0-
Former Chief Financial Officer       2000   $143,502       -0-                         -0-           -0-       $189,000(2)

David E. Ziegler.................
Chief Financial Officer(4)           2000        -0-       -0-            (1)          -0-           -0-       $335,240



(1) The compensation described in this table does not include medical insurance and other benefits received by the executive officers which are available generally to all employees of the Company and perquisites and other personal benefits received by these executive officers of the Company, the value of which does not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.

(2) Resigned from the Company effective September 30 and September 1, 2000, respectively. These amounts were paid as severance in connection with their resignation.

(3) Effective October 1, 2000, Mr. Castillo was appointed as President and Chief Executive Officer of the Company. In connection with Mr. Castillo's appointment, the Company has agreed to enter into a services agreement with Promecap, S.C. for his services at the annual rate of $150,000 commencing September 1, 2000.

(4) From January 1, 2000 to September 30, 2000, Mr. Ziegler served as a financial consultant to the Company. Effective October 1, 2000, Mr. Ziegler was appointed as Chief Financial Officer of the Company.

STOCK OPTION GRANTS AND EXERCISES IN 2000

     The following table sets forth the grants of stock options to the named executive officers during 2000.

                                                     Option Grants During 2000
                                                     -------------------------

                  Number of     Percentage of
                  Securities    Total Options                                   Potential Realizable Value at Assumed Annual Rates
                  Underlying     Granted to                                      of Stock Price Appreciation for Option Term (3)
                   Options        Employees    Exercise Price                   --------------------------------------------------
     Name          Granted       During 2000     Per Share     Expiration Date            0%           5%            10%
----------------- ----------    -------------  --------------  ---------------            ---          ---           ---

Soren Bjorn(1)       -0-            -0-             -0-              -0-                  -0-          -0-           -0-
Emilio Castillo
 Olea                -0-            -0-             -0-              -0-                  -0-          -0-           -0-
Charles A.           -0-            -0-             -0-              -0-                  -0-          -0-           -0-
 Horne(1)
David E. Ziegler     -0-            -0-             -0-              -0-                  -0-          -0-           -0-

(1) There were no stock options exercised by Messrs. Bjorn or Horne during 2000. Effective September 30, 2000 and September 1, 2000, respectively, Messrs. Bjorn and Horne resigned from the Company and all their options that were previously granted expired.

     The following table sets forth information with respect to the value of unexercised options granted during the last completed fiscal year and in prior years to the named Executive Officers with respect to option exercises by those persons during the last completed fiscal year:

                                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                            AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                   OPTIONS AT FY-END                  AT FY-END
                                                                -------------------------     -------------------------
                        Shares Acquired on
                            Exercise           Value Realized   Exercisable/Unexercisable     Exercisable/Unexercisable
                        ------------------     --------------   -------------------------     -------------------------

Soren Bjorn                    -0-                   -0-                  -0-                           -0-
Emilio Castillo Olea           -0-                   -0-                  -0-                           -0-
Charles A. Horne               -0-                   -0-                  -0-                           -0-
David E. Ziegler               -0-                   -0-                  -0-                           -0-

EMPLOYMENT AGREEMENT

     The Company entered into an Employment Agreement with Charles A. Horne dated March 31, 1999 for his services as Chief Financial Officer of the Company. The Employment Agreement provided that for the period of March 31, 1999 through March 31, 2003, unless extended to March 31, 2004 pursuant to the Employment Agreement, he would be paid base compensation at the annualized rate as follows, less taxes and other usual deductions: $180,000 for the 12 month period ending March 31, 2000; $189,000 for the 12 month period ending March 31, 2001; $198,450 for the 12 month period ending March 31, 2002; and $208,372 for the 12 month period ending March 31, 2003; he would be eligible to receive bonus performance compensation, composed of subjective review and financial performance components, not to exceed 50 percent of his then applicable base compensation amount; and he received options to acquire 50,000 shares of Common Stock and would have received, on an annualized basis, options to acquire 10,000 shares of Common Stock under the Corporation's 1994 Employee Stock Option. He could terminate his employment with the Company, within 60 days after the occurrence of a Change in Control (as defined in the Employment Agreement) for any reason or without reason, with the right to a lump sum severance payment within 15 days after such termination equal to his then applicable base compensation as determined pursuant to the Employment Agreement for 12 months. If his employment is terminated by the Corporation without cause, he would receive a lump sum severance payment within 15 days after such termination equal to his then applicable base compensation as determined pursuant to the Employment Agreement for 12 months within 15 days after such termination. In addition, he could receive payment for reasonable executive level outplacement costs. Effective September 1, 2000, the Company terminated the Employment Agreement without cause and paid him an amount of $189,000 as severance pay pursuant to the terms of the Employment Agreement.

STOCK OPTION PLANS

     In 1994, the Company adopted the 1994 Employee Stock Option Plan and an Outside Director Stock Option Plan (the "1994 Plans"). Under the 1994 Plans, the Company's Board of Directors were authorized to grant options to employees and consultants and to its outside directors to purchase up to 820,000 and 100,000 shares respectively, of the Company's common stock which were reserved for such purposes. The terms and vesting period for options granted under the 1994 Plans were fixed by the Board of Directors at the time of grant, provided that the exercise period was not greater than 10 years from the date of grant. The exercise price for any options granted under the 1994 Plans for employees and consultants could not be less than 100% and 85% of the fair market value of the Company's common stock on the date of the grant for Incentive and Non-statutory Stock Options, as defined, respectively. The exercise price for options granted under the 1994 Plans for outside directors could not be less than 100% of the fair market value of the Company's common stock on the date of grant.

     During 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan") under which stock options could be granted to employees, outside directors and consultants to purchase common stock of the Company. The 1999 Plan, which is similar to the 1994 Plan for employees, is for a period of ten years and has reserved 500,000 shares of the Company's common stock for stock option grants. Effective with the adoption of the 1999 Plan, the Company discontinued granting options under the 1994 Plans.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

     Executive Committee. The Executive Committee was established during fiscal 1998 to review any changes in market conditions, any adjustments to the corporate strategies, any opportunities that may arise, review monthly financial statements comparing them to the budget, identify problems, report and make recommendations to the Board of Directors. Members of this committee are Messrs. Castillo, Ziegler, Jordaan and Chavez.

     Audit Committee. The function of the Audit Committee is to act as a liaison between the Board of Directors and the independent auditors, and review with them the planning and scope of financial statement audits, the results of those audits, and the adequacy of internal accounting controls. It also monitors other corporate and financial policies. Members of this committee are Messrs. Chavez, Chico, Herrera and Johnson.

     Stock Option Plan Committee. The Stock Option Plan Committee is vested with full authority to select participants, grant options, determine the number of shares subject to each option, the exercise price of each option and in general, to interpret such regulations as it deems necessary to administer the Company's Employee Stock Option Plan. Members of this committee are Messrs. Jordaan and Chavez.

     Compensation Committee. The Compensation Committee (composed entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan financial performance goals, bonus plan allocations, and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees. Members of this committee are Messrs. Chavez and Johnson.

     Director Option Plan Committee. The Director Option Plan Committee has full and final authority in its discretion, subject to the provisions of the Directors' Stock Option Plan, (a) to prescribe the form or forms of instruments evidencing options under the Directors' Stock Option Plan, (b) to adopt, amend and rescind rules and regulations for the administration of the Directors' Stock Option Plan, and (c) to interpret the Directors' Stock Option Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Directors' Stock Option Plan. Members of this committee are Messrs. Chavez and Chico.

     Nominating Committee. The Nominating Committee was established during fiscal 1998 to assist, as needed, with finding qualified candidates to serve on the Company's Board of Directors. Members of this committee are Messrs. Jordaan and Chavez.

     Special Committee. In connection with the rights offering, the Board of Directors established a Special Committee consisting of only directors unaffiliated with M & M Nominee to establish the price and structure of the rights offering. Members of this committee are Messrs. Jordaan, Ziegler, Herrera and Johnson.

     During the fiscal year ending December 31, 2000, the Audit Committee met two times. The Compensation Committee met or took action by unanimous written consent one time. The entire Board of Directors met six times and took action by unanimous written consent four times. All directors attended 50% or more of the aggregate number of Board of Directors meetings and committee meetings.

COMPENSATION OF DIRECTORS

     Directors do not currently receive any cash compensation for serving on the Board of Directors. Independent directors automatically receive an initial grant of stock options to purchase 20,000 shares of common stock upon their appointment to the Board of Directors. Independent directors automatically receive annual grants of options to purchase 5,000 shares of common stock as of the date following each annual meeting. The Company granted Arturo Herrera Barre in 2000, options to purchase 20,000 shares of common stock with an exercise price of $1.00. All Board of Director options are Non Qualified Stock Options and become exercisable on the first anniversary of the date of grant.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
                            DIRECTORS, AND MANAGEMENT

     The following table sets forth information regarding the number and percentage of the Company's Common Stock beneficially owned as of April 26, 2001 by each director and nominee, the Named Executive Officers, all the directors and executive officers as a group, and each person that owns more than 5% of any class of voting securities.


                                              AMOUNT AND NATURE
                                                OF BENEFICIAL
                                                OWNERSHIP OF
                                              COMMON SHARES AS           PERCENT
              NAMES                          OF THE RECORD DATE        OF CLASS(1)
              -----                          ------------------        -----------

Executive Officers and Directors:
      Emilio Castillo Olea (2) (3) .........     6,299,959             45.20%

      David E. Ziegler .....................        10,000                **

      Federico Chavez Peon (2) (3) .........     6,299,959             45.20%

      Luis A. Chico Pardo (2) (3) ..........     6,299,959             45.20%

      Jakes Jordaan (5) ....................        62,260                **

      Jerry W. Johnson (6) .................        25,000                **

Executive Officers and Directors
as a group (7 persons) (7) .................     6,397,219             45.90%

Other Executive Officers and Directors: ....           -0-

      Other Five Percent Holders:

M & M Nominee LLC (3) (4) ..................     6,299,959             45.20%

**   Less than 1%

(1) In calculating the percentage of total class ownership, the number of outstanding shares used was 13,938,326. This number does not include: (i) 133,000 shares of Common Stock issuable upon exercise of currently outstanding options granted under the 1994 Employee Stock Option Plan;
     (ii) 25,000 shares of Common Stock issuable upon exercise of currently outstanding options granted under the Company's 1994 Stock Option Plan for Directors; and 95,000 shares of Common Stock issuable upon exercise of currently outstanding options granted under the 1999 Stock Option Plan.

(2) Includes 6,299,959 shares of Common Stock owned by M&M Nominee LLC ("M & M Nominee"). He disclaims beneficial ownership of such securities.


(3) On July 17, 1998, we sold 3,305,500 newly issued shares of common stock at a purchase price of $4.5375 per share, for an aggregate purchase price of $14,998,706, to M & M Nominee. In connection with the transaction, we granted M & M Nominee options to acquire an additional 2,000,000 shares of common stock at a purchase price of $4.5375 per share, representation on the Company's Board of Directors and certain veto rights regarding financial and corporate matters.

     On March 29, 1999, we sold 2,000,000 newly issued shares of Common Stock to M & M Nominee. In connection with the March 29, 1999 transaction, M & M Nominee surrendered options to acquire an additional 2,000,000 shares of common stock at a purchase price of $4.5375 per share issued to M & M Nominee in the July 17, 1998 transaction. M & M Nominee is owned 80% by Mexico Strategic Investment Fund Ltd. ("MSIF"), and 20% by Madera LLC ("Madera"). M & M Nominee's principal business is investment in securities.


     Pursuant to regulations promulgated under Section 13(d) of the Securities Exchange Act of 1934, Mexico Strategic Advisors LLC (by virtue of the Advisory Contract) may be deemed a beneficial owner of securities held for the account of M & M Nominee (as a result of the contractual authority of Mexico Strategic Advisors LLC with MSIF and Madera to exercise voting and dispositive power with respect to such securities).


     Except to the extent that information is believed to be otherwise known by the Company, the information given is as of May 9, 2001, as reported by Mexico Strategic Advisors LLC in its Amendment No. 6 to the initial statement on Schedule 13D dated July 7, 1998 and all amendments thereto filed with the Securities and Exchange Commission.

(4) M & M Nominee has indicated its intention to purchase up to 6,849,315 shares through the exercise of its basic subscription privilege and its over-subscription privilege. M & M Nominee reserves the right to change its intent with respect to participation in this rights offering. If no other shareholders exercise their subscription privileges, M & M Nominee's ownership interest in UniMark will increase to 63.26% from 45.2%. If all shareholders exercise their subscription privileges and 10,273,972 shares are issued, M & M Nominee's ownership interest in UniMark will remain at 45.2%

(5) Includes 10,000 shares of Common Stock underlying presently exercisable stock options.

(6) Mr. Johnson was elected to serve as a director of the Company in October 1998. Includes 25,000 shares of Common Stock underlying presently exercisable stock options.

(7) Includes 35,000 shares of Common Stock underlying presently exercisable stock options.


     Messrs. Castillo and Ziegler are "named executive officers" because each individual served as the Company's Chief Executive Officer during the last completed fiscal year. None of the Company's other highest paid executive officers have total annual salaries and bonuses in excess of $100,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 2000, the Company paid Jordaan & Riley, PLLC $241,598 for legal services rendered. Mr. Jordaan, a director and, commencing in February 1998, chairman of the Company, is a member of Jordaan & Riley, PLLC. The Company believes that said arrangement is no less favorable to the Company than would be available from unrelated third parties.

     On February 15, 2001 we borrowed $1.8 million under the terms of a promissory note from our largest shareholder. This note is unsecured and bears interest at 12%. The note is due July 31, 2001 and will be repaid, including accrued interest, from the proceeds of the rights offering.

     Effective September 1, 2000, we entered into an agreement with Promecap, S.C. for the services of Emilio Castillo Olea to be our President and Chief Executive Officer at the annual rate of $150,000. Mr. Castillo is also a Director of Promecap, S.C.


     In connection with this rights offering, our largest shareholder, M & M Nominee, has indicated its intention to purchase up to 6,849,315 shares through the exercise of its basic subscription privilege and over-subscription privilege. M & M Nominee reserves the right to change its intent with respect to participation in this rights offering. M & M Nominee may purchase 4,643,714 shares through the exercise of its basic subscription privilege and up to 2,205,601 shares of our common stock through the exercise of its over-subscription privileges.

                               FUTURE TRANSACTIONS

     Although the Company intends that the terms of any future transactions and agreements between the Company and its directors, officers, principal shareholders or other affiliates will be no less favorable than could be obtained from unaffiliated third parties, no assurances can be given in this regard. Any such future transactions that are material to the Company and are not in the ordinary course of business will be approved by a majority of the Company's independent and disinterested directors.

                               THE RIGHTS OFFERING

     Before exercising any subscription rights, you should read carefully the information set forth under "Risk Factors" starting on page 6 of this prospectus.

THE SUBSCRIPTION RIGHTS


     We are distributing non-transferable subscription rights to shareholders who owned shares of our common stock on May 22, 2001, the record date, at no cost to the shareholders. We will give you one (1) subscription right for every
1.3567 shares of common stock that you owned on the record date. Each subscription right will entitle you to purchase one share of common stock for $ .73. If you wish to exercise your subscription rights, you must do so before 5 P.M., New York City time, on June 25, 2001. After that date, the subscription rights will expire and will no longer be exercisable.



BASIC SUBSCRIPTION PRIVILEGE

     Each subscription right will entitle you to receive, upon payment of $ .73, one (1) share of common stock. You will receive the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after the expiration date of this rights offering, whether you exercise your subscription rights immediately prior to that date or earlier. You are not required to exercise any or all of your rights unless you wish to purchase shares under your over-subscription privilege described below, in which case you must exercise all of your rights.

OVER-SUBSCRIPTION PRIVILEGE

     Subject to the limitations described below, each subscription right also grants you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. Each holder who elects to exercise his or her rights in full may also subscribe for additional shares at the same subscription price per share. The number of additional shares available for the over-subscription privilege will depend on how many holders exercise their rights. If there are not enough of our shares available to fully satisfy all of the over-subscription privilege requests, the available shares will be distributed pro rata among rights holders who exercised their over-subscription privilege based on the number of rights exercised by them. In the event you choose to exercise the over-subscription privilege but receive a prorated amount, you will receive a refund for the subscription price of any shares you do not receive promptly after the expiration of the rights offering. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

     To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights to purchase shares of UniMark common stock you own individually and for shares of UniMark common stock you own jointly with your spouse. You only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

     When you complete the portion of the subscription certificate to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of UniMark common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     If you own your shares of UniMark common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the Subscription Agent:

o    the number of shares held on May 22, 2001, the record date, on your behalf;

o    the number of rights you exercised under your basic subscription privilege;

o that your entire basic subscription privilege held in the same capacity has been exercised in full; and

o the number of shares of UniMark common stock you subscribed for pursuant to the over-subscription privilege.

     Your nominee holder must also disclose to us certain other information received from you.

     If you exercised your over-subscription privilege and are allocated less than all of the shares of UniMark common stock for which you wished to subscribe, the excess funds you paid for shares of UniMark common stock that are not allocated to you will be returned in full by mail, without interest or deduction, as soon as practicable after the expiration date of the rights.

INTENDED PURCHASES


         M & M Nominee, which currently owns approximately 45.2% of our outstanding shares of common stock, has indicated its intention, but is under no binding obligation, to exercise its basic subscription privileges and over-subscription privileges to purchase up to 6,849,315 shares. If M & M Nominee commits to exercise those privileges, we expect that 6,849,315 shares offered in this rights offering will be subscribed for. M & M Nominee reserves the right to change its intent with respect to participation in this rights offering. We will terminate this offering in its entirety if M & M Nominee does not exercise it subscription rights to purchase at least 6,849,315 shares of our common stock.


CONDITIONS


     We are presently seeking shareholder approval to increase our authorized shares of common stock from 20,000,000 to 40,000,000 and approve this rights offering. We will terminate this offering in its entirety if shareholder approval is not obtained. Also, we will terminate this offering in its entirety if M & M Nominee does not exercise its subscription rights to purchase at least 6,849,315 shares of common stock.


RECOMMENDATION TO RIGHTS HOLDERS

     Although our Board of Directors has obtained an opinion from an independent financial advisor in establishing the exercise price of the rights and encourages participation by all of our shareholders, you should make your own decision whether to exercise your rights and, if so how many rights to exercise, after reading this prospectus and consulting with your own financial advisors and based upon your own assessment of your best interests.

EXPIRATION DATE


     The rights will expire at 5:00 p.m., New York City time, on June 25, 2001, unless we decide to extend the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.


WITHDRAWAL RIGHT

     Our Board of Directors may withdraw the rights offering in its sole discretion at any time prior to 5:00 p.m. New York City time, on the expiration date of this rights offering, for any reason (including, without limitation, a change in the market price of our common stock). If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE

     The sale price of $ .73 per share, which was determined by a Special Committee of our Board of Directors upon the advice of the independent financial advisory firm of ComStock Valuation Advisors which has issued a fairness opinion supporting the fairness of the sales price, was selected after considering a variety of factors, including the following:

o    the historic and current market price of the common stock;

o    our financial condition;

o    our history of profits and losses;

o    general conditions in the securities market;

o    our need for capital;

o    alternatives available to us for raising capital;

o    the amount of proceeds desired;

o    available financing alternatives;

o    the liquidity of our common stock; and

o    the level of risk to our investors.

     We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $ .73 per share. We urge you to obtain a current quote for our common stock before exercising your rights.

TRANSFERABILITY OF SUBSCRIPTION RIGHTS

     Both the basic subscription privileges and over-subscription privileges are non-transferable and non-assignable. Only you may exercise these subscription rights.

EXERCISE OF SUBSCRIPTION PRIVILEGES


     You may exercise your subscription privileges by delivering to the Subscription Agent prior to 5:00 p.m., New York City time, on June 25, 2001 the following:


o    A properly completed and duly executed subscription certificate;

o    Any required signature guarantees; and

o Payment in full of $ .73 per share for the shares of common stock subscribed for by exercising your basic subscription privileges and, if desired, your over-subscription privileges.

o You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

METHOD OF PAYMENT

     Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of Computershare Trust Company of New York, as Subscription Agent. Payment for basic subscription privileges and over-subscription privileges may also be effected through wire transfer as follows:


     Bank Name:    Harris Trust & Savings Bank


     ABA#:         071000288

     Account #:    2279388

     Account Name: Computershare Trust Company of New York

     Payment will be deemed to have been received by the Subscription Agent only upon:

o    clearance of any uncertified check;

o receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order;

o receipt by the Subscription Agent of any funds transferred by wire transfer; or

o receipt of funds by the Subscription Agent through an alternative payment method approved by UniMark.


     Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of June 25, 2001, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.


GUARANTEED DELIVERY PROCEDURES


     If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent prior to 5:00 p.m., New York City time, on June 25, 2001, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:



(1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege prior to 5:00 p.m., New York City time, on June 25, 2001;



(2) You send, and the Subscription Agent receives, prior to 5:00 p.m., New York City time, on June 25, 2001, a notice of guaranteed delivery, substantially in the form provided to you with your subscription certificate, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three Nasdaq National Market trading days following the date of the notice of guaranteed delivery; and


(3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three Nasdaq National Market trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (212) 701-7636. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from UniMark at the address set forth under the heading "If You Have Questions."

SIGNATURE GUARANTEE

     Signatures on the subscription certificate must be guaranteed unless either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

NOTICE TO BENEFICIAL HOLDERS

     If you are a broker, a trustee or a depositary for securities who holds shares of UniMark common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of the issuance of the rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to the Subscription Agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of UniMark common stock on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to the Subscription Agent.

BENEFICIAL OWNERS

     If you are a beneficial owner of shares of UniMark common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS

     If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

(2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised; and

(3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable limitation).

     Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

     We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

OUR DECISION BINDING ON YOU

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither UniMark nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

NO REVOCATION OF EXERCISE OF SUBSCRIPTION RIGHT

     After you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Assuming we issue all of the shares of common stock offered in the rights offering, 24,212,298 shares of common stock will be issued and outstanding. This would represent a 73.7% increase in the number of outstanding shares of common stock. If you do not exercise your basic subscription privileges, the percentage of common stock that you hold will decrease if shares are purchased by other shareholders in the rights offering.

FEES AND EXPENSES

     We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither UniMark nor the Subscription Agent will pay such expenses.

SUBSCRIPTION AGENT

     We have appointed Computershare Trust Company of New York as Subscription Agent for the rights offering. The Subscription Agent's address for packages is:

By Mail:                      Computershare Trust Company of New York
                              Wall Street Station
                              P.O. Box 1010
                              New York, NY 10268-1010

By Hand or Overnight
 Delivery:                    Computershare Trust Company of New York
                              Wall Street Plaza
                              8 Pine Street, 19th Floor
                              New York, NY 10005

Telephone:                    (212) 701-7624 or (800) 245-7630

Facsimile Transmission:       (212) 701-7636

     You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total approximately $20,000. We have also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the rights offering.

IMPORTANT NOTE


     Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to UniMark. You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to June 25, 2001. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check or money order.


IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or you need additional copies of the offering documents, you should contact UniMark as follows:

By Mail:                      The UniMark Group, Inc.
                              Attention: Chief Financial Officer
                              P.O. 229
                              Bartonville, Texas 76226-0229

By Hand or Overnight
 Delivery:                    The UniMark Group, Inc
                              Attention: Chief Financial Officer
                              124 McMakin Road
                              Bartonville, Texas 76226-8400

Telephone:                    (817) 491-2992

Facsimile:                    (817) 491-1272

                          DESCRIPTION OF CAPITAL STOCK

     The following description of UniMark's capital stock and selected provisions of its Articles of Incorporation and By-laws, as amended is a summary and is qualified in its entirety by the UniMark's Articles of Incorporation and By-laws, as amended, copies of which have been filed with the Securities and Exchange Commission.

COMMON STOCK

     Presently, the Company is authorized to issue 20,000,000 shares of common stock, $0.01 par value. We are currently seeking shareholder approval to increase our authorized shares to 40,000,000. Currently, holders of common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of shareholders. Cumulative voting of shares of common stock is prohibited. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable.

SHAREHOLDER ACTION

     Pursuant to the Company's Articles of Incorporation, as amended, with respect to any action required of or by the holders of the Company's common stock, the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

     Under the Texas Business Corporation Act, shareholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the shareholders is required to be given to those shareholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by shareholders and to reduce the corporate expense associated with annual and special meetings of shareholders. Pursuant to the rules and regulations of the Securities and Exchange Commission, if shareholder action is taken by written consent, the Company will be required to send each shareholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for UniMark's common stock is Computershare Investor Services, Chicago, Illinois.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have a minimum of 20,787,641 and a maximum of 24,212,298 shares of common stock outstanding. All of the shares sold by the Company in this offering, which could range from 6,849,315 to 10,273,972 will be freely transferable without further restriction or registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined under the Securities Act). Of these 10,273,972 shares of common stock, 6,849,315 shares are "restricted securities" under applicable securities laws. Additional shares of common stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options.

     Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least two years, would be entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (approximately between 207,876 and 242,123 shares immediately after this offering); or (ii) the average weekly trading volume reported on the OTC Bulletin Board during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Nonaffiliates who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale. As of December 31, 2000, options to acquire 133,000 shares and 25,000 shares were outstanding under the 1994 Employees Stock Option Plan and 1994 Stock Plan for Directors, respectively. In addition, at December 31, 2000, options to acquire 95,000 shares were outstanding under The UniMark Group, Inc. 1999 Stock Option Plan ("1999 Plan"). As of December 31, 2000 an additional 405,000 shares are available for future grants under the 1999 Plan. Subsequent to December 31, 2000 options for 35,000 shares were granted to certain independent directors, as required by the 1999 Plan.

     The Company can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares for sale will have on the market price of common stock. Nevertheless, sales of significant amounts of common stock could adversely affect the prevailing market price of common stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the material federal income tax considerations of the rights offering to you and UniMark. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority and administrative rulings and practice, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law, such as financial institutions, broker-dealers, life insurance companies or traders in securities that elect to mark to market. Also, this discussion does not address applicable tax consequences if you hold our common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets (generally, property held for investment) for federal income tax purposes.

     Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of UniMark's current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your UniMark stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

     This discussion is included for your general information only. You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

TAXATION OF SHAREHOLDERS

     Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

     Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

     If you allow a subscription right to expire, it will be treated as having no tax basis.

     Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

     Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right.

     Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

     Sale or Exchange of Shares Acquired Upon Exercise of Subscription Rights. If you sell or exchange shares of UniMark common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long-term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 20%.

TAXATION OF UNIMARK

     We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                              PLAN OF DISTRIBUTION

     The stock offered by UniMark is being offered through the issuance of rights directly to its shareholders of record on May 22, 2001. Certain employees, officers or directors of UniMark may solicit responses from you, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

     We intend to distribute rights and copies of this prospectus to shareholders of record on May 22, 2001, as soon as the Registration Statement, of which this prospectus is a part, becomes effective with the Securities and Exchange Commission ("SEC").

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jordaan & Riley, PLLC, Dallas, Texas. Jakes Jordaan owns beneficially 62,260 shares of Common Stock and he is currently a member of UniMark's Board of Directors, where he is serving as Chairman.

                                     EXPERTS

     The consolidated financial statements of The UniMark Group, Inc. at December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, which registers the securities that we are offering under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

     Judiciary Plaza
     450 Fifth Street, N.W.
     Washington, D.C. 20549

     Seven World Trade Center
     13th Floor
     New York, New York 10048

     Citicorp Center
     500 West Madison Street
     Suite 1400
     Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The Internet address of that site is http://www.sec.gov.

     The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to the registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

                          INDEX TO FINANCIAL STATEMENTS




                                                                              PAGE
                                                                              ----
Report of Independent Auditors .............................................   F-2

Consolidated Balance Sheets as of December 31, 1999 and 2000
   and March 31, 2001 (unaudited) ..........................................   F-3

Consolidated Statements of Operations for the Years Ended
   December 31, 1998, 1999 and 2000 and for the Unaudited Three
   Months Ended March 31, 2000 and 2001 ....................................   F-4

Consolidated Statements of Shareholders' Equity for the Years Ended
   December 31, 1998, 1999 and 2000 and for the Unaudited Three
   Months Ended March 31, 2001 .............................................   F-5

Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1998, 1999 and 2000 and for the Unaudited Three
   Months Ended March 31, 2000 and 2001 ....................................   F-6

Notes to Consolidated Financial Statements .................................   F-7

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
The UniMark Group, Inc.

     We have audited the accompanying consolidated balance sheets of The UniMark Group, Inc. (the Company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The UniMark Group, Inc. at December 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations, has negative working capital and bank debt in default. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                             ERNST & YOUNG LLP
Fort Worth, Texas
March 28, 2001

                             THE UNIMARK GROUP, INC.


                           CONSOLIDATED BALANCE SHEETS
             (In thousands, except for share and per share amounts)




                                                                                      DECEMBER 31,         MARCH 31,
                                                                                   --------------------    ---------
                                                                                     1999        2000        2001
                                                                                   --------    --------    ---------
                                                                                                          (unaudited)
                                                 ASSETS

Current assets:
  Cash and cash equivalents ....................................................   $  4,068    $  1,075     $  2,452
  Accounts receivable -- trade, net of allowance of $665 in
     1999, $1,568 in 2000 and $1,556 in 2001 ...................................      7,273       5,383        3,174
  Accounts receivable - other ..................................................        478         369          394
  Notes receivable .............................................................        762         267          272
  Inventories ..................................................................     15,521       9,928        9,185
  Income and value added taxes receivable ......................................      1,478       1,033          659
  Prepaid expenses .............................................................      1,011         343          255
                                                                                   --------    --------     --------
          Total current assets .................................................     30,591      18,398       16,391
Property, plant and equipment, net .............................................     41,387      39,344       39,587
Deferred income taxes ..........................................................      2,788          --           --
Goodwill, net ..................................................................      2,958       2,877        2,856
Due from related parties .......................................................      1,602       1,595        1,610
Notes receivable, less current portion .........................................      1,060         600          530
Other assets ...................................................................      1,966         388          314
                                                                                   --------    --------     --------
          Total assets .........................................................   $ 82,352    $ 63,202     $ 61,288
                                                                                   ========    ========     ========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings -
     Banks .....................................................................   $ 20,751    $ 11,658     $ 10,445
     Shareholders ..............................................................         --          --        1,800
  Current portion of long-term debt ............................................      1,698       5,326        5,208
  Accounts payable - trade .....................................................      3,209       4,175        3,149
  Accrued liabilities ..........................................................      4,359       6,544        6,436
  Income taxes payable .........................................................        104          --           --
  Deferred income taxes ........................................................      5,333          --           --
                                                                                   --------    --------     --------
          Total current liabilities ............................................     35,454      27,703       27,038
Long-term debt, less current portion ...........................................      6,207       5,005        4,996
Deferred income taxes ..........................................................         --       1,166        1,209
Commitments
Shareholders' equity:
  Common stock, $0.01 par value:
     Authorized shares -- 20,000,000
     Issued and outstanding shares - 13,938,326 in 1999,
        2000 and 2001 ..........................................................        139         139          139
  Additional paid-in capital ...................................................     63,766      63,766       63,766
  Accumulated deficit ..........................................................    (23,214)    (34,577)     (35,860)
                                                                                   --------    --------     --------
          Total shareholders' equity ...........................................     40,691      29,328       28,045
                                                                                   --------    --------     --------
          Total liabilities and shareholders' equity ...........................   $ 82,352    $ 63,202     $ 61,288
                                                                                   ========    ========     ========


                             See accompanying notes.

                             THE UNIMARK GROUP, INC.


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except for per share amounts)



                                                                                    YEAR ENDED            THREE MONTHS ENDED
                                                                                    DECEMBER 31,               MARCH 31,

                                                                           1998        1999       2000       2000       2001
                                                                         --------    --------    --------  --------   --------
                                                                                                               (unaudited)
Net sales ............................................................   $ 72,311    $ 66,223    $ 45,191   $14,457    $10,338
Cost of products sold ................................................     56,163      58,593      44,153    10,769      9,578
                                                                         --------    --------    --------   -------    -------
Gross profit .........................................................     16,148       7,630       1,038     3,688        760
Selling, general and administrative expenses .........................     14,390      16,797      13,368     3,008      1,322
                                                                         --------    --------    --------   -------    -------
Income (loss) from operations ........................................      1,758      (9,167)    (12,330)      680       (562)
Other income (expense):
  Interest expense ...................................................     (4,087)     (3,013)     (2,714)     (775)      (427)
  Interest income ....................................................        133         309         802       113         35
  Gain on sale of Sunfresh(R) brand and
  related assets .....................................................         --          --       3,089        --         --
  Nonrecurring gain from VAT refund ..................................         --          --       1,685        --         --
  Provision for losses on abandonment
  of leased facility .................................................         --          --      (2,490)       --         --
  Foreign currency translation loss ..................................       (112)       (946)       (452)      126       (571)
                                                                         --------    --------    --------   -------    -------
                                                                           (4,066)     (3,650)        (80)     (536)      (963)
                                                                         --------    --------    --------   -------    -------
Loss before disposal of certain
  operations and income taxes ........................................     (2,308)    (12,817)    (12,410)      144     (1,525)

Operating results of certain operations disposed of during 1999:
       Net sales .....................................................     16,095      13,658          --        --         --
       Costs and expenses ............................................    (15,973)    (13,785)         --        --         --
                                                                         --------    --------    --------   -------    -------
       Operating income (loss) .......................................        122        (127)         --        --         --
  Loss on disposal of certain operations .............................         --      (1,517)         --        --         --
                                                                         --------    --------    --------   -------    -------
                                                                              122      (1,644)         --        --         --
                                                                         --------    --------    --------   -------    -------

Loss before income taxes .............................................     (2,186)    (14,461)    (12,410)      144     (1,525)
Income tax expense (benefit) .........................................        779      (1,465)     (1,047)      129       (242)
                                                                         --------    --------    --------   -------    -------
Net loss .............................................................   $ (2,965)   $(12,996)   $(11,363)  $    15    $(1,283)
                                                                         ========    ========    ========   =======    =======

Basic and diluted net loss per share .................................   $  (0.29)   $  (0.97)   $  (0.82)  $  0.00    $ (0.09)
                                                                         ========    ========    ========   =======    =======


                             See accompanying notes.

                             THE UNIMARK GROUP, INC.


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  (In thousands, except for per share amounts)




                                                                               ADDITIONAL
                                                                   COMMON      PAID-IN      ACCUMULATED
                                                       SHARES       STOCK      CAPITAL       DEFICIT          TOTAL
                                                      ---------   ----------   ----------   -----------    ----------
 Balance at December 31, 1997 ....................    8,598,833   $       86   $   45,419    $   (7,253)   $   38,252
   Exercise of options ...........................       10,000           --           35            --            35
   Additional shares issued in acquisition
    of Deli-Bon ..................................       23,993           --           --            --            --
   Cash paid to former Simply Fresh
    shareholders pursuant to arbitration
    award ........................................           --           --       (1,005)           --        (1,005)
   Shares issued for cash in a private
    offering, net of offering expenses ...........    3,305,500           33       14,362            --        14,395

   Net loss ......................................           --           --           --        (2,965)       (2,965)
                                                     ----------   ----------   ----------    ----------    ----------
 Balance at December 31, 1998 ....................   11,938,326          119       58,811       (10,218)       48,712

   Shares issued for cash in a private
     offering, net of offering expenses ..........    2,000,000           20        4,955            --         4,975

   Net loss ......................................           --           --           --       (12,996)      (12,996)
                                                     ----------   ----------   ----------    ----------    ----------
 Balance as of December 31, 1999 .................   13,938,326          139       63,766       (23,214)       40,691

   Net loss ......................................           --           --           --       (11,363)      (11,363)
                                                     ----------   ----------   ----------    ----------    ----------
 Balance as of December 31, 2000 .................   13,938,326   $      139   $   63,766    $  (34,577)   $   29,328

 Net loss (unaudited) ............................           --           --           --        (1,283)       (1,283)
                                                     ----------   ----------   ----------    ----------    ----------
 Balance as of March 31, 2001 (unaudited) ........   13,938,326   $      139   $   63,766    $  (35,860)   $   28,045
                                                     ==========   ==========   ==========    ==========    ==========


                             See accompanying notes.

                             THE UNIMARK GROUP, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                              YEAR ENDED               THREE MONTHS ENDED
                                                                              DECEMBER 31,                  MARCH 31,
                                                                      1998        1999        2000       2000       2001
                                                                    --------    --------    --------   --------   --------
                                                                                                            (unaudited)
OPERATING ACTIVITIES
Net loss ........................................................   $ (2,965)   $(12,996)   $(11,363)  $     15   $ (1,283)
Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Gain on sale of Sunfresh(R) brand and related assets ........         --          --      (3,089)        --         --
    Loss on disposal of certain operations ......................         --       1,517          --         --         --
    Provision for bad debts .....................................         84         189       1,055         12         --
    Depreciation ................................................      3,031       2,661       2,169        652        529
    Amortization of intangible assets ...........................        590       1,132         133         43         31
    Provision for losses on abandonment of leased facility ......         --          --       1,490         --         --
    Deferred income taxes .......................................        290      (1,963)     (1,379)        28         43
    Write-down of long-term orchard costs .......................         --          --         434         --         --
    Loss on disposal or write-off of plant and equipment ........      1,840         655         711         --         --
Changes in operating working capital, excluding working
    capital components associated with the sale of the
    Sunfresh(R) brand:
       Receivables ..............................................      2,982       2,143       1,884        640      2,623
       Inventories ..............................................        532       6,799         917     (4,908)       743
       Prepaid expenses .........................................        290         304         579        220         88
       Accounts payable, accrued liabilities and income taxes ...        112      (1,006)      1,736       (144)    (1,134)
                                                                    --------    --------    --------   --------   --------
Net cash provided by (used in) operating activities .............      6,786        (565)     (4,723)    (3,498)     1,640

INVESTING ACTIVITIES
Purchases of property, plant and equipment ......................     (5,214)     (6,474)     (5,626)    (1,379)      (772)
Net proceeds from sale of the Sunfresh(R) brand and related
    assets ......................................................         --          --      13,052         --         --
Proceeds from sale of businesses and sale of plant and
    equipment ...................................................         --       3,483          --         --         --
Increase in intangible assets ...................................       (121)         --          --         --         --
Decrease in amounts due from related parties ....................         27          49           7          3        (15)
Decrease (increase) in other assets .............................       (410)        (53)        298         65         64
                                                                    --------    --------    --------   --------   --------
Net cash provided by (used in) investing activities .............     (5,718)     (2,995)      7,731     (1,311)      (723)

FINANCING ACTIVITIES
Net proceeds from the issuance of common shares .................     13,425       4,975          --         --         --
Net proceeds from short-term promissory note ....................         --          --          --         --      1,800
Net repayments of short-term and current portion of
    long-term debt ..............................................     (9,798)       (103)     (8,424)     1,092     (1,213)
Proceeds from long-term debt ....................................        240         334       4,936      3,198         --
Payments of long-term debt ......................................     (1,925)     (1,825)     (2,513)      (202)      (127)
                                                                    --------    --------    --------   --------   --------
Net cash provided by (used in) financing activities .............      1,942       3,381      (6,001)     9,138        460
                                                                    --------    --------    --------   --------   --------

Net increase (decrease) in cash and cash equivalents ............      3,010        (179)     (2,993)      (721)     1,377
Cash and cash equivalents at beginning of year ..................      1,237       4,247       4,068      4,068      1,075
                                                                    --------    --------    --------   --------   --------
Cash and cash equivalents at end of year ........................   $  4,247    $  4,068    $  1,075   $  3,347   $  2,452
                                                                    ========    ========    ========   ========   ========

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid .................................................   $  4,059    $  3,739    $  2,907   $    740   $    171
                                                                    ========    ========    ========   ========   ========
  Income taxes received .........................................   $     65    $     --    $     --   $     --   $     --
                                                                    ========    ========    ========   ========   ========


                             See accompanying notes.

                             THE UNIMARK GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

     Description of Business: The Company is a vertically integrated citrus and tropical fruit growing and processing company with substantially all of its operations in Mexico.

     The UniMark Group, Inc. ("UniMark" or the "Company") conducts substantially all of its operations through its wholly-owned operating subsidiaries: UniMark Foods, Inc. ("UniMark Foods"), UniMark International, Inc. ("UniMark International'), Industrias Citricolas de Montemorelos, S.A. de C.V. ("ICMOSA"), AgroMark, S.A. de C.V. ("AgroMark"), Flavorfresh Limited ("Flavorfresh", formerly UniMark Foods Europe Limited) and Grupo Industrial Santa Engracia, S.A. de C.V. ("GISE").

     Principles of Consolidation: The consolidated financial statements include the accounts of The UniMark Group, Inc. and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.


     Interim Financial Statements: The condensed consolidated financial statements at March 31, 2001, and for the three month period then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the entire year or any other interim period.


     Revenue Recognition: The Company recognizes revenue upon shipment of its products to customers.

     Foreign Operations: A significant portion of the Company's operations are located in Mexico and a significant portion of the Company's fruit is procured in Mexico. In addition, substantially all of the Company's Mexican employees are affiliated with labor unions. As is typical in Mexico, wages are renegotiated every year while other terms are negotiated every two years. Recently, Mexico has faced turbulent political and economic times. Should political unrest spread or political leadership or other causes vastly change economic conditions in Mexico, the Company's operations could be adversely affected.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company is vertically integrated for a portion of its raw materials. Such inventory is recorded at the lower of cost or market, which involves significant estimates. Factors such as weather, pestilence, disease or other natural disasters could affect estimated yields causing actual results to differ from those estimated.

     Cash Equivalents: The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

     Concentration of Credit Risk: The Company processes and sells niche citrus and tropical fruit products, citrus juices and oils and other specialty food ingredients to customers in the food service and retail industries in the United States, Europe and Japan. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Trade receivables generally are due within 30 days. The Company maintains an allowance for doubtful accounts, which was $0.7 million and $1.6 million as of December 31, 1999 and 2000, respectively. Historically credit losses have been within management's expectations, and with the exception of the customer account herein, have not been significant. A major U.S. customer of the Company's juice and oil segment, which in 2000 accounted for $4.4 million of consolidated sales, has experienced cash flow and liquidity problems caused by the worldwide decline in the market price of frozen concentrate orange juice. As of December 31, 2000, amounts included in accounts receivable from this major customer amounted to $1.5 million. Since January 1, 2001 the Company has subsequently received payments of approximately $0.4 million. The

Company has not shipped any additional products to this major customer in 2001 and anticipates that it will continue this policy until the outstanding amount owed is collected. At December 31, 2000, the Company has included in the consolidated bad debt allowance at December 31, 2000 a provision to reserve against any potential losses that management expects might occur from this major customer. No one customer accounted for more than 10% of the Company's net sales for the years ended December 31, 1998 or 2000 and one customer accounted for 12.3% of net sales for the year ended December 31, 1999. As a result of the Company's sale of its Sunfresh(R) brand to Del Monte on August 31, 2000 and the entering into a long-term supply agreement to supply the Sunfresh(R) brand of chilled and canned citrus products for distribution into its retail and wholesale club markets, a significant portion of the Company's foreseeable future net sales will be dependent on this customer. The Company believes that its future success depends upon the future operating results of Del Monte and in its ability to broaden its customer base. There can be no assurances that Del Monte will not reduce, delay or eliminate purchases from the Company, which could have a material adverse affect on its business, results of operations and financial condition. In addition, Del Monte could have significant leverage and could attempt to change the terms, including pricing, upon which the Company and Del Monte does business, thereby adversely affecting the Company's business, results of operations and financial condition. Sales to Del Monte for the period September 1, 2000 to December 31, 2000 amounted to $4.4 million.

Inventories: Inventories held in the United States are carried at the lower of cost or market using the first-in, first-out method. Mexican inventories are valued at the lower of cost or market using average cost.

Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:



           Buildings                                           20 years
           Pineapple orchards                                  2 years
           Machinery and equipment                             5-12.5 years
           Transportation equipment                            5-7 years
           Computer equipment                                  4-7 years
           Office equipment                                    5-10 years
           Automobiles                                         3-5 years

     The Company reviews its property, plant and equipment and other non-current assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset less disposal costs.

     The Company capitalizes costs incurred to plant and maintain orchards until they become commercially productive. The capitalized costs of the Company's pineapple orchards are depreciated over a two-year period. The Company's lemon orchards are expected to become commercially productive by 2004 at which time they will begin to be depreciated over their estimated useful lives.

     Goodwill: Goodwill relates to the acquisition of GISE in 1996. The Company periodically evaluates the recoverability of goodwill based upon the projected undiscounted cash flows of GISE's Lemon Project. Goodwill is amortized over a period of 40 years.

     Foreign Currency Translation: The functional currency of the Company and its subsidiaries is the United States dollar. Transactions in foreign currency are recorded at the prevailing exchange rate on the day of the related transaction. Assets and liabilities denominated in foreign currency are remeasured to dollars at the prevailing exchange rate as of the balance sheet date. Exchange rate differences are reflected in the current year's operations.

     The Company's consolidated results of operations are affected by changes in the valuation of the Mexican peso to the extent that ICMOSA or GISE have peso denominated net monetary assets or net monetary liabilities. In periods where the peso has been devalued in relation to the U.S. dollar, a gain will be recognized to the extent there are peso denominated net monetary liabilities while a loss will be recognized to the extent there are peso denominated net monetary assets. In periods where the peso has gained value, the converse would be recognized.

     The Company's consolidated results of operations are also subject to fluctuations in the value of the peso as they affect the translation to U.S. dollars of ICMOSA's net deferred tax assets or net deferred tax liabilities. Since these assets and liabilities are peso denominated, a falling peso results in a transaction loss to the extent there are net deferred tax assets or a transaction gain to the extent there are net deferred tax liabilities.

     Income Taxes: Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company reviews the recoverability of deferred taxes and provides valuation allowances to the extent necessary.

     Risk Factors: The Company's operations are subject to risks that could impact its financial condition and its Mexican operations. Those risks that relate to the Company's financial condition include, the dependence upon a limited number of customers, commodity price risks, the Company's ability to be profitable in future periods and the ability to obtain sufficient capital in the future to finance its working capital needs and capital expenditures. Risks associated with the Company's Mexican operations include risks associated with fluctuating foreign currencies, exchange rates and inflation, fruit growing conditions and the availability and price of fresh fruit, dependence on the Mexican labor market, volatile interest rates in Mexico, trade disputes and tariffs with the Company's trading countries and Mexican governmental laws that regulate rural land ownership. Other Company business risks include product liability and product recall, governmental and environmental regulations, seasonal business and competition. Because the Company operates in a rapidly changing business environment, new risk factors continually emerge. As a result, the Company cannot predict every risk factor, nor can the Company assess the impact of all of the risk factors on its business or to the extent to which any factor, or combination of factors, may impact our financial condition and results of operation. Additional risks and uncertainties not presently know to the Company or that the Company currently deems immaterial may also impair our business operations, and perhaps the Company's ability to continue as a going concern.

     Reclassifications: Certain prior year items have been reclassified to conform to the current year presentation in the accompanying financial statements.

     New Accounting Pronouncements: In June 1998, Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133") was issued, and was amended by FAS 137 and FAS 138 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. The Company has reviewed the impact of this statement and does not believe that its adoption will have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

NOTE 2  GOING CONCERN

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company has incurred net losses of $3.0 million, $13.0 million and $11.4 million in 1998, 1999 and 2000, respectively, and is in default of a $4.0 million loan with one of its subsidiaries Mexican banks. Although the Company has made a favorable settlement proposal to this bank, until this default is resolved, it is doubtful that the Company will be able to obtain new financing in Mexico. The Company believes that it will be able to obtain a satisfactory settlement with this Mexican bank and obtain additional financing in Mexico to meet its working capital needs, there can be no assurances that adequate financing or capital can be obtained in Mexico on acceptable terms or at all. In addition, the Company's short-term Mexican credit facility with Rabobank Nederlander expired on January 1, 2001. Rabobank Nederland has only agreed to extend the facility until

April 30, 2001. As of December 31, 2000, the Company has a working capital deficiency of $9.3 million. In addition, as discussed in Notes 9 and 15, the Company has several projects and commitments requiring substantial capital. The Company's cash requirements for 2001 and beyond will depend upon the level of sales and gross margins, expenditures for capital equipment and improvements, investments in agricultural projects, the timing of inventory purchases and necessary reductions of debt. Projected working capital requirements for 2001 are significantly greater than current levels of available financing. The Company has, in recent years, relied upon sales of its common stock to its principal shareholder and bank financing to finance its working capital and certain of its capital expenditures (see Notes 8 and 9). The Company's inability to obtain sufficient debt or equity capital for these projects and commitments and for working capital requirements could have a material adverse effect on the Company and its projects including the realization of the amounts capitalized, deferred costs and deposits related to these projects and commitments.

     In January 2001, the Board of Directors ("Board") authorized an independent committee of the Board to explore all strategic alternatives that could maximize shareholder value, including equity transactions. To raise capital with low associated transaction cost, while allowing all shareholders on the record date to maintain their relative proportional voting and economic interest, the Company and its Board is exploring a rights offering that will allow existing shareholders to purchase additional shares of the Company's common stock. In this regard, the Board has engaged an independent financial advisor to advise them as to the structure and pricing of such offering. No assurances can be given that this offering will be successful.

     The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to successfully complete a stock rights offering, resolve the default with a Mexican bank, obtain additional financing for its working capital requirements and generate sufficient cash flows to operate its business.

NOTE 3  DISPOSAL OF CERTAIN OPERATIONS

     In September 1999, the Board of Directors of the Company approved a strategic plan for its packaged fruit segment designed to maximize shareholder value by leveraging the Company's manufacturing facilities in Mexico with its Sunfresh(R) brand and distribution network in the United States. Two of the Company's subsidiaries, Les Produits Deli-Bon, Inc. ("Deli-Bon") and Simply Fresh Fruit, Inc. ("Simply Fresh") primarily sold private label fruit salads to the food service industry and non-branded fresh cut fruit. Because the Company believed that these lines of business offered less attractive growth opportunities and lower operating margins than its Sunfresh(R) brand product lines and did not further the Company's strategic objectives, the decision was reached to divest these subsidiaries.

     During October 1999, the Company completed the sale of its Canadian subsidiary, Deli-Bon, in a transaction valued at approximately $1.4 million, and sold substantially all the assets of its California based subsidiary, Simply Fresh, in a transaction valued at approximately $3.6 million. Both transactions included cash payments at closing and short and long-term secured notes. In addition, the Simply Fresh sale included the forgiveness of the remaining payments under a certain covenant-not-to-compete and the return to the Company of 68,182 shares of UniMark common stock owned by the principal buyer.

     These transactions resulted in the Company recording losses of approximately $1.5 million in 1999. The results of operations for both Deli-Bon and Simply Fresh for the two years ended December 31, 1999 have been reclassified from sales and expenses and included in the consolidated statements of operations as "Operating results of certain businesses disposed of during 1999". Additionally, the reportable segment information for packaged fruit in
Note 16 has been restated to reflect the above reclassifications.

NOTE 4  NON OPERATING TRANSACTIONS

GAIN ON SALE OF SUNFRESH(R) BRAND

     On August 31, 2000, the Company sold to Del Monte the rights to its Sunfresh(R) brand, its McAllen Texas distribution center, including certain inventory, other intellectual property and property and equipment associated with the Sunfresh(R) brand for $14.5 million in cash, subject to adjustment for inventory levels. Separately, Del Monte and UniMark entered into a long-term supply agreement under which UniMark will produce for the retail and wholesale club markets chilled and canned citrus products for Del Monte at UniMark's existing facilities in Mexico. The Company retained the rights to its food service and Japanese sales. Also, Del Monte granted UniMark a long-term license for the rights to the Sunfresh(R) brand for specific areas, including Europe, Asia, the Pacific Rim and Mexico. The Company realized a pretax gain of $3.1 million on this transaction during the quarter ended September 30, 2000. A significant portion of the net proceeds was used to repay indebtedness outstanding under the Rabobank Nederland loan agreements (as discussed in Note 8 below) and to repay the mortgage note on the distribution facility.

NONRECURRING GAIN FROM VAT REFUND

     In 1997 the Company's subsidiary, GISE, a Mexican citrus juice and oil processor, filed a refund claim with the Mexican taxing authorities claiming they were overcharged value added taxes ("VAT" - also called a IVA (Impuestos Valor Agregado) tax in Mexico) for taxes paid during the years of 1992 through 1995 associated with the production and sale of frozen orange juice concentrate. In August 2000, the Mexican taxing authorities agreed to GISE's claim and refunded these VAT taxes. As a result, the Company realized a net gain in 2000 of $1.7 million, after deducting professional fees associated with the claim.

PROVISION FOR LOSSES ON ABANDONMENT OF LEASED PROPERTY

     In December 1996, the Company entered into a deposit, operating and stock purchase agreement with the owners of Frutalamo, S.A. de C.V. ("Frutalamo") for the operation of a juice processing facility. Pursuant to the terms of the agreement, the Company paid non-refundable deposits amounting to $1.9 million, of which $1.5 million were included in other assets on the consolidated balance sheet as of December 31, 1999, for the right to purchase all the issued and outstanding shares of stock of Frutalamo from its existing shareholders. The agreement also required the Company to pay a contractual penalty of $1.0 million in the event a purchase of the shares was not exercised. This agreement expired on October 31, 1999. Subsequent to October 31, 1999, the Company and the shareholders of Frutalamo entered into a letter of intent to purchase the shares, apply the deposits previously paid as a down payment and waive the contractual penalty of $1.0 million.

     The Company and Frutalamo have been unsuccessful in finalizing a definitive agreement for the purchase of the shares. In addition, the Company has experienced a general decline in the worldwide market prices of frozen concentrate orange juice and has determined that it is not feasible at this time to increase its production capacity. As a result of not having finalized the transaction, the Company has received a notice from Frutalamo demanding the payment of the contractual penalty, rent for the use of the facility since November 1, 1999 and the vacating of the processing facility. As result of the Company's decision not to purchase the Frutalamo shares, the non-refundable deposit was written-off and the contractual penalty recorded at June 30, 2000. These charges are included in the consolidated statements of operations as "Provision for losses on abandonment of leased facility." The Company is in the process of attempting to negotiate a settlement with the Frutalamo shareholders.

NOTE 5  EARNINGS PER SHARE


     The following table sets forth the computation of basic and diluted loss per share (In thousands, except for per share amounts):



                                                                                                  THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                MARCH 31,
                                                    --------------------------------------------  --------------------
                                                             1998        1999       2000             2000       2001
                                                           --------    --------    --------        --------   --------
                                                                                                       (unaudited)
NUMERATOR
Net loss .........................................         $ (2,965)   $(12,996)   $(11,363)       $     15   $ (1,283)
                                                           ========    ========    ========        ========   ========

DENOMINATOR
Denominator for basic earnings per share -
  Weighted average shares ........................           10,131      13,462      13,938          13,938     13,938
                                                           ========    ========    ========        ========   ========

Basic and diluted net loss per share .............         $  (0.29)   $  (0.97)   $  (0.82)       $   0.00   $  (0.09)
                                                           ========    ========    ========        ========   ========



     At December 31, 1998, 1999, 2000 and March 31, 2000 and 2001 the Company had options and warrants outstanding of 2,447,000, 528,000, 238,000, 528,000 and 248,000, respectively, that were not included in their respective periods per share calculations because their effect would have been anti-dilutive.


NOTE 6  INVENTORIES


     Inventories consist of the following (In thousands):




                                                       DECEMBER 31,     MARCH 31,
                                                     ----------------- -----------
                                                      1999      2000      2001
                                                     -------   -------   -------
                                                                       (unaudited)
               Finished goods:
                  Cut fruits .....................   $ 6,750   $ 4,640   $ 3,160
                  Juice and oils .................     2,814     2,068     2,604
                                                     -------   -------   -------
                                                       9,564     6,708     5,764
               Pineapple orchards ................     1,717       399       399
               Raw materials and supplies ........     2,995     2,004     1,991
               Advances to suppliers .............     1,245       817     1,031
                                                     -------   -------   -------
                         Total ...................   $15,521   $ 9,928   $ 9,185
                                                     =======   =======   =======


NOTE 7  PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment, at cost, consists of the following (In thousands):




                                                    DECEMBER 31,       MARCH 31,
                                                --------------------  -----------
                                                  1999       2000        2001
                                                --------    --------    -------
                                                                      (unaudited)
               Land -
                            Lemon ...........   $  2,592    $  2,699    $ 2,699
                            Other ...........        890         890        890
               Orchards
                            Lemon ...........      7,962      13,136     13,729
                            Pineapple .......      1,000         566        566
                            Other ...........        265         265        366
               Buildings and improvements ...     12,549       8,378      8,378
               Machinery and equipment ......     25,101      22,628     22,707
                                                --------    --------   --------
                                                  50,359      48,562     49,335
               Accumulated depreciation .....     (8,972)     (9,218)    (9,749)
                                                --------    --------   --------
                         Total ..............   $ 41,387    $ 39,344   $ 39,586
                                                ========    ========   ========



     Depreciation expense was $3,031,000, $2,661,000 and $2,169,000 for the years ended December 31, 1998, 1999 and 2000, respectively, and $652,000 and $529,000 for the three months ended March 31, 2000 and 2001, respectively.

     At December 31, 1999 and 2000, the Company recorded charges of $1.8 million and $1.9 million to reduce the carrying value of its pineapple orchards based on current crop estimates over the next two years. These charges are reflected in cost of products sold. In addition, the Company recorded charges of $0.7 million in 1999 and 2000 to write-off certain other assets related to closed plant facilities, which are reflected in selling, general and administrative expenses. All of these charges were related to the Company's packaged fruit operations.

NOTE 8  SHORT-TERM DEBT

     The Company, prior to the sale to Del Monte of its Sunfresh(R) brand, had loan agreements with Cooperative Centrale Raiffeisen-Boerenleenbank B.A. ("Rabobank Nederland"), its primary lender, that provided short-term dollar denominated debt of up to $15.9 million at December 31, 1999 and $4.3 million at December 31, 2000. These agreements were as follows: (i) a revolving credit agreement to provide up to $8.0 million of committed funds collateralized by finished goods inventories in the U.S. and accounts receivable from U.S. customers (the "U.S. Facility") and (ii) revolving credit agreements to provide discretionary uncommitted lines up to $7.9 million collateralized by finished goods inventories in Mexico and accounts receivable from export sales by the Company's Mexican subsidiaries (the "Mexican Facilities"). In connection with the sale, the Company repaid $6.0 million of the U.S. Facility and $2.6 million of the Mexican Facilities that related to its ICMOSA subsidiary. In addition, the Rabobank Nederland loan agreements were amended as of September 1, 2000 to eliminate $8.0 million of committed funds and $3.6 million of discretionary uncommitted funds and to modify the loan agreements consolidated covenants. At December 31, 2000, $2.8 million was outstanding under the GISE portion of the Mexican Facilities. The GISE Mexican Facility matured on January 1, 2001. Rabobank Nederland has agreed to amend the Mexican Facility reducing the discretionary uncommitted line to $3.0 million and extending the due maturity date to April 30, 2001. The Company and Rabobank Nederland are currently reviewing formal documents associated with the amendment. No assurances can be given that Rabobank Nederland will continue to renew the GISE Mexican Facility beyond the April 30, 2001 scheduled maturity date. As of March 30, 2001 the outstanding amount under the GISE Mexican Facility had been reduced to $2.4 million.

     The agreement covering the GISE Mexican Facility is cross-collateralized and guaranteed by the Company and its subsidiaries and requires the Company to maintain certain consolidated financial performance levels relative to tangible net worth and maximum leverage. In addition, the agreements contain restrictions on the issuance of additional shares of stock and the payment of dividends, among other things, without prior written consent from the bank. As of December 31, 2000 the Company was in non-compliance with the consolidated tangible net worth covenant. Rabobank Nederland has informally agreed to waive the non-compliance amend the loan agreement.

     In November 1997, ICMOSA entered into a three year unsecured loan agreement with a Mexican bank for short-term dollar denominated debt of up to $6.0 million. Advances under this loan agreement are generally for a period of 60 to 90 days and are personally guaranteed by certain guarantor employees of the Company. At December 31, 1999, the Company had outstanding loan balances under this agreement of $6.0 million. In July 2000, the ICMOSA revised the loan agreement with the Mexican Bank, securing the loan with certain ICMOSA assets and reducing the maximum amount outstanding to $3.4 million.

     During 1999 ICMOSA entered into a loan agreement with a Mexican bank for short-term pre-export financing. At December 31, 1999 and 2000 the Company had outstanding loan balances under this agreement of $1.6 million and $3.5 million, respectively.

     In December 1998, GISE entered into an unsecured loan agreement with a Mexican bank for short-term dollar denominated debt in the amount of $2.5 million. This loan is personally guaranteed by certain shareholders of the Company and is scheduled to mature in 2001. As of December 31, 1999 and 2000, $2 million was outstanding under the agreement.

     The weighted-average interest rate on short-term borrowings as of December 31, 1999 and 2000 was 10.1% and 11.3%, respectively.

NOTE 9 LONG-TERM DEBT



    Long-term debt consists of the following (In thousands):



                                                                                                         DECEMBER 31,     MARCH 31,
                                                                                                       ----------------- ---------
                                                                                                        1999       2000     2001
                                                                                                       -------   -------   -------
                                                                                                                         (unaudited)

Long-term financing with FOCIR, public Trust of the Mexican Federal Government,
  payable with accreted interest in February 2009 (see below for further discussion) ................. $    --   $ 4,936   $ 4,936
Note payable to bank, collateralized by plant and equipment in Mexico; interest
  at Libor + 5% payable quarterly with annual principal payments, unpaid principal due March 2002 ....   3,999     3,999     3,999
Note payable to bank, collateralized by certain warehouse property and improvements; principal and interest at Prime payable monthly, (Paid off in 2000 in connection with the Del Monte transaction
  discussed in Note 3) ...............................................................................   1,931        --        --
Non-compete covenant obligations, discounted at 9%, payable monthly through May 2001 .................     156        41        10
Note payable to bank, collateralized by plant and equipment in Mexico; principal and interest at
  18.5% payable monthly; unpaid principal and interest due November 2004 .............................     832       717       690
Note payable to bank; collateralized by plant and equipment in Mexico; principal and interest at
  Libor + 8% payable monthly; unpaid principal and interest due December 2001 ........................     440       355       356
Other notes payable ..................................................................................     547       283       214
                                                                                                       -------   -------   -------
                                                                                                         7,905    10,331    10,205
Less current portion .................................................................................   1,698     5,326     5,209
                                                                                                       -------   -------   -------
                                                                                                       $ 6,207   $ 5,005   $ 4,996
                                                                                                       =======   =======   =======


     On February 21, 2000, the Company entered into a $5.1 million (48,000,000 Mexican pesos) nine year term financing agreement (the "FOCIR Agreement") with Fondo de Captialization e Inversion del Sector Rural ('FOCIR"), a public Trust of the Mexican Federal Government that invests in agricultural projects with long-term viability. Under the terms of the FOCIR Agreement, FOCIR will provide up to $5.1 million to fund additional Lemon Project costs, which will include land preparation, planting, equipment, irrigation systems and grove maintenance. This financing represents the purchase of an equity interest in GISE of approximately 17.6%. Amounts advanced under the FOCIR Agreement are classified outside equity due to mandatory redemption provisions. As of December 31, 2000, advances under the FOCIR Agreement were $4.9 million (47,033,971 Mexican pesos).

     The terms of the FOCIR Agreement provide for the calculation and accrual of annual accretion using one of two alternative methods. The first method determines accretion by multiplying the year's Mexican inflation index rate plus 4.2% by the FOCIR balance. The second method determines annual accretion by multiplying GISE's shareholders equity, using Mexican generally accepted accounting principles, at the end of the year by a factor of 1.036 and then multiplying by the FOCIR equity interest percent. The calculation that results in the greater amount will be the annual accretion amount. Accretion accumulates annually over the nine-year period of the FOCIR Agreement and is paid only upon expiration or early termination of the FOCIR Agreement. As of December 31, 2000, accretion accrued under the FOCIR Agreement amounted to $0.3 million. The weighted average accretion rate in 2000 was 5.1%. The FOCIR Agreement also contains, among other things, certain provisions relating to GISE's future financial performance, the establishment of an irrevocable trust guaranteeing the FOCIR loan, which includes transferring to the trust GISE common shares that represent 33.4% of GISE's outstanding shares and the governance of GISE.

     As further discussed in Note 15 below, the bank associated with the note payable in the amount of $4.0 million has filed suit against the Company's subsidiary ICMOSA and certain guarantor employees claiming ICMOSA is in default of the entire loan agreement for its failure to make timely payments and is seeking full repayment of the note. Accordingly, the Company has classified the $4.0 million in the current portion of long-term debt in the consolidated balance sheets at December 31, 2000. In addition to defending the lawsuit, the Company is currently negotiating with the bank to settle the total amount outstanding at an amount less than the total amount owed.

     Certain of the loan contracts establish restrictions and obligations with respect to the application of funds and require maintenance of insurance of the assets and timely presentation of financial information.

     All long-term debt at December 31, 2000 is U.S. dollar denominated except for $717,000 that is Mexican peso denominated.

     Based on interest rates provided by the Company's long-term debt and the floating rates provided on its short-term borrowings, with the exception of the matter discussed above and in Note 15 below, the Company believes the carrying amounts of its short and long-term debt approximate their fair value. During the year ended December 31, 2000, interest expense of $756,000 was capitalized as a portion of the Company's long-term orchard development costs.


     Maturities of long-term debt are as follows (In thousands):



               2001 ...................................   $ 5,326
               2002 ...................................        26
               2003 ...................................        28
               2004 ...................................        15
               2005 ...................................        --
               Thereafter .............................     4,936
                                                          -------
                                                          $10,331
                                                          -------


NOTE 10  RELATED PARTY TRANSACTIONS

     Effective January 1, 1995, the Company entered into a five year operating agreement with Industrias Horticolas de Montemorelos, S.A. de C.V. ("IHMSA") to operate a freezing plant located in Montemorelos, Nuevo Leon, Mexico. Pursuant to the terms of the operating agreement, the Company is obligated to pay IHMSA an operating fee sufficient to cover the interest payments on IHMSA's $3.4 million of outstanding debt. The Company is responsible for all raw material and operating costs and the sale of the finished goods produced at the IHMSA plant. Payments made pursuant to the operating agreement were $470,308, $495,924 and $424,404 during the years ended December 31, 1998, 1999 and 2000, respectively. The Vaquero family owns collectively an approximate 24% interest in IHMSA. Certain members of the Vaquero family are former officers and directors of the Company. Under the agreement, which has been extended to January 1, 2002 the Company has the option to buy the IHMSA facility for $4.5 million.

     The Company has elected to advance funds to IHMSA to retire certain of its outstanding debt since, under the terms of the operating agreement, the Company would benefit from the IHMSA debt reduction. At December 31, 2000 amounts due from IHMSA of $1,590,000 includes $1,481,000 that was a cash advance used to reduce IHMSA's outstanding debt. This amount will be applied to the purchase price when the Company purchases the facility pursuant to its purchase option, which is expected to occur during 2001.

     Effective July 1, 1995, the Company entered into a ten-year operating agreement with Empacadora de Naranjas Azteca, S.A. de C.V. ("Azteca"), to operate a processing plant in Montemorelos, Nuevo Leon, Mexico. The operating agreement provides for payments in the amount of (i) interest on existing debt of approximately $220,000 with credit institutions, (ii) asset tax and (iii) annual property tax. Prior to this time, Azteca "co-packed" chilled grapefruit sections and mango slices for the Company. The Vaquero family owns collectively an approximate 14.3% interest in Azteca. Payments made pursuant to the operating agreement were $61,000, $96,000 and $65,000 during the years ended December 31, 1998, 1999 and 2000, respectively. During the term of the operating agreement, the Company has the right of first refusal to buy the Azteca facility at its then fair market value.

     In November 1995, the Company entered into a lease agreement with Loma Bonita Partners, a Texas general partnership, for approximately 260 hectares (642 acres) of land located in Loma Bonita, Oaxaca, Mexico for the development of citrus groves. The lease commenced in December 1995 and expires after ten years. Loma Bonita Partners is 50% owned by a current employee who was formerly an officer and director of the Company. The Company believes that said lease agreement is on terms no less favorable to the Company than would be available from unrelated third parties. Rent expense on this lease was $78,000, for each of the years ended December 31, 1998, 1999 and 2000.

     The Company operates a 144-acre grapefruit grove located close to the ICMOSA plant in Montemorelos pursuant to a ten-year operating agreement that expires in 2004. Per the agreement, the Company operates the grove and purchases all the grapefruit produced at a formula price tied to purchases from unrelated third parties. The grove is owned by a partnership that consists primarily of shareholders of Azteca. The Vaquero family owns a 14.3% interest in this partnership. The Company believes that said arrangement is on terms no less favorable to the Company than would be available from unrelated third parties. Fruit purchases from the grove were $286,000, $146,000 and $175,592 for the years ended December 31, 1998, 1999 and 2000, respectively.

     During 1998, 1999 and 2000, the Company paid Jordaan & Riley, PLLC (and its predecessor Jakes Jordaan, PLLC) $310,182, $170,379 and $241,598, respectively, for legal services rendered. Mr. Jordaan, a director and, commencing in February 1998, chairman of the Company, is a member of Jordaan & Riley, PLLC. The Company believes that said arrangement is no less favorable to the Company than would be available from unrelated third parties.

     At December 31, 2000, the Company had a promissory note receivable from a certain employee who was formerly an officer and director of the Company in the amount of $131,000. This promissory note is unsecured and bears interest at the rate of 10% per annum and is due on demand.

NOTE 11  LEASES

     The Company leases buildings, various plant facilities, certain equipment and citrus groves under operating leases. The Isla plant lease is for a period of ten years, expiring in 2005. The lease for the Lawrence, Massachusetts plant facility is for an initial period of six years, expiring in 2002, and contains a purchase option exercisable during the term of the lease for the then fair market value of the property. The Company entered into a sublease agreement for the idle Lawrence plant facility commencing April 1, 1999 at an amount approximating its obligations under the lease. The Company has under lease approximately 926 acres of citrus groves in Mexico for periods of ten to fifteen years expiring in 2005 and 2010. As described in Note 9, the Company leases a 642-acre citrus grove from a related party. The related party citrus grove lease expires in 2005.

     Future minimum payments under non-cancelable operating leases with initial terms of one year or more at December 31, 2000, consist of the following (In thousands):


       Year                                AMOUNT
                                          --------
2001.............                         $    911
2002.............                              528
2003.............                              520
2004.............                              515
2005.............                              574
Thereafter.......                              325
                                          --------
                                          $  3,373
                                          --------

     Rent expense was $1,382,000, $1,543,000 and $1,376,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

NOTE 12 INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 2000 are as follows:




                                                                         DECEMBER 31,
                                                                    --------------------
                                                                      1999        2000
                                                                    --------    --------
                                                                        (In thousands)
               Deferred tax assets:
                 Net operating loss carryforwards ...............   $  8,877    $ 13,925
                 Inventories ....................................        571         220
                 Asset tax credit ...............................      1,006       1,562
                 Credit available to offset Mexican taxes .......        277         299
                 Accrued expenses ...............................        112         729
                 Bad debt reserve ...............................        282         433
                 Intangible assets ..............................        597         766
                 Other ..........................................        113         316
                                                                    --------    --------
               Total deferred tax assets ........................     11,835      18,250
               Less valuation allowance .........................     (6,591)     (9,731)
                                                                    --------    --------
               Net deferred tax assets ..........................   $  5,244    $  8,519
                                                                    ========    ========

               Deferred tax liabilities:
                 Depreciation ...................................   $  2,076    $  2,102
                 Inventories ....................................      5,306       7,215
                 Other ..........................................        407         368
                                                                    --------    --------
               Deferred tax liabilities .........................   $  7,789    $  9,685
                                                                    ========    ========


     Loss before income taxes relating to operations in the United States and Mexico is as follows:




                                           YEAR ENDED DECEMBER 31,
                                      --------------------------------
                                        1998        1999        2000
                                      --------    --------    --------
                                               (In thousands)
               United States ......   $ (2,466)   $ (7,689)   $ (2,585)
               Mexico .............        473      (6,431)     (9,838)
               Other ..............       (193)       (341)         13
                                      --------    --------    --------
                                      $ (2,186)   $(14,461)   $(12,410)
                                      ========    ========    ========


     The components of the provision for income taxes include the following:



                                                   YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                  1998      1999        2000
                                                -------    -------    -------
                                                       (In thousands)
               U.S. federal - current .......   $    --    $    --    $    --
               U.S. state - current .........        --         --         --
               U.S. deferred ................        --         --         --
                                                -------    -------    -------
                                                     --         --         --
                                                -------    -------    -------
               Foreign - current ............       160        498        113
               Foreign - deferred ...........       619     (1,963)    (1,160)
                                                -------    -------    -------
                                                    779     (1,465)    (1,047)
                                                -------    -------    -------
                                                $   779    $(1,465)   $(1,047)
                                                =======    =======    =======


The differences between the actual income tax benefit and the amount computed by applying the statutory federal tax rate to the loss before income taxes are as follows:



                                                                       YEAR ENDED DECEMBER 31,
                                                                    -----------------------------
                                                                     1998       1999       2000
                                                                    -------    -------    -------
                                                                           (In thousands)
               Benefit computed at federal statutory rate .......   $  (743)   $(4,883)   $(4,219)
               State income tax benefit, net of federal tax
                  effect at state statutory rate ................       (69)      (233)      (110)
               Permanent differences and foreign taxes ..........       782        740        431
               Other ............................................       (69)       188       (289)
               Increase in valuation reserve ....................       878      2,723      3,140
                                                                    -------    -------    -------
                                                                    $   779    $(1,465)   $(1,047)
                                                                    =======    =======    =======


     The Company has net operating loss carryforwards in the United States of $15.2 million, which begin to expire in 2011 and in Mexico of $24.3 million, which begin to expire in 2006. The Mexican subsidiaries have asset tax credits totaling $4.5 million available to offset Mexican income tax which begin to expire in 2001. One Mexican subsidiary also has a job creation credit of $0.3 million available to offset income tax in Mexico, which will begin to expire in 2006.

NOTE 13  STOCK OPTIONS

     In 1994, the Company adopted the 1994 Employee Stock Option Plan and an Outside Director Stock Option Plan (the "1994 Plans"). Under the 1994 Plans, the Company's Board of Directors were authorized to grant options to employees and consultants and to its outside directors to purchase up to 820,000 and 100,000 shares respectively, of the Company's common stock which were reserved for such purposes. The terms and vesting period for options granted under the 1994 Plans were fixed by the Board of Directors at the time of grant provided that the exercise period was not greater than 10 years from the date of grant. The exercise price for any options granted under the 1994 Plans for employees and consultants could not be less than 100% and 85% of the fair market value of the Company's common stock on the date of the grant for Incentive and Non-statutory Stock Options, as defined, respectively. The exercise price for options granted under the 1994 Plans for outside directors could not be less than 100% of the fair market value of the Company's common stock on the date of grant.

     During 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan") under which stock options could be granted to employees, outside directors and consultants to purchase common stock of the Company. The 1999 Plan, which is similar to the 1994 Plan for employees, is for a period of ten years and has reserved 500,000 shares of the Company's common stock for stock option grants. Effective with the adoption of the 1999 Plan, the Company discontinued granting options under the 1994 Plans.

     A summary of the status of all of the Company's stock options at December 31, 1998, 1999 and 2000 and the changes during the periods ended are presented in the following tables.


                                                                         1994 PLANS



                                                        EMPLOYEE STOCK             OUTSIDE DIRECTORS STOCK
                                                         OPTION PLAN                     OPTION PLAN
                                                    -------------------------     -------------------------
                                                                 WEIGHTED-                        WEIGHTED-
                                                                  AVERAGE                          AVERAGE
                                                                  EXERCISE                        EXERCISE
                                                    OPTIONS        PRICE          OPTIONS          PRICE
                                                   --------    -----------        -------    --------------
Options outstanding, January 1, 1998 ........       514,500    $      5.46         75,500    $      5.54
    Granted .................................        20,000           2.91         25,000           2.88
    Exercised ...............................       (10,000)          3.50             --             --
    Forfeited ...............................      (196,000)          4.56        (60,500)          4.35
                                                   --------                       -------

Options outstanding, December 31, 1998 ......       328,500           5.91         40,000           5.67
    Granted .................................        50,000           2.63             --
    Forfeited ...............................      (135,500)          4.63         (5,000)          7.25
                                                   --------                       -------
Options outstanding, December 31, 1999 ......       243,000           5.94         35,000           5.46
    Granted .................................            --                            --             --
    Forfeited ...............................      (110,000)          4.36        (10,000)         10.94
                                                   --------                       -------
Options outstanding, December 31, 2000 ......       133,000           7.25         25,000           3.28
                                                   ========                       =======
Exercisable at December 31,
    1998 ....................................       142,500           4.85         40,000           5.67
    1999 ....................................       189,749           5.80         35,000           5.46
    2000 ....................................       133,000           7.25         25,000           3.28


                                    1999 Plan


                                                                            WEIGHTED-
                                                                             AVERAGE
                                                                            EXERCISE
                                                                OPTIONS      PRICE
                                                                -------    ----------
    Granted ................................................    250,000    $   2.53
                                                               --------
Options outstanding, December 31, 1999 .....................    250,000        2.53
     Granted ...............................................     30,000        1.17
     Forfeited .............................................   (200,000)       2.51
                                                               --------
Options Outstanding December 31, 2000 ......................     80,000        2.05
                                                               --------

Exercisable at December 31,
     1999 .................................................      73,750        2.59
     2000 .................................................      52,500        1.96

     Options outstanding at December 31, 2000 under the 1994 Plan for employees had exercise prices of $7.25 and a remaining contractual life of 1 year. At December 31, 2000 outstanding outside director options under the 1994 Plans had exercise prices that ranged from $2.875 to $6.875 and a weighted-average remaining contractual life of 1.7 years. Under the 1994 Plans, all options granted to outside directors became exercisable immediately, whereas options granted to employees during 1998 vest ratably over four years.

     Options outstanding at December 31, 2000 under the 1999 Plan had exercisable prices that ranged from $1.00 to $2.50 and a weighted-average remaining contractual life of 3.9 years. Under the 1999 Plan, all options granted to outside directors become immediately exercisable and options granted to employees and consultants vest ratably over four years.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee and outside director stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (FASB 123), requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net loss and net loss per share, as required by FASB 123 as if the Company had accounted for its stock options under the fair value method, has been omitted as the fair value and number of outstanding options is not significant.

NOTE 14  SHAREHOLDERS' EQUITY

     Effective May 1, 1998, the Company issued an additional 23,993 common shares to the former owner of Les Produits Deli-Bon Inc. pursuant to the price protection provisions of the January 3, 1996 acquisition agreement.

     On June 29, 1998, an arbitration award was issued against the Company in its proceedings with the former shareholders of Simply Fresh Fruit, Inc. ("Simply Fresh") regarding the price protection provisions of the May 9, 1996 acquisition agreement and related issues. Pursuant to the award, on August 5, 1998 the Company paid in cash to the former Simply Fresh shareholders (i) $1,005,036 in settlement of the common stock price protection issues, (ii) $67,391 in interest on the price protection settlement amount and (iii) $110,000 in settlement of related employment contract issues.

     On July 17, 1998, the Company sold 3,305,500 newly issued shares of common stock at a purchase price of $4.5375 per share, for an aggregate purchase price of $14,998,706, to M & M Nominee L.L.C. ("M & M"). In connection with the transaction, the Company granted M & M options to acquire an additional 2,000,000 shares of common stock at a purchase price of $4.5375 per share, representation on the Company's Board of Directors and certain veto rights regarding financial and corporate matters.

     On March 29, 1999, the Company sold 2,000,000 newly issued shares of common stock at a purchase price of $2.50 per share, for an aggregate purchase price of $5,000,000 to M & M. In connection with the transaction, M & M surrendered options to acquire an additional 2,000,000 shares of common stock at a purchase price of $4.5375 per share issued to them in July 1998.

     Under the terms of its loan agreements with a bank, the Company may not declare or pay any dividends on its shares without the bank's prior written consent.

NOTE 15  COMMITMENTS AND CONTINGENCIES

     In April 1998, GISE and The Coca-Cola Export Corporation ("Coca-Cola"), an affiliate of The Coca-Cola Company, entered into a new twenty year Supply Contract (the "Lemon Project"), with a ten year renewal option, for the production of Italian lemons. Pursuant to the terms of the Supply Contract, GISE will plant and grow 3,500 hectares (approximately 8,650 acres) of Italian lemons within the next three years for sale to Coca-Cola at pre-determined prices. The Supply Contract requires Coca-Cola to provide, free of charge, up to 875,000 lemon trees, enough to plant approximately 2,800 hectares. In addition, the Supply Contract requires Coca-Cola to purchase all the production from the project. The planting program began in November 1996 and harvesting of the first crops began in late 2000 with commercial production scheduled for 2004. The status of the Lemon Project as of December 31, 2000 is as follows:


                                                     Hectares              Acres
                                                     --------              -----
Land (net) -
    Acquired                                           3,057               7,555
    Unpurchased or subcontracted                         443               1,093
Preparation and Planting -
    Prepared and planted                               2,450               6,054
    Prepared but not planted                             607               1,501

Expenditures -
    Total projected expenditures                       $18.5 million
    Incurred since inception                            15.8 million
    Projected for year 2001 and beyond                   2.7 million

     Effective January 1, 1995, the Company entered into a five year operating agreement with Industrias Horticolas de Montemorelos, S.A. de C.V. ("IHMSA") to operate a freezing plant located in Montemorelos, Nuevo Leon, Mexico. Pursuant to the terms of the operating agreement, the Company is obligated to pay IHMSA an operating fee sufficient to cover the interest payments on IHMSA's existing outstanding debt. During the term of the operating agreement, which has been extended to January 1, 2002, the Company has the option to buy the IHMSA facility for $4.5 million. Since, under the terms of the operating agreement, the Company would benefit from the reduction of IHMSA's debt, the Company elected to advance funds to IHMSA to retire certain of its outstanding debt. At December 31, 2000 amounts due from IHMSA of $1,590,000 includes $1,481,000 that was a cash advance used to reduce IHMSA's outstanding debt. This amount will be applied to the purchase price when the Company elects to purchase the facility pursuant to its purchase option, which is expected to occur during 2001.

     In June 2000, a suit was filed in the State Court, Monterrey, Nuevo Leon, Mexico against the Company's subsidiary, ICMOSA and three guarantor employees (two of which were directors of the Company), by Bancrecer, S.A., Institucion de Banca Multiple ("Bancrecer"). The suit claims, among other things, that ICMOSA failed to make a scheduled payment of $0.8 million, including interest at the default rate from the due date of September 1999, on a term note that expires in March 2002. In October 2000, an additional suit was filed by Bancrecer claiming that the remaining $3.2 million owing under the term note was also in default. ICMOSA has filed responses to these suits, along with requests for dismissal, claiming the suits contains material errors, including the official recording of the loans with the Official Bank of Mexico. The court has not ruled on ICMOSA's responses, and consequently, it cannot be determined at this time whether ICMOSA's responses will ultimately lead to dismissals of these actions. In early March 2001, ICMOSA submitted a formal settlement offer to Bancrecer to resolve their claims at amounts significantly less than the amounts owed. ICMOSA is currently waiting for a response to this offer from Bancrecer. ICMOSA and the Company believe that this litigation and settlement offer will be resolved without a material effect on the Company's consolidated financial condition, results of operations or cash flow. As a result of the suits, the $4.0 million owing to Bancrecer has been included in the current portion of long-term debt in the consolidated balance sheet at December 31, 2000.

     The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

NOTE 16  SEGMENT AND GEOGRAPHIC INFORMATION

     The Company has two reportable segments: packaged fruit and juice and oil. The Company's packaged fruit division consists of two operating units that sell hand-processed tropical and citrus fruit products directly to retail supermarkets and warehouse clubs, foodservice providers and distributors, and to industrial food and beverage processors. This division also operates the Company's pineapple and citrus orchards. The Company's juice and oil division consists of one operating unit which produces frozen concentrate orange juice and other citrus juices that it sells directly to juice bottlers. This division also extracts essential oils from citrus fruits which it sells directly to commercial users and is developing the Company's lemon orchards.

     The Company evaluates segment performance and allocates resources based on profit or loss from operations before income taxes and does not allocate corporate general and administrative expenses and amortization of intangibles to its segments. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Inter-segment sales and transfers are recorded at cost; there is no intercompany profit or loss on inter-segment sales or transfers.

     The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they process and distribute distinct products with different production processes.


                                                PACKAGED      JUICE
                                                  FRUIT       AND OIL       TOTAL
                                                ---------    ---------    ---------
YEAR ENDED DECEMBER 31, 2000
Revenues from external customers ............   $  32,562    $  12,629    $  45,191
Inter-segment revenues ......................         103           34          137
Interest expense ............................       2,087          627        2,714
Interest revenue ............................         414          388          802
Depreciation and amortization expense .......       1,603          375        1,978
Segment loss ................................      (5,695)      (1,889)      (7,584)
Segment assets ..............................      62,140       36,163       98,303
Expenditures for long-lived assets ..........         413        5,432        5,845

YEAR ENDED DECEMBER 31, 1999
Revenues from external customers ............   $  54,070    $  12,153    $  66,223
Inter-segment revenues ......................         381           --          381
Interest expense ............................       2,637          373        3,010
Interest revenue ............................         212           97          309
Depreciation and amortization expense .......       3,003          364        3,368
Impairment loss .............................         714           --          714
Segment profit (loss) .......................      (8,179)      (2,488)     (10,667)
Segment assets ..............................      78,846       31,936      110,782
Expenditures for long-lived assets ..........         996        4,959        5,955

YEAR ENDED DECEMBER 31, 1998
Revenues from external customers ............   $  50,140    $  22,171    $  72,311
Inter-segment revenues ......................         350           14          364
Interest expense ............................       2,491        1,564        4,055
Interest revenue ............................          39           94          133
Depreciation and amortization expense .......       2,540          358        2,898
Impairment loss .............................       1,840           --        1,840
Segment loss ................................      (3,156)       2,919         (237)
Segment assets ..............................      93,255       27,923      121,178
Expenditures for long-lived assets ..........       1,108        4,582        5,690

     The following are reconciliations of reportable segment revenues, profit or loss, and assets to the Company's consolidated totals.



                                                                    YEARS ENDED DECEMBER 31,
                                                               -----------------------------------
                                                                 1998         1999         2000
                                                               ---------    ---------    ---------
REVENUES
Total external revenues for reportable segments ............   $  72,311    $  66,223    $  45,191
Inter-segment revenues for reportable segments .............         364          381          137
Elimination of inter-segment revenues ......................        (364)        (381)        (137)
                                                               ---------    ---------    ---------
                 Total consolidated revenues ...............   $  72,311    $  66,223    $  45,191
                                                               =========    =========    =========

PROFIT OR LOSS
Total profit or loss for reportable segments ...............   $    (237)   $ (10,667)   $  (7,584)
Increase in intercompany profit in inventory ...............          --           --           --
Subsidiary acquisition costs recognized in
  consolidation ............................................        (283)        (283)        (282)
Unallocated corporate general and administrative
  expenses
    - General and administrative ...........................      (1,788)      (1,867)      (2,054)
      -Provision for losses on abandonment of leased
         facility ..........................................          --           --       (2,490)
                                                               ---------    ---------    ---------
Loss before disposal of certain operations and
    Income taxes ...........................................   $  (2,308)   $ (12,817)   $ (12,410)
                                                               =========    =========    =========

ASSETS
Total assets for reportable segments .......................                $ 110,782    $  98,303
Other assets ...............................................                   65,505       77,397
Elimination of intercompany profits in inventory ...........                     (548)         (48)
Elimination of intercompany receivables ....................                  (61,297)     (68,153)
Allocation of acquisition costs of subsidiaries
  recorded in consolidation ................................                  (28,958)     (35,472)
Reclassification of deferred tax assets recorded in
  consolidation ............................................                   (3,132)      (8,825)
                                                                            ---------    ---------
                      Total consolidated assets ............                $  82,352    $  63,202
                                                                            =========    =========



 OTHER SIGNIFICANT ITEMS


                                                    SEGMENT                   CONSOLIDATED
                                                     TOTALS     ADJUSTMENTS      TOTALS
                                                    -------     -----------   ------------
Year ended December 31, 2000:
    Interest expense ........................        $2,714        $   --        $2,714
    Depreciation and amortization expense ...         1,978           324         2,302
    Expenditures for long-lived assets ......         5,626            --         5,626

Year ended December 31, 1999:
    Interest expense ........................        $3,010        $    3        $3,013
    Depreciation and amortization expense ...         3,368           425         3,793
    Expenditures for long-lived assets ......         5,955            --         5,955

Year ended December 31, 1998:
    Interest expense ........................        $4,055        $   32        $4,087
    Depreciation and amortization expense ...         2,898           723         3,621
    Expenditures for long-lived assets ......         5,690           185         5,875

     The reconciling item to adjust expenditures for segment assets is the amount of acquisitions by the corporate office, which are not allocated to operating segments. The reconciling item to adjust depreciation and amortization expense relates to amortization of goodwill and depreciation of assets recorded in consolidation as well as depreciation of corporate assets. None of the other adjustments to consolidated totals are significant.

     The following geographic information attributes revenues to countries based on the location of the customers.



                                                        YEARS ENDED DECEMBER 31,
                                                -------------------------------------
                                                 1998            1999           2000
                                                -------        -------        -------
REVENUES
United States ..........................        $52,548        $48,493        $33,079
Japan ..................................          4,144          9,633          4,694
Mexico .................................          1,831          6,919          3,921
Europe .................................         13,350          1,178          3,497
Canada .................................            438             --             --
                                                -------        -------        -------
                 Consolidated total ....        $72,311        $66,223        $45,191
                                                =======        =======        =======

LONG-LIVED ASSETS
United States ..........................                       $ 5,626        $   708
Mexico .................................                        41,745         42,503
                                                               -------        -------
                 Consolidated total ....                       $47,371        $43,211
                                                               =======        =======



         The following segment information is for the three months ended March 31, 2000 and 2001 (unaudited).



                                                            PACKAGED          JUICE
                                                             FRUIT            AND OIL            TOTAL
                                                          ------------      ------------      ------------
         THREE MONTHS ENDED MARCH 31, 2001
         Revenues from external customers ...........     $      8,996      $      1,342      $     10,338
         Inter-segment revenues .....................               --                --                --
         Segment loss ...............................             (803)             (363)           (1,166)

         THREE MONTHS ENDED MARCH 31, 2000
         Revenues from external customers ...........     $     11,562      $      2,895      $     14,457
         Inter-segment revenues .....................               56                --                56
         Segment profit (loss) ......................              718              (199)              519


    The following are reconciliations of reportable segment profit or loss to the Company's consolidated totals.


                                                                        THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                     --------------------------
                                                                        2000            2001
                                                                     ----------      ----------
                                                                            (unaudited)

         Total profit (loss) for reportable segments ...........     $      519      $   (1,166)
         Amortization of subsidiary acquisition costs
           recognized in consolidation .........................            (70)            (70)
         Unallocated corporate general and administrative
           expenses ............................................           (305)           (289)
                                                                     ----------      ----------
         Income (loss) before income taxes .....................     $      144      $   (1,525)
                                                                     ==========      ==========


NOTE 17  SUBSEQUENT EVENTS

     On February 15, 2001, the Company received $1.8 million under the terms of a short-term promissory note with its largest shareholder. The note is due July 15, 2001, along with accrued interest at 12%.

     On March 14, 2001, the Company received a NASDAQ Staff Determination indicating that the Company failed to present a definitive plan which would enable it to evidence compliance satisfying all requirements for continued listing on NASDAQ's National Market System ("NMS") within a reasonable period of time and to sustain compliance with those requirements over the long term. The continued listing requirements that the Company was unable to sustain were the minimum bid of $1.00 per share for over thirty consecutive trading days and the minimum market value of public float of $5.0 million. As such, the Company's common stock was delisted from the NASDAQ's NMS effective at the opening of business on March 15, 2001. UniMark's common stock was immediately eligible to trade on the Over-the-Counter Bulletin Board under the symbol UNMG.OB.

NOTE 18  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
         (In thousands, except per share amounts)



2000                                                  First            Second           Third            Fourth
                                                     --------         --------         --------         --------
                                                                        (4)              (5)               (6)
Net sales ...................................        $ 14,457         $ 12,729         $  7,681         $ 10,324
Income (loss) from operations ...............             680           (5,121)            (177)          (7,712)
Net income (loss) ...........................              15           (4,502)             107           (7,280)
                                                                                                              15
Net income (loss) per share(3)
   basic and diluted ........................            0.00            (0.32)            0.01            (0.52)

Basic and diluted
   weighted average shares outstanding ......          13,938           13,938           13,938           13,938

1999                                                  First            Second           Third            Fourth
                                                     --------         --------         --------         --------
                                                                                         (1)               (2)
Net sales ...................................        $ 16,253         $ 19,588         $ 14,593         $ 15,789
Income (loss) from operations ...............           1,066           (4,707)          (3,412)          (2,114)
Net loss ....................................          (1,231)          (4,161)          (2,959)          (4,645)
Net loss per share(3)
   basic and diluted ........................           (0.10)           (0.30)           (0.21)           (0.36)

Basic and diluted
   weighted average shares outstanding ......          12,005           13,938           13,938           13,938



Notes to Unaudited Quarterly Results of Operations

(1) The third quarter of 1999 included losses of $1.5 million associated with the Company's divestiture of its California and Canadian subsidiaries.

(2) The fourth quarter of 1999 included write-downs of $1.8 million associated with the Company's pineapple growing operations.

(3) Income (loss) per share was computed independently for each of the periods presented; therefore, the sum of the income (loss) per share amounts for the quarters may not equal the total for the year.

(4) The second quarter of 2000 was significantly impacted by the non-cash losses associated with the write-off of a previously recorded deposit of $1.5 million and the expense accrual of $1.0 million, resulting from the Company's decision not to exercise its option to acquire a certain juice processing facility in Mexico.

(5) The third quarter of 2000 was favorably impacted by a $3.1 million gain realized from the Del Monte transaction and the value added tax refund of $1.7 million received by one of the Company's foreign subsidiaries.

(6) The fourth quarter of 2000 included write downs and provision for losses of $2.3 million associated with the Company's pineapple growing operations, inventory write-offs of $0.5 million associated with discontinued products, $0.5 million of reserves provided for notes receivable associated with the Company's 1999 sale of its Canadian subsidiary, the write-off of plant and equipment of $0.7 million and $0.7 million of bad debt reserves associated with a customer accounts receivable at one of the Company's Mexican subsidiaries.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred in connection with this Registration Statement all of which will be borne by the Company. All of such expenses are estimates, other than the Registration Fee payable to the Securities and Exchange Commission.

SEC Registration Fee ................................................   $  1,875
Accounting Fees and Expenses ........................................     20,000
Legal Fees and Expenses .............................................     60,000
Pricing and Fairness Opinion Expenses ...............................     44,000
Subscription Agent Fees .............................................     20,000
Printing and Engraving ..............................................     30,000
Transfer Agent and Broker Search Fees ...............................     15,000
Miscellaneous Expenses ..............................................      9,125
                                                                        --------
              Total Expenses ........................................   $200,000
                                                                        ========


ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 2.02-1 of the Texas Business Corporation Act permits a corporation to indemnify a person who was or is a director, officer, employee, or agent of a corporation or who serves at the corporation's request as a director, officer, partner, proprietor, trustee, employee, or agent of another corporation, partnership, trust, joint venture, or other enterprise (an "outside enterprise"), who was, is, or is threatened to be named a defendant in a legal proceeding by virtue of such person's position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person's official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation's best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgments, fines, settlements, and reasonable expenses actually incurred. Generally, an officer, director, agent or employee of an outside enterprise may not be indemnified, however, against judgments, fines, and settlements incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and may not be indemnified for expenses unless, and only to the extent that, in view of all the circumstances, the person is fairly and reasonable entitled to indemnification for such expenses. A corporation must indemnify a director, officer, employee, or agent against reasonable expenses incurred in connection with a proceeding in which the person is a party because of the person's corporate position, if the person was successful, on the merits or otherwise, in the defense of the proceeding. Under certain circumstances, a corporation may also advance expenses to such person.

     Article 2.02-1 of the Texas Business Corporation Act also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of the above persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person's status as such a person, whether or not the corporation would have the powers to indemnify the person against the liability under applicable law.

     The Company's Articles of Incorporation, as amended, provide that the Company's directors will have no personal liability to the Company or its shareholders for monetary damages for breach or alleged breach of the directors' duty of care. This provision has no effect on director liability for (i) a breach of the directors' duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith that constitute a breach of duty of a director or involving intentional misconduct or knowing violations of law, (iii) approval of any transaction from which a director derives an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. In addition, the Company's Articles of Incorporation, as amended, provide that any additional liabilities permitted to be eliminated by subsequent legislation will automatically be eliminated without further shareholder vote, unless additional shareholder approval is required by such legislation. Article VI of the Company's Bylaws also provides that the Company will indemnify its directors, officer, employees and agents to the fullest extent permitted by the Texas Business Corporation Act. The Company is generally required to indemnify its directors, officers, employees and agents against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with the Company or another entity that the person serves at the Company's request, subject to certain conditions, and to advance funds to enable them to defends against such proceedings. In addition, the Bylaws contain provisions intended to facilitate receipt of such benefits.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES


     Since July, 1998, we have sold and issued the following unregistered securities:

  (1) On July 17, 1998, we sold 3,305,500 newly issued shares of common stock at a purchase price of $4.5375 per share, for an aggregate purchase price of $14,998,706, to M & M Nominee. In connection with the transaction, we granted M & M Nominee options to acquire an additional 2,000,000 shares of common stock at a purchase price of $4.5375 per share, representation on the Company's Board of Directors and certain veto rights regarding financial and corporate matters.

  (2) On March 29, 1999, we sold 2,000,000 newly issued shares of Common Stock to M & M Nominee. In connection with the March 29, 1999 transaction,
       M & M Nominee surrendered options to acquire an additional 2,000,000 shares of common stock at a purchase price of $4.5375 per share issued to M & M Nominee in the July 17, 1998 transaction. M & M Nominee is owned 80% by Mexico Strategic Investment Fund Ltd. ("MSIF"), and 20% by Madera LLC ("Madera"). M & M Nominee's principal business is investment in securities.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on
Section 4(2) of the Securities Act and Rule 506 thereunder. In each transaction, the recipients of the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions.


 None.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS

    NUMBER
    EXHIBIT                                     DESCRIPTION

      3.1 Articles of Incorporation of The UniMark Group, Inc., as amended(1)
      3.2         Amended and Restated Bylaws of The UniMark Group, Inc.(1)
      3.3         Articles of Exchange of The UniMark Group, Inc.(1)
      4.1         Specimen Stock Certificate(1)
      4.2         Form of Subscription Certificate.(17)

      5.1         Form of Opinion of Jordaan & Riley L.L.P.(20)

     10.1         The UniMark Group, Inc. 1994 Employee Stock Option Plan(1)
     10.2         The UniMark Group, Inc. 1994 Stock Option Plan for
                  Directors(1)
     10.3 Stock Exchange Agreement between The UniMark Group, Inc. and the stockholders of Industrias Citricolas de Montemorelos, S.A. de C.V.(1)
     10.4         Citrus Grove Lease Agreement(1)
     10.5 Asset Operating Agreement between the Registrant and Industrias Horticolas de Montemorelos, S.A. de C.V.(2)
     10.6 Lease agreement among Hector Gerardo Castagne Maitret, Carlos Courturier Arellano, Mauro Alberto Salazar Rangel, Miguel Angel Salazar Rangel, Alejandrina Trevino Garcia, Gerardo Trevino Garcia, Jorge Maitret and Industrias Citricolas de Montemorelos, S.A. de C.V.(2)
     10.7 Contract of Purchase and Sale between Empacadora Tropifrescos, Sociedad Anonima de Capital Variable and Industrias Citricolas de Montemorelos, S.A. de C.V.(2)
     10.8 Lease Agreement between Industrias Citricolas de Montemorelos, S.A. de C.V. and Valpak, S.A. de C.V. dated July 1, 1995(3)
     10.9 Asset Operating Agreement between Industrial Citricolas de Montemorelos, S.A. de C.V. and Empacadora de Naranjas Azteca, S.A. de C.V. dated July 1, 1995(3)
     10.10 Contract for Operation, Administration, and Purchase and Sale of Fruit between Industrial Citricolas de Montemorelos, S.A. de C.V. and Mr. Jorge Croda Manica ("Las Tunas") dated July 1, 1995(3)
     10.11 Lease Contract between Industrial Citricolas de Montemorelos, S.A. de C.V. and Mr. Mauro Alberto Salazar Rangel and Mr. Miguel Angel Salazar Rangel ("Huerta Loma Bonita") dated 1995(3)
     10.12 Unilateral Recognition of Indebtedness and Granting of Revolving Collateral between Industrial Citricolas de Montemorelos, S.A. de C.V. and Rabobank Curacao N.V. dated September 20, 1995(3)
     10.13 Amended and Restated Stock Purchase Agreement among The UniMark Group, Inc., 9029-4315 Quebec Inc., Michel Baribeau and Gestion Michel Baribeau Inc. dated January 3, 1996(4)
     10.14 Lease Agreement between Loma Bonita Partners and UniMark Foods, Inc. dated November 28, 1995(3)
     10.15 Lease Agreement between The UniMark Group, Inc. and Grosnez Partners dated January 1, 1996(3)
     10.16 Rural Property Sublease Agreement between Industrial Citricolas de Montemorelos, S.A. de C.V. and Lorenzo Uruiza Lopez dated October 23, 1995(3)
     10.17 Purchase Agreement between Industrial Citricolas de Montemorelos, S.A. de C.V. and Jose Enrique Alfonso Perez Rodriquez dated October 23, 1995(3)

     10.18 Stock Purchase Agreement between The UniMark Group, Inc. and the stockholders of Grupo Industrial Santa Engracia dated April 30, 1996(6)
     10.19 Stock Purchase Agreement between The UniMark Group, Inc., UniMark Foods, Inc., Sam Perricone Children's Trust 1972, Sam Perricone and Mark Strongin dated May 9, 1996(6)
     10.20 Employment Agreement by and between Grupo Industrial Santa Engracia, S.A. de C.V. and Ing Jose Ma. Martinez Brohez dated as of May 9, 1996(7)
     10.21 Lease Agreement by and among Ralphs Grocery Company, Simply Fresh Fruit, Inc. and Davalon Sales, Inc. dated as of March 1, 1994(7)
     10.22 Revolving Credit Agreement by and among UniMark Foods, Inc., The UniMark Group, Inc., UniMark International, Inc., Simply Fresh Fruit, Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. dated February 12, 1997.(9)
     10.23 Supply Contract between The Coca-Cola Export Corporation and Grupo Industrial Santa Engracia, S.A. de C.V. dated October 7, 1996.(9)
     10.24 Loan Agreement made between Industrias Citricolas de Montemorelos, S.A. de C.V., Grupo Industrial Santa Engracia, S.A. de C.V., Agromark, S.A. de C.V., as borrowers; The UniMark Group, Inc., as guarantor, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", as lender, dated May 29, 1997.(10)
     10.25 Revolving Loan Agreement with Security Interest by and between Industrias Citricolas de Montemorelos, S.A. de C.V., as borrower, Grupo Industrial Santa Engracia, S.A. de C.V. "Gise", Agromark, S.A. de C.V. "Agromark", and Cooperatieve Centrale Raiffeisen-Boerenleenbank B."Rabobank Nederland" New York Branch dated April 10, 1997.(10)
     10.26 Revolving Loan Agreement with Security Interest by and between Grupo Industrial Santa Engracia, S.A. de C.V. "Gise", as borrower, Industrias Citricolas de Montemorelos, S.A. de C.V. "Icmosa", Agromark, S.A. de C.V. "Agromark", and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland" New York Branch dated April 10, 1997.(10)
     10.27 First Amendment to Revolving Credit Agreement by and among UniMark Foods, Inc., the borrower, and The UniMark Group, Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch dated October 7, 1997.(10)
     10.28 Second Amendment to Revolving Credit Agreement by and among UniMark Foods, Inc., the borrower, and The UniMark Group, Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch dated November 12, 1997.(10)
     10.29 Third Amendment to Revolving Credit Agreement by and among UniMark Foods, Inc., the borrower, and The UniMark Group, Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch dated May 22, 1998.(14)
     10.30 Fourth Amendment to Revolving Credit Agreement by and among UniMark Foods, Inc., the borrower, and The UniMark Group, Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch dated December 31, 1998.(14)
     10.31 Letter given by Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch to UniMark Foods, Inc., the borrower, and The UniMark Group, Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Industrias Citricolas de Montemorelos, S.A. de C.V., Grupo Industrial Santa Engracia, S.A. de C.V., and Agromark, S.A. de C.V. regarding the renewal of financing.(14)
     10.32        Articles of Association of Gisalamo, S.A. de C.V.(11)
     10.33 Deposit, Operation, Exploitation and Stock Purchase Option Agreement by and among The UniMark Group, Inc. and Mr. Francisco Domenech Tarrago and Mr. Francisco Domenech Perusquia dated December 17, 1996(11)
     10.34        Gratuitous Loan Agreement by and among Gisalamo, S.A. de C.V.
                  and Frutalamo, S.A. de C.V. dated December 17, 1996(11)
     10.35        Non-Competition Agreement by and among The UniMark Group, Inc.
                  and Jorn Budde dated February 18, 1998(12)
     10.36 Supply Agreement between the Coca-Cola Export Corporation and Grupo Industrial Santa Engracia, S.A. de C.V. dated April 2, 1998(13)
     10.37 Fifth Amendment to Revolving Credit Agreement by and among UniMark Foods, Inc., the borrower, and The UniMark Group, Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperative Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch dated May 17, 1999(14)

     10.38        The UniMark Group, Inc. 1999 Stock Option Plan(14)
     10.39 Employment Agreement by and among The UniMark Group, Inc. and Charles Horne dated as of March 31, 1999(14)
     10.40 Employment Agreement by and among The UniMark Group, Inc. and Roman Shumny dated as of November 20, 1998(14)
     10.41 Sixth Amendment to Revolving Credit Agreement by and among UniMark Foods, Inc., the borrower, and The UniMark Group, Inc. UniMark International, Inc. Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch dated January 3, 2000(15)
     10.42 Seventh Amendment to Revolving Credit Agreement by and among UniMark Foods, Inc., the borrower, and The UniMark Group, Inc. UniMark International, Inc. Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch dated March 1, 2000(15)
     10.43 Standby Funding Commitment by and among The UniMark Group, Inc. and M & M Nominee, L.L.P. dated April 17, 2000(15)
     10.44 Stock Purchase Agreement dated as of October 11, 1999, by and among The UniMark Group, Inc. and Francois Gravil - Guy Picard in trust for a company to be owned and operated by Francois Gravil and Guy Picard, for all the issued and outstanding capital stock of Les Produits Deli-Bon Inc. (included in
                  Exhibit 99.2)(16)
     10.45 Asset Purchase Agreement dated October 18, 1999 by and among SFFI Company, Inc., Sam Perricone, as guarantor, Sam Perricone Children's Trust - 1972, The UniMark Group, Inc. and Simply Fresh Fruit, Inc. (included in Exhibit 99.2)(17)
     10.46 Asset Purchase Agreement dated as of August 25, 2000 by and among Del Monte Corporation, UniMark Foods, Inc. and The UniMark Group, Inc. (included in Exhibit 99.1)(18)

     10.47 Promissory Note for $1,800,000 by and among The UniMark Group, Inc. and M & M Nominee, L.L.P., 12%, due July 31, 2001(20)


     10.48 Fifth Amendment to the Revolving Loan Agreement with Security Interest by and Among Group Industrial Santa Engracia, S.A. de C.V. as Borrower, Industrias Citricolas de Montemorelos, S.A. de C.V. and AgroMark S.A. de C.V., as Guarantors, The UniMark Group, Inc., as Guarantor and Pledgor, Mr. Rafael Vaquero Bazan and Mr. Jose Maria Brohez, as Pledgors, and Cooperative Centrale-Raiffeissen Boerenleenbank B.A., as lender, dated as of September 1, 2000*
     10.49 Sixth Amendment to the Revolving Loan Agreement with Security Interest by and Among Grupo Industrial Santa Engracia, S.A. de C.V. as Borrower, Industrias Citricolas de Montemorelos, S.A. de C.V. and AgroMark S.A. de C.V., as Guarantors, The UniMark Group, Inc., as Guarantor and Pledgor, Mr. Rafael Vaquero Bazan and Mr. Jose Maria Brohez, as Pledgors, and Cooperative Centrale-Raiffeissen Boerenleenbank B.A., as lender, dated as of January 1, 2001*

     21           Subsidiaries of the Registrant(11)(19)
     23.1         Consent of Jordaan & Riley (included in Exhibit 5.1)

     23.2         Consent of Ernst & Young LLP*
     99.1         Form of Subscription Certificate(20)
     99.2         Form of Instructions for Use of The UniMark Group, Inc.
                  Subscription Certificates(20)
     99.3         Form of Notice of Guaranteed Delivery(20)
     99.4         Form of Letter to Shareholders(20)
     99.5         Form of Letter to Brokers(20)
     99.6         Form of Letter to Clients of Nominee Holders(20)
     99.7         Form of Beneficial Owner Election Form(20)
     99.8         Form of Nominee Holder Certification(20)
     99.9         Form of Subscription Agent Agreement(20)
     99.10        Form of Fairness Opinion of ComStock Valuation Advisors(20)

----------
(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2, as amended, SEC Registration No. 33-78352-D.

(2) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

(3) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995.

(4) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated January 16, 1995.

(5) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

(6) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated May 10, 1996.

(7) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended, SEC Registration No. 333-3539.

(8) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

(9) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(10) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

(11) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(12) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated February 18, 1998.

(13) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

(14) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999.

(15) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(16) Previously filed as an Exhibit to the Registrant's Current Reports on Form 8-K dated October 26, 1999.

(17) Previously filed as an Exhibit to the Registrant's Current Reports on Form 8-K dated November 18, 1999.

(18) Previously filed as an Exhibit to the Registrant's Current Reports on Form 8-K dated September 18, 2000.

(19) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2000.


(20) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 SEC Registration No. 333-60130 dated May 3, 2001.


 * Filed herewith.

(b)  FINANCIAL STATEMENT SCHEDULES

None.

ITEM 17.      UNDERTAKINGS

(a)    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to supplement in the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bartonville, State of Texas, May 18, 2001.


                                      The UniMark Group, Inc.
                                           (Registrant)

                                  By: /s/ Emilio Castillo Olea
                                     -------------------------------------
                                          Emilio Castillo Olea
                                     President and Chief Executive Officer



       SIGNATURE                                     TITLE                         DATE
       ---------                                     -----                         ----
/s/ Emilio Castillo Olea           President, Chief Executive Officer and       May 18, 2001
-------------------------          Director (Principal Executive Officer)
Emilio Castillo Olea

/s/ David E. Ziegler               Chief Financial Officer and Director         May 18, 2001
-------------------------          (Principal Accounting Officer)
David E. Ziegler

/s/         *                      Director, Chairman                           May 18, 2001
-------------------------
Jakes Jordaan

/s/         *                      Director                                     May 18, 2001
-------------------------
Federico Chavez Peon

/s/         *                      Director                                     May 18, 2001
-------------------------
Luis A. Chico Pardo

/s/         *                      Director                                     May 18, 2001
-------------------------
Arturo Herrera Barre

/s/         *                      Director                                     May 18, 2001
-------------------------
Jerry W. Johnson


* /s/ David E. Ziegler
 ------------------------
 David E. Ziegler
 Attorney-In-Fact

                                 EXHIBIT INDEX



    EXHIBIT
    NUMBER                            DESCRIPTION
    ------                            -----------
      3.1         Articles of Incorporation of The UniMark Group, Inc., as
                  amended(1)
      3.2         Amended and Restated Bylaws of The UniMark Group, Inc.(1)
      3.3         Articles of Exchange of The UniMark Group, Inc.(1)
      4.1         Specimen Stock Certificate(1)
      4.2         Form of Subscription Certificate. (17)
      5.1         Form of Opinion of Jordaan & Riley L.L.P.(20)
     10.1         The UniMark Group, Inc. 1994 Employee Stock Option Plan(1)
     10.2         The UniMark Group, Inc. 1994 Stock Option Plan for
                  Directors(1)
     10.3         Stock Exchange Agreement between The UniMark Group, Inc. and the stockholders of Industrias Citricolas de Montemorelos,
                  S.A. de C.V.(1)
     10.4         Citrus Grove Lease Agreement(1)
     10.5         Asset Operating Agreement between the Registrant and
                  Industrias Horticolas de Montemorelos, S.A. de C.V.(2)
     10.6         Lease agreement among Hector Gerardo Castagne Maitret, Carlos
                  Courturier Arellano, Mauro Alberto Salazar Rangel, Miguel
                  Angel Salazar Rangel, Alejandrina Trevino Garcia, Gerardo
                  Trevino Garcia, Jorge Maitret and Industrias Citricolas de
                  Montemorelos, S.A. de C.V.(2)
     10.7         Contract of Purchase and Sale between Empacadora Tropifrescos,
                  Sociedad Anonima de Capital Variable and Industrias Citricolas
                  de Montemorelos, S.A. de C.V.(2)
     10.8         Lease Agreement between Industrias Citricolas de Montemorelos,
                  S.A. de C.V. and Valpak, S.A. de C.V. dated July 1, 1995(3)
     10.9         Asset Operating Agreement between Industrial Citricolas de
                  Montemorelos, S.A. de C.V. and Empacadora de Naranjas Azteca,
                  S.A. de C.V. dated July 1, 1995(3)
     10.10        Contract for Operation, Administration, and Purchase and Sale
                  of Fruit between Industrial Citricolas de Montemorelos, S.A.
                  de C.V. and Mr. Jorge Croda Manica ("Las Tunas") dated July 1,
                  1995(3)
     10.11        Lease Contract between Industrial Citricolas de Montemorelos,
                  S.A. de C.V. and Mr. Mauro Alberto Salazar Rangel and Mr.
                  Miguel Angel Salazar Rangel ("Huerta Loma Bonita") dated
                  1995(3)
     10.12        Unilateral Recognition of Indebtedness and Granting of
                  Revolving Collateral between Industrial Citricolas de
                  Montemorelos, S.A. de C.V. and Rabobank Curacao N.V. dated
                  September 20, 1995(3)
     10.13        Amended and Restated Stock Purchase Agreement among The
                  UniMark Group, Inc., 9029-4315 Quebec Inc., Michel Baribeau
                  and Gestion Michel Baribeau Inc. dated January 3, 1996(4)
     10.14        Lease Agreement between Loma Bonita Partners and UniMark
                  Foods, Inc. dated November 28, 1995(3)
     10.15        Lease Agreement between The UniMark Group, Inc. and Grosnez
                  Partners dated January 1, 1996(3)
     10.16        Rural Property Sublease Agreement between Industrial
                  Citricolas de Montemorelos, S.A. de C.V. and Lorenzo Uruiza
                  Lopez dated October 23, 1995(3)
     10.17        Purchase Agreement between Industrial Citricolas de
                  Montemorelos, S.A. de C.V. and Jose Enrique Alfonso Perez
                  Rodriquez dated October 23, 1995(3)
     10.18        Stock Purchase Agreement between The UniMark Group, Inc. and the stockholders of Grupo Industrial Santa Engracia dated
                  April 30, 1996(6)
     10.19        Stock Purchase Agreement between The UniMark Group, Inc.,
                  UniMark Foods, Inc., Sam Perricone Children's Trust 1972, Sam
                  Perricone and Mark Strongin dated May 9, 1996(6)
     10.20        Employment Agreement by and between Grupo Industrial Santa
                  Engracia, S.A. de C.V. and Ing Jose Ma. Martinez Brohez dated as of May 9, 1996(7)
     10.21        Lease Agreement by and among Ralphs Grocery Company, Simply
                  Fresh Fruit, Inc. and Davalon Sales, Inc. dated as of March 1,
                  1994(7)
     10.22        Revolving Credit Agreement by and among UniMark Foods, Inc.,
                  The UniMark Group, Inc., UniMark International, Inc., Simply
                  Fresh Fruit, Inc. and Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A. dated February 12, 1997.(9)
     10.23        Supply Contract between The Coca-Cola Export Corporation and
                  Grupo Industrial Santa Engracia, S.A. de C.V. dated October 7,
                  1996.(9)


     10.24        Loan Agreement made between Industrias Citricolas de
                  Montemorelos, S.A. de C.V., Grupo Industrial Santa Engracia,
                  S.A. de C.V., Agromark, S.A. de C.V., as borrowers; The
                  UniMark Group, Inc., as guarantor, and Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", as lender, dated May 29, 1997.(10)
     10.25        Revolving Loan Agreement with Security Interest by and between
                  Industrias Citricolas de Montemorelos, S.A. de C.V., as borrower, Grupo Industrial Santa Engracia, S.A. de C.V.
                  "Gise", Agromark, S.A. de C.V. "Agromark", and Cooperatieve
                  Centrale Raiffeisen-Boerenleenbank B."Rabobank Nederland" New
                  York Branch dated April 10, 1997.(10)
     10.26        Revolving Loan Agreement with Security Interest by and between
                  Grupo Industrial Santa Engracia, S.A. de C.V. "Gise", as borrower, Industrias Citricolas de Montemorelos, S.A. de C.V.
                  "Icmosa", Agromark, S.A. de C.V. "Agromark", and Cooperatieve
                  Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland"
                  New York Branch dated April 10, 1997.(10)
     10.27        First Amendment to Revolving Credit Agreement by and among
                  UniMark Foods, Inc., the borrower, and The UniMark Group,
                  Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York
                  Branch dated October 7, 1997.(10)
     10.28        Second Amendment to Revolving Credit Agreement by and among
                  UniMark Foods, Inc., the borrower, and The UniMark Group,
                  Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York
                  Branch dated November 12, 1997.(10)
     10.29        Third Amendment to Revolving Credit Agreement by and among
                  UniMark Foods, Inc., the borrower, and The UniMark Group,
                  Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York
                  Branch dated May 22, 1998.(14)
     10.30        Fourth Amendment to Revolving Credit Agreement by and among
                  UniMark Foods, Inc., the borrower, and The UniMark Group,
                  Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York
                  Branch dated December 31, 1998.(14)
     10.31        Letter given by Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York
                  Branch to UniMark Foods, Inc., the borrower, and The UniMark
                  Group, Inc., UniMark International, Inc., Simply Fresh Fruit,
                  Inc., the guarantors, and Industrias Citricolas de
                  Montemorelos, S.A. de C.V., Grupo Industrial Santa Engracia,
                  S.A. de C.V., and Agromark, S.A. de C.V. regarding the renewal of financing.(14)
     10.32        Articles of Association of Gisalamo, S.A. de C.V.(11)
     10.33        Deposit, Operation, Exploitation and Stock Purchase Option
                  Agreement by and among The UniMark Group, Inc. and Mr.
                  Francisco Domenech Tarrago and Mr. Francisco Domenech
                  Perusquia dated December 17, 1996(11)
     10.34        Gratuitous Loan Agreement by and among Gisalamo, S.A. de C.V.
                  and Frutalamo, S.A. de C.V. dated December 17, 1996(11)
     10.35        Non-Competition Agreement by and among The UniMark Group, Inc.
                  and Jorn Budde dated February 18, 1998(12)
     10.36        Supply Agreement between the Coca-Cola Export Corporation and
                  Grupo Industrial Santa Engracia, S.A. de C.V. dated April 2,
                  1998(13)
     10.37        Fifth Amendment to Revolving Credit Agreement by and among
                  UniMark Foods, Inc., the borrower, and The UniMark Group,
                  Inc., UniMark International, Inc., Simply Fresh Fruit, Inc., the guarantors, and Cooperative Centrale
                  Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York
                  Branch dated May 17, 1999(14)
     10.38        The UniMark Group, Inc. 1999 Stock Option Plan(14)
     10.39        Employment Agreement by and among The UniMark Group, Inc. and
                  Charles Horne dated as of March 31, 1999(14)
     10.40        Employment Agreement by and among The UniMark Group, Inc. and
                  Roman Shumny dated as of November 20, 1998(14)
     10.41        Sixth Amendment to Revolving Credit Agreement by and among
                  UniMark Foods, Inc., the borrower, and The UniMark Group, Inc.
                  UniMark International, Inc. Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York
                  Branch dated January 3, 2000(15)
     10.42        Seventh Amendment to Revolving Credit Agreement by and among
                  UniMark Foods, Inc., the borrower, and The UniMark Group, Inc.
                  UniMark International, Inc. Simply Fresh Fruit, Inc., the guarantors, and Cooperatieve Centrale
                  Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York
                  Branch dated March 1, 2000(15)

     10.43        Standby Funding Commitment by and among The UniMark Group,
                  Inc. and M & M Nominee, L.L.P. dated April 17, 2000(15)
     10.44 Stock Purchase Agreement dated as of October 11, 1999, by and among The UniMark Group, Inc. and Francois Gravil - Guy Picard in trust for a company to be owned and operated by Francois
                  Gravil and Guy Picard, for all the issued and outstanding capital stock of Les Produits Deli-Bon Inc. (included in
                  Exhibit 99.2)(16)
     10.45        Asset Purchase Agreement dated October 18, 1999 by and among
                  SFFI Company, Inc., Sam Perricone, as guarantor, Sam Perricone
                  Children's Trust - 1972, The UniMark Group, Inc. and Simply
                  Fresh Fruit, Inc. (included in Exhibit 99.2)(17)
     10.46 Asset Purchase Agreement dated as of August 25, 2000 by and among Del Monte Corporation, UniMark Foods, Inc. and The
                  UniMark Group, Inc. (included in Exhibit 99.1)(18)

     10.47        Promissory Note for $1,800,000 by and among The UniMark Group,
                  Inc. and M & M Nominee, L.L.P., 12%, due July 31, 2001(20)


     10.48        Fifth Amendment to the Revolving Loan Agreement with Security
                  Interest by and Among Group Industrial Santa Engracia, S.A. de
                  C.V. as Borrower, Industrias Citricolas de Montemorelos, S.A.
                  de C.V. and AgroMark S.A. de C.V., as Guarantors, The UniMark
                  Group, Inc., as Guarantor and Pledgor, Mr. Rafael Vaquero
                  Bazan and Mr. Jose Maria Brohez, as Pledgors, and Cooperative
                  Centrale-Raiffeissen Boerenleenbank B.A., as lender, dated as of September 1, 2000*
     10.49        Sixth Amendment to the Revolving Loan Agreement with Security
                  Interest by and Among Grupo Industrial Santa Engracia, S.A. de
                  C.V. as Borrower, Industrias Citricolas de Montemorelos, S.A.
                  de C.V. and AgroMark S.A. de C.V., as Guarantors, The UniMark
                  Group, Inc., as Guarantor and Pledgor, Mr. Rafael Vaquero
                  Bazan and Mr. Jose Maria Brohez, as Pledgors, and Cooperative
                  Centrale-Raiffeissen Boerenleenbank B.A., as lender, dated as of January 1, 2001*

     21           Subsidiaries of the Registrant(11)(19)
     23.1         Consent of Jordaan & Riley (included in Exhibit 5.1)

     23.2         Consent of Ernst & Young LLP*
     99.1         Form of Subscription Certificate(20)
     99.2         Form of Instructions for Use of The UniMark Group, Inc.
                  Subscription Certificates(20)
     99.3         Form of Notice of Guaranteed Delivery(20)
     99.4         Form of Letter to Shareholders(20)
     99.5         Form of Letter to Brokers(20)
     99.6         Form of Letter to Clients of Nominee Holders(20)
     99.7         Form of Beneficial Owner Election Form(20)
     99.8         Form of Nominee Holder Certification(20)
     99.9         Form of Subscription Agent Agreement(20)
     99.10        Form of Fairness Opinion of ComStock Valuation Advisors(20)

----------
(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2, as amended, SEC Registration No. 33-78352-D.

(2) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

(3) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995.

(4) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated January 16, 1995.

(5) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

(6) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated May 10, 1996.

(7) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended, SEC Registration No. 333-3539.

(8) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

(9) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(10) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

(11) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(12) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated February 18, 1998.

(13) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

(14) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999.

(15) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(16) Previously filed as an Exhibit to the Registrant's Current Reports on Form 8-K dated October 26, 1999.

(17) Previously filed as an Exhibit to the Registrant's Current Reports on Form 8-K dated November 18, 1999.

(18) Previously filed as an Exhibit to the Registrant's Current Reports on Form 8-K dated September 18, 2000.

(19) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2000.


(20) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 SEC Registration No. 333-60130 dated May 3, 2001.


    * Filed herewith